Exhibit 99.1

Item 6.	Selected Financial Data

The selected consolidated financial data presented below as of and for the year ended March 31, 2009; the periods May 16, 2007 through March 31, 2008 and April 1, 2007 through May 15, 2007; the three months ended March 31, 2007 and as of and for the years ended December 31, 2006, 2005 and 2004 were derived from the audited consolidated financial statements of Novelis Inc. The selected consolidated financial data should be read in conjunction with our consolidated financial statements for the respective periods and the related notes included elsewhere in this Form 10-K.

As of May 15, 2007, all of our common shares were indirectly held by Hindalco; thus, earnings per share data is not reported (in millions, except per share amounts).

		May 16,	April 1,	Three
		2007	2007	Months
	Year Ended	Through	Through	Ended
	March 31,	March 31,	May 15,	March 31,	Year Ended December 31,
	2009	2008(A)	2007(A)	2007(B)	2006	2005(C)	2004(D)
	Successor	Successor	Predecessor	Predecessor	Predecessor	Predecessor	Predecessor
Net sales	$10,177	$9,965	$1,281	$2,630	$9,849	$8,363	$7,755
Net income (loss) attributable to our common shareholder(E)	$(1,910)	$(20)	$(97)	$(64)	$(275)	$90	$55
Dividends per common share	$—	$—	$—	$—	$0.20	$0.36	$—

	March 31,	March 31,	March 31,	December 31,
	2009	2008	2007	2006	2005(C)	2004(D)
	Successor	Successor	Predecessor	Predecessor	Predecessor	Predecessor
Total assets(A)	$7,567	$10,737	$5,970	$5,792	$5,476	$5,954
Long-term debt (including current portion)	$2,559	$2,575	$2,300	$2,302	$2,603	$2,737
Short-term borrowings	$264	$115	$245	$133	$27	$541
Cash and cash equivalents	$248	$326	$128	$73	$100	$31
Total equity	$1,509	$3,672	$327	$353	$592	$695

(A)	On May 15, 2007, the Company was acquired by Hindalco through its indirect wholly-owned subsidiary. The acquisition was recorded in accordance with Staff Accounting Bulletin No. 103, Push Down Basis of Accounting Required in Certain Limited Circumstances (SAB 103). In the accompanying consolidated balance sheets, the consideration and related costs paid by Hindalco in connection with the acquisition have been “pushed down” to us and have been allocated to the assets acquired and liabilities assumed in accordance with Financial Accounting Standards Board (FASB) Statement No. 141, Business Combinations (FASB 141). Due to the impact of push down accounting, the Company’s consolidated financial statements and certain note presentations for the year ended March 31, 2008 are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented: (1) the period up to, and including, the acquisition date (April 1, 2007 through May 15, 2007, labeled “Predecessor”) and (2) the period after that date (May 16, 2007 through March 31, 2008, labeled “Successor”). The accompanying consolidated financial statements include a black line division which indicates that the Predecessor and Successor reporting entities shown are not comparable.

The consideration paid by Hindalco to acquire Novelis has been pushed down to us and allocated to the assets acquired and liabilities assumed based on our estimates of fair value, using methodologies and assumptions that we believe are reasonable. This allocation of fair value results in additional charges or income to our post-acquisition consolidated statements of operations.

(B)	On June 26, 2007, our board of directors approved the change of our fiscal year end to March 31 from December 31. On June 28, 2007, we filed a Transition Report on Form 10-Q for the three month period ended March 31, 2007 with the United States Securities and Exchange Commission (SEC) pursuant to Rule 13a-10 under the Securities Exchange Act of 1934 for transition period reporting.

(C)	The consolidated financial statements for the year ended December 31, 2005 include the results for the period from January 1 to January 5, 2005 prior to our spin-off from Alcan, in addition to the results for the period from January 6 to December 31, 2005. The combined financial results for the period from January 1 to January 5, 2005 present our operations on a carve-out accounting basis. The consolidated balance sheet as of December 31, 2005 (and subsequent periods) and the consolidated results for the period from January 6 (the date of the spin-off from Alcan) to December 31, 2005 (and subsequent periods) present our financial position, results of operations and cash flows as a stand-alone entity.

All income earned and cash flows generated by us as well as the risks and rewards of these businesses from January 1 to January 5, 2005 were primarily attributed to us and are included in our consolidated results for the year ended December 31, 2005, with the exception of losses of $43 million ($29 million net of tax) arising from the change in fair market value of derivative contracts, primarily with Alcan. These mark-to-market losses for the period from January 1 to January 5, 2005 were recorded in the consolidated statement of operations for the year ended December 31, 2005 and were recognized as a decrease in Owner’s net investment.

(D)	Our historical combined financial statements for the year ended December 31, 2004 have been derived from the accounting records of Alcan using the historical results of operations and historical basis of assets and liabilities of the businesses subsequently transferred to us. Management believes the assumptions underlying the historical combined financial statements are reasonable. However, the historical combined financial statements included herein may not necessarily reflect what our results of operations, financial position and cash flows would have been had we been a stand-alone company during the periods presented. Alcan’s investment in the Novelis businesses, presented as Owner’s net investment in the historical combined financial statements, includes the accumulated earnings of the businesses as well as cash transfers related to cash management functions performed by Alcan.

(E)	Net loss attributable to our common shareholder for the year ended March 31, 2009 includes non-cash pre-tax impairment charges of $1.5 billion, pre-tax unrealized losses on derivatives instruments of $519 million, a $122 million pre-tax gain on extinguishment of debt and $95 million in pre-tax restructuring charges. For additional discussion on non-cash impairment charges, see Note 3 — Impairment of Goodwill and Investment in Affiliate in the accompanying notes to the consolidated financial statements. Restructuring charges, net for the period May 16, 2007 through March 31, 2008; April 1, 2007 through May 15, 2007; the three months ended March 31, 2007; and the years ended December 31, 2006, 2005 and 2004 were $6 million; $1 million; $9 million; $19 million; $10 million and $20 million, respectively. For additional discussion on restructuring actions, see Note 4 — Restructuring Programs in the accompanying notes to the consolidated financial statements.

Certain non-recurring expenses were incurred related to the acquisition by Hindalco. The three months ended March 31, 2007 and the period May 16, 2007 through March 31, 2008 each include $32 million of sale transaction fees. The period May 16, 2007 through March 31, 2008 also includes $45 million of stock compensation expense related to the Arrangement.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW AND REFERENCES

Novelis is the world’s leading aluminum rolled products producer based on shipment volume. We produce aluminum sheet and light gauge products for the beverage and food can, transportation, construction and industrial, and foil products markets. As of March 31, 2009, we had operations in 11 countries on four continents: North America; South America; Asia and Europe, through 32 operating plants, one research facility and several market-focused innovation centers. In addition to aluminum rolled products plants, our South American businesses include bauxite mining, alumina refining, primary aluminum smelting and power generation facilities that are integrated with our rolling plants in Brazil. We are the only company of our size and scope focused solely on aluminum rolled products markets and capable of local supply of technologically sophisticated products in all of these geographic regions.

The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this Annual Report on Form 10-K, particularly in “Special Note Regarding Forward-Looking Statements and Market Data” and “Risk Factors.”

References herein to “Novelis,” the “Company,” “we,” “our,” or “us” refer to Novelis Inc. and its subsidiaries unless the context specifically indicates otherwise. References herein to “Hindalco” refer to Hindalco Industries Limited. In October 2007, the Rio Tinto Group purchased all the outstanding shares of Alcan, Inc. References herein to “Alcan” refer to Rio Tinto Alcan Inc.

BACKGROUND AND BASIS OF PRESENTATION

On May 18, 2004, Alcan announced its intention to transfer its rolled products businesses into a separate company and to pursue a spin-off of that company to its shareholders. The spin-off occurred on January 6, 2005 following approval by Alcan’s board of directors and shareholders, and legal and regulatory approvals. Alcan shareholders received one Novelis common share for every five Alcan common shares held.

Acquisition of Novelis Common Stock

On May 15, 2007, the Company was acquired by Hindalco through its indirect wholly-owned subsidiary pursuant to a plan of arrangement (the Arrangement) at a price of $44.93 per share. The aggregate purchase price for all of the Company’s common shares was $3.4 billion and Hindalco also assumed $2.8 billion of Novelis’ debt for a total transaction value of $6.2 billion. Subsequent to completion of the Arrangement on May 15, 2007, all of our common shares were indirectly held by Hindalco.

As discussed in Note 1 — Business and Summary of Significant Accounting Policies in the accompanying condensed consolidated financial statements, the Arrangement was recorded in accordance with Staff Accounting Bulletin No. 103, Push Down Basis of Accounting Required in Certain Limited Circumstances. Accordingly, in the accompanying consolidated balance sheets, the consideration and related costs paid by Hindalco in connection with the acquisition have been “pushed down” to us and have been allocated to the assets acquired and liabilities assumed in accordance with FASB Statement No. 141, Business Combinations (FASB 141). Due to the impact of push down accounting, the Company’s consolidated financial statements and certain note presentations separate the Company’s presentation into two distinct periods to indicate the application of two different bases of accounting between the periods presented: (1) the periods up to, and including, the May 15, 2007 acquisition date (labeled “Predecessor”) and (2) the periods after that date (labeled “Successor”). The accompanying consolidated financial statements include a black line division which indicates that the Predecessor and Successor reporting entities shown are not comparable.

Combined Financial Results of the Predecessor and Successor

For purposes of management’s discussion and analysis of the results of operations in this Form 10-K, we combined the results of operations for the period ended May 15, 2007 of the Predecessor with the period ended March 31, 2008 of the Successor. We believe the combined results of operations for the year ended March 31, 2008 (fiscal 2008) provide management and investors with a more meaningful perspective on Novelis’ financial and operational performance than if we did not combine the results of operations of the Predecessor and the Successor in this manner. Similarly, we combine the financial results of the Predecessor and the Successor when discussing segment information and sources and uses of cash for the year ended March 31, 2008.

The combined results of operations are non-GAAP financial measures, do not include any proforma assumptions or adjustments and should not be used in isolation or substitution of Predecessor and Successor results. Shown below are combining schedules of (1) shipments and (2) our results of operations for periods allocable to the Successor, Predecessor and the combined presentation for the year ended March 31, 2008 that we use throughout the discussion of results from operations.

	May 16, 2007	April 1, 2007
	Through	Through	Year Ended
	March 31,	May 15,	March 31,
	2008	2007	2008
	Successor	Predecessor	Combined
Shipments (kt)(A):
Rolled products(B)	2,640	348	2,988
Ingot products(C)	147	15	162

Total shipments	2,787	363	3,150

(A)	One kilotonne (kt) is 1,000 metric tonnes. One metric tonne is equivalent to 2,204.6 pounds.

(B)	Rolled products include tolling (the conversion of customer-owned metal).

(C)	Ingot products include primary ingot in Brazil, foundry products in Korea and Europe, secondary ingot in Europe and other miscellaneous recyclable aluminum.

	May 16, 2007	April 1, 2007
	Through	Through
	March 31,	May 15,	Year Ended
	2008	2007	March 31, 2008
	Successor	Predecessor	Combined
Results of Operations (in millions)
Net sales	$9,965	$1,281	$11,246

Cost of goods sold (exclusive of depreciation and amortization shown below)	9,042	1,205	10,247
Selling, general and administrative expenses	319	95	414
Depreciation and amortization	375	28	403
Research and development expenses	46	6	52
Interest expense and amortization of debt issuance costs	191	27	218
Interest income	(18)	(1)	(19)
Gain on change in fair value of derivative instruments, net	(22)	(20)	(42)
Restructuring charges, net	6	1	7
Equity in net income of non-consolidated affiliates	(25)	(1)	(26)
Other (income) expenses, net	(6)	35	29

	9,908	1,375	11,283

Income (loss) before income taxes	57	(94)	(37)
Income tax provision	(73)	(4)	(77)

Net loss	(16)	(98)	(114)
Net income (loss) attributable to noncontrolling interests	4	(1)	3

Net loss attributable to our common shareholder	$(20)	$(97)	$(117)

Change in Fiscal Year End

On June 26, 2007, our board of directors approved the change of our fiscal year end to March 31 from December 31. On June 28, 2007, we filed a Transition Report on Form 10-Q for the three month period ended March 31, 2007 with the United States Securities and Exchange Commission (SEC) pursuant to Rule 13a-10 under the Securities Exchange Act of 1934 for transition period reporting. Accordingly, the accompanying consolidated and combined financial statements present our financial position as of March 31, 2009 and 2008;

and the results of our operations, cash flows and changes in shareholder’s equity for the following periods: year ended March 31, 2009 (Successor); May 16, 2007 through March 31, 2008 (Successor); April 1, 2007 through May 15, 2007 (Predecessor) (on a combined basis, fiscal year ended March 31, 2008); the three months ended March 31, 2007; and the year ended December 31, 2006.

Throughout Management’s Discussion and Analysis (MD&A), data for all periods, except as of and for the year ended March 31, 2007, are derived from our audited consolidated and combined financial statements included in this Annual Report on Form 10-K. All data as of and for the year ended March 31, 2007 are derived from our unaudited condensed consolidated financial statements included in our transition period ended March 31, 2007 and our Quarterly Report on Form 10-Q for the period ended December 31, 2007.

CURRENT YEAR HIGHLIGHTS

The decrease in sales volumes relating to the deterioration of global economic conditions had a significant impact on our results of operations and liquidity during the second half of fiscal 2009. Key factors that impacted these results are discussed briefly below and are discussed in further detail throughout the MD&A and Segment Review.

•	We reported a net loss attributable to our common shareholder of $1.9 billion for the year ended March 31, 2009, which includes non-cash impairment charges of $1.5 billion, unrealized losses on derivatives instruments of $519 million, $95 million in restructuring charges and a $122 million gain on a debt exchange transaction, compared to a loss attributable to our common shareholder of $117 million for the corresponding period in fiscal 2008. The prior year loss included $45 million of stock compensation expense and $32 million of transaction fees associated with Hindalco’s acquisition of Novelis.

•	Impairment charges made to goodwill and investments in affiliates totaling $1.5 billion reflect the global economic environment and the related market increase in the cost of capital.

•	The unrealized loss on derivative instruments for fiscal 2009 was $519 million, compared to a $3 million loss in the prior year period. We use derivative instruments to hedge forecasted purchases of aluminum and other commodities and related foreign currency exposures. This loss primarily reflects the drop in the price of aluminum during the current year from $3,292 per tonne in July 2008 to $1,365 per tonne at March 31, 2009. With the exception of losses associated with metal prices ceilings, we expect an offsetting benefit once the related sales volumes have been shipped.

•	Shipments of flat rolled products decreased 7% in the current year to 2,770 kt from 2,988 kt in the prior year period. Shipments to automotive, construction and industrial companies were significantly impacted by the economic downturn in the second half of fiscal 2009, while can sheet shipments remain stable in most regions.

•	Inventory levels were effectively managed despite slowing business conditions. Metal inventories as of March 31, 2009 totaled 299 kt, down 22% versus March 31, 2008 levels.

BUSINESS AND INDUSTRY CLIMATE

Global economic trends impact the Company, and there is a large amount of uncertainty with regard to economic trends and the timing of recovery. On an overall basis, markets in North America, Europe and Asia experienced significant economic downturns in the past year. Consumer confidence is low and credit remains tight in most global markets. The impact of demand reductions for flat rolled products varies for each region based upon the nature of the industry sectors in which we operate. In general, can shipments have remained relatively stable while construction, automotive and other industrial production markets experienced significant declines in demand during the second half of our 2009 fiscal year.

As discussed in further detail in Segment Review, we have taken a number of actions to adjust our metal intake, cut back on production and reduce fixed costs which will effectively manage our working capital.

•	We reduced labor and overhead costs in all regions through capacity and staff reductions, including the closure of our Rogerstone facility in the United Kingdom, and staff reductions in the United States, Germany, France, Brazil and South Korea. We ceased operations at our alumina refinery in Brazil effective May 2009. We also implemented a salary freeze and a hiring freeze for all but the most critical positions. We believe we will begin to benefit from these actions in the coming months.

•	We have reduced capital spending with a focus on preserving maintenance and safety.

•	We worked to lower pricing from suppliers of commodity goods and services.

The average and closing prices based upon the London Metal Exchange (LME) for aluminum for the years ended March 31, 2009, 2008 and 2007 are as follows:

				Percent Change
				Year Ended	Year Ended
				March 31, 2009	March 31, 2008
	Year Ended March 31,			versus	versus
London Metal Exchange Prices	2009	2008	2007	March 31, 2008	March 31, 2007
	Successor	Combined	Predecessor

Aluminum (per metric tonne, and presented in U.S. dollars):
Closing cash price as of end of period	$1,365	$2,935	$2,792	(53.5)%	5.1%
Average cash price during period	$2,234	$2,624	$2,665	(14.9)%	(1.5)%

LME prices for aluminum (LME prices) rose to a peak of $3,292 per tonne in July 2008, but have significantly declined since the high point due to falling demand for primary aluminum. Prices closed at $1,365 per tonne at March 31, 2009, after hitting a low of $1,254 per tonne in February 2009. Aluminum prices have subsequently increased to $1,383 per tonne as of May 31, 2009.

Most of our business is conducted under a conversion model, which allows us to pass through increases or decreases in the price of aluminum to our customers. Nearly all of our products have a price structure with two components: (i) a pass-through aluminum price based on the LME plus local market premiums and (ii) a “conversion premium” price on the conversion cost to produce the rolled product which reflects, among other factors, the competitive market conditions for that product.

A key component of our conversion model is the use of derivative instruments on projected aluminum requirements to preserve our conversion margin. We enter into forward metal purchases simultaneous with the sales contracts that contain fixed metal prices. These forward metal purchases directly hedge the economic risk of future metal price fluctuation associated with these contracts. We also enter into forward metal purchases, aluminum futures and options to hedge our exposure to rising metal prices and sales contracts with metal price ceilings. Additionally, we sell short-term LME futures contracts to reduce the cash flow volatility of fluctuating metal prices associated with the metal price lag.

Rapidly declining LME prices had the following impacts on our business during the second half of fiscal 2009:

•	Our products have a price structure based upon the LME price. Decreases in the LME price reduce net sales, cost of goods sold and working capital.

•	Unrealized losses were recorded for the change in the fair value of metal derivative instruments. The offsetting benefit from fixed forward price billings to customers will not be recognized until the related sales volume are delivered.

•	We paid cash to brokers to settle derivative contracts in advance of billing and collecting cash from our customers, which negatively impacted our liquidity position. This typically ranges from 30 to 60 days.

Metal Price Ceilings

Sales contracts representing approximately 257 kt and 300 kt of our fiscal 2009 and 2008 shipments, respectively, contained a ceiling over which metal prices could not be contractually passed through to certain customers. This negatively impacted our margins and operating cash flows when the price we paid for metal was above the ceiling price contained in these contracts. We calculate and report this difference to be approximately the difference between the quoted purchase price on the LME (adjusted for any local premiums and for any price lag associated with purchasing or processing time) and the metal price ceiling in our contracts. Cash flows from operations are negatively impacted by the same amounts, adjusted for any timing difference between customer receipts and vendor payments, and offset partially by reduced income taxes.

During the years ended March 31, 2009, 2008 and 2007, we were unable to pass through approximately $176 million, $230 million and $460 million, respectively, of metal purchase costs associated with sales under these contracts. Based on current LME price levels, no further unfavorable revenue or cash flow impacts are expected through December 31, 2009 when these contracts expire.

We employ the following strategies to manage and mitigate the risk associated with metal price ceilings and rising prices that we cannot pass through to certain customers:

•	We maximize the amount of our internally supplied metal inputs from our smelting, refining and mining operations in Brazil and rely on output from our recycling operations which utilize used beverage cans (UBCs). Both of these sources of aluminum supply have historically provided an offsetting benefit to the metal price ceiling contracts. We refer to these two sources as “internal hedges.”

•	We enter into derivative instruments to hedge projected aluminum volume requirements above our assumed internal hedge position mitigating our exposure to further increases in LME prices. As a result of these instruments, we will continue to incur cash losses related to these contracts even if LME prices remains below the ceiling price. Projected cash outflows associated with these derivative instruments was $141 million as of March 31, 2009

In connection with the allocation of the purchase price paid by Hindalco, we established reserves totaling $655 million as of May 15, 2007 to record these sales contracts at fair value. These reserves are being accreted into net sales over the remaining lives of the underlying contracts. This accretion has no impact on cash flow. For the years ended March 31, 2009 and 2008, we recorded accretion of $233 million and $270 million, respectively. As of March 31, 2009, the balance of these reserves is approximately $152 million.

Metal Price Lag

On certain sales contracts we experience timing differences on the pass through of changing aluminum prices from our suppliers to our customers. Additional timing differences occur in the flow of metal costs through moving average inventory cost values and cost of goods sold. In periods of declining prices, our earnings are negatively impacted by this timing difference while the opposite is true in periods of rising prices. We refer to this timing difference as “metal price lag.” We sell short-term LME forward contracts to help mitigate our exposure to metal price lag.

Certain of our sales contracts, most notably in Europe, contain fixed metal prices for periods of time ranging from four to thirty-six months. We typically enter into forward metal purchases simultaneous with these sales contracts.

Foreign Exchange Impact

Fluctuations in foreign exchange rates also impact our operating results. The following table presents the average of the month end exchange rates and changes from the prior year period:

	Year Ended		U.S. Dollar	Year Ended		U.S. Dollar
	March 31,		Strengthen/	March 31,		Strengthen/
	2009	2008	(Weaken)	2008	2007	(Weaken)

U.S. dollar per Euro	1.411	1.432	1.5%	1.432	1.294	(10.7)%
Brazilian real per U.S. dollar	1.982	1.837	7.9	1.837	2.148	(14.5)
South Korean won per U.S. dollar	1,224	932	31.3	932	944	(1.3)
Canadian dollar per U.S. dollar	1.134	1.025	10.6	1.025	1.135	(9.7)

The U.S. dollar strengthened as compared to the local currency in all regions during the year ended March 31, 2009, as compared to a weakened U.S. dollar for the year ended March 31, 2008. In Asia, the strengthening of the U.S. dollar resulted in foreign exchange losses as the operations there are recorded in local currency, with a larger portion of our liabilities denominated in the U.S. dollar, including metal purchases and long-term debt. In Brazil, where we have predominantly U.S. dollar selling prices and local currency operating costs, we generally benefit as the U.S. dollar strengthens. While we began hedging with derivatives in the short-term, we are still exposed to long-term fluctuations in the Brazilian real.

RESULTS OF OPERATIONS

Year Ended March 31, 2009 Compared With the Year Ended March 31, 2008 (Twelve Months Combined Non-GAAP)

Positive trends in the demand for aluminum products and inflationary movement in average LME prices during the first six months of fiscal 2009 reversed sharply in the third fiscal quarter of fiscal 2009 and continued into the fourth quarter.

For the year ended March 31, 2009, we realized a net loss attributable to our common shareholder of $1.9 billion on net sales of $10.2 billion, compared to the year ended March 31, 2008 when we realized a net loss attributable to our common shareholder of $117 million on net sales of $11.2 billion. The reduction in sales is due to the decrease in the average LME price as well as a reduction in demand for flat rolled products in most regions during the last six months of fiscal 2009.

Costs of goods sold decreased $1.0 billion, or 10%, and stayed flat as percentage of net sales as compared to the prior year period on an overall basis. Selling, general and administrative expenses decreased $96 million, or 23%, primarily due to reductions in professional fees and employee-related costs, including incentive compensation associated with the Arrangement.

The current year results include non-cash asset impairment charges totaling $1.5 billion. The impairment charges are discussed in more detail under Critical Accounting Policies and Estimates.

The current year was also impacted by $519 million in unrealized losses on derivative instruments and $95 million in restructuring charges. These negative factors were partially offset by a $122 million gain on the extinguishment of debt. We also recorded an income tax benefit of $246 million on our net loss, as compared to a $77 million income tax provision in the prior year. These items are discussed in further detail below.

Segment Review (On a combined non-GAAP basis)

Due in part to the regional nature of supply and demand of aluminum rolled products and in order to best serve our customers, we manage our activities on the basis of geographical areas and are organized under four operating segments: North America, Europe, Asia and South America.

Corporate and Other includes functions that are managed directly from our corporate office, which focuses on strategy development and oversees governance, policy, legal compliance, human resources and finance matters. These expenses have not been allocated to the regions. It also includes realized gains (losses) on corporate derivative instruments, consolidating and other elimination accounts.

We measure the profitability and financial performance of our reportable segments, based on Segment income, in accordance with FASB Statement No. 131, Disclosure About the Segments of an Enterprise and Related Information. Segment income provides a measure of our underlying segment results that is in line with our portfolio approach to risk management. We define Segment income as earnings before (a) depreciation and amortization; (b) interest expense and amortization of debt issuance costs; (c) interest income; (d) unrealized gains (losses) on change in fair value of derivative instruments, net; (e) impairment of goodwill; (f) impairment charges on long-lived assets (other than goodwill); (g) gain on extinguishment of debt; (h) noncontrolling interests’ share; (i) adjustments to reconcile our proportional share of Segment income from non-consolidated affiliates to income as determined on the equity method of accounting; (k) restructuring charges, net; (k) gains or losses on disposals of property, plant and equipment and businesses, net; (l) other costs, net; (m) litigation settlement, net of insurance recoveries; (n) sale transaction fees; (o) income tax provision (benefit) and (p) cumulative effect of accounting change, net of tax. We also use total Segment income, a non-GAAP measure, as an internal performance measure.

The tables below show selected segment financial information (in millions, except shipments which are in kilotonnes (kt)). For additional financial information related to our reportable segments, see Note 21 — Segment, Geographical Area and Major Customer Information in the accompanying consolidated financial statements.

	Reportable Segments
Selected Operating Results	North			South
Year Ended March 31, 2009	America	Europe	Asia	America	Eliminations	Total

Net sales	$3,930	$3,718	$1,536	$1,007	$(14)	$10,177
Shipments (kt)
Rolled products	1,067	910	447	346	—	2,770
Ingot products	42	99	13	19	—	173

Total shipments	1,109	1,009	460	365	—	2,943

	Reportable Segments
Selected Operating Results	North			South
Year Ended March 31, 2008	America	Europe	Asia	America	Eliminations	Total
(Combined)

Net sales	$4,101	$4,338	$1,818	$994	$(5)	$11,246
Shipments (kt)
Rolled products	1,102	1,071	491	324	—	2,988
Ingot products	64	35	39	24	—	162

Total shipments	1,166	1,106	530	348	—	3,150

The following table reconciles changes in Segment income for the year ended March 31, 2008 to the year ended March 31, 2009 (in millions):

	Reportable Segments
	North			South	Corporate and
Changes in Segment Income	America	Europe	Asia	America	Other	Total

Segment income — year ended March 31, 2008	$242	$273	$52	$161	$(84)	$644
Volume:
Rolled products	(28)	(156)	(35)	5	—	(214)
Other	—	(3)	(4)	(9)	—	(16)
Conversion premium and product mix	22	68	26	(3)	—	113
Conversion costs(A)	(57)	12	(14)	(36)	—	(95)
Metal price lag	(87)	66	63	(1)	—	41
Foreign exchange	(26)	(40)	(10)	14	3	(59)
Other changes(B)	16	16	8	8	26	74

Segment income — year ended March 31, 2009	$82	$236	$86	$139	$(55)	$488

(A)	Conversion costs include expenses incurred in production such as direct and indirect labor, energy, freight, scrap usage, alloys and hardeners, coatings, alumina and melt loss. Fluctuations in this component reflect cost efficiencies during the period as well as cost inflation (deflation).

(B)	Other changes include selling, general & administrative costs and research and development for all segments and certain other items which impact one or more regions, including such items as the impact of purchase accounting and metal price ceiling contracts. Significant fluctuations in these items are discussed below.

North America

As of March 31, 2009, North America manufactured aluminum sheet and light gauge products through 11 plants, including two dedicated recycling facilities. Important end-use applications include beverage cans, containers and packaging, automotive and other transportation applications, building products and other industrial applications.

In the second half of 2009, North America experienced a reduction in demand as all industry sectors were impacted by the ongoing economic downturn. Net sales for fiscal 2009 were down $171 million, or 4%, as compared to fiscal 2008 due to lower volume and a lower average LME price. While shipments were down 5% for fiscal 2009 as compared to fiscal 2008, shipments in the second half of fiscal 2009 were down 16% as compared to the first half of the year. The can business remains relatively stable, but shipments of most other products are below the prior year level. We anticipate that demand for can sheet will remain stable, but expect demand in the construction and automotive sectors to remain weak for at least the first half of fiscal 2010.

The current economic environment has also resulted in customers in the auto industry filing for bankruptcy. We believe our exposure to outstanding receivables from customers in bankruptcy is minimal.

Segment income for the 2009 period was $82 million, down $160 million as compared to the prior year, due to the negative impact of metal price lag, conversion costs, volume decreases and foreign exchange related to our operations in Canada. The negative impact of conversion costs relates to increases in energy costs and freight as compared to the prior year.

Other changes reflect $11 million in acquisition-related stock compensation expense in the prior year period, and an $18 million favorable impact related to metal price ceiling contracts as compared to the prior year. Selling, general and administrative costs were down $22 million as compared to the prior year as the cost reduction initiatives have begun to favorably impact results. These favorable changes were partially offset by a $23 million reduction in the net favorable impact of acquisition-related fair value adjustments and a $13 million reduction in the benefit associated with recycling used beverage cans.

In response to reductions in demand, we announced a Voluntary Separation Program (VSP) available to salaried employees in North America and the Corporate office aimed at reducing staff levels. This VSP plan was supplemented by an Involuntary Severance Program (ISP). Through the VSP and ISP, we eliminated approximately 120 positions during the fourth quarter of fiscal 2009 and the first quarter of fiscal 2010.

Europe

As of March 31, 2009, our European segment provided European markets with value-added sheet and light gauge products through 13 aluminum rolled products facilities and one dedicated recycling facility. Europe serves a broad range of aluminum rolled product end-use markets in various applications including can, automotive, lithographic, foil products and painted products.

Europe has also experienced a significant reduction in demand in all industry sectors with flat rolled shipments and net sales down 15% and 14%, respectively, compared to the prior year. The volume reduction had a $404 million unfavorable impact on net sales, with the remaining decrease reflecting the impact of lower LME prices and a stronger U.S. dollar. Demand for specialty, painted and light gauge products has been down all year mainly as a result of the weak construction market, as well as recent reductions in demand for automotive products. Increases in beverage can and lithographic shipments in the first six months were reversed in the second half of the year, resulting in year-over-year declines in both sectors.

Segment income for the 2009 period was $236 million, as compared to $273 million in the comparative period of the prior year. Volume and foreign currency remeasurement unfavorably impacted Segment income but these impacts were partially offset by favorable conversion premiums, metal price lag and conversion costs. The favorable impact of conversion costs relates to a reduction in labor costs, partially offset by increases in energy costs as compared to the prior year.

Other changes reflect a $13 million net favorable impact of income and expense items associated with acquisition-related fair value adjustments and $6 million of stock compensation expense in the prior year.

In the fourth quarter of 2009, we announced a number of restructuring actions across Europe, including the closure of our plant in Rogerstone, United Kingdom effective April 30, 2009. The closure of the Rogerstone plant resulted in the elimination of 440 positions and approximately $20 million in severance-related costs. We also recorded $20 million in environmental remediation expenses and $3 million in other exit related costs related to the closure of this plant. We also recorded $12 million in non-cash fixed asset impairments, an $8 million write-down of parts and supplies, and a $3 million reduction to reserves associated with unfavorable contracts established as part of the Arrangement.

Cost reductions were also implemented through capacity and staff reductions at our Rugles, France and Ohle, Germany facilities with severance-related costs associated with these actions totaling $10 million in 2009.

Asia

As of March 31, 2009, Asia operated three manufacturing facilities with production balanced between foil, construction and industrial, and beverage and food can end-use applications.

Asia also experienced downturns in demand and shipments, with the largest reductions in beverage can products, followed by electronics, construction and general purpose foil products. Total shipments and net sales decreased 13% and 16%, respectively. The volume reduction had a $242 million unfavorable impact on net sales with the remaining decrease reflecting the impact of lower LME prices. Asia has begun to see signs of recovering demand, with orders for the first quarter of fiscal 2010 higher than those in the fourth quarter of fiscal 2009.

The improvement in Segment income of $34 million from fiscal 2008 to fiscal 2009 was due to the favorable impact of metal price lag, improved conversion premiums and product mix, partially offset by the volume decreases, increases to conversion costs and foreign currency remeasurement. The conversion cost increases were primarily related to increases in energy costs as compared to the prior year period.

Other influences which may positively impact sales going forward include demand improvements within and outside of China, the impact of China’s stimulus package, inventory restocking by customers, and the price gap between the Shanghai Futures Exchange (SHFE) and the LME. For the first time in five years, the metal price gap that existed between the LME prices for aluminum and the SHFE reversed in January 2009 such that the LME price is now lower than the SHFE. As the SHFE-LME gap reversed, products manufactured with LME priced aluminum are now more competitive in the region versus those produced inside China. The gap was favorable by an average of $179 per tonne in March, and continues to increase throughout April 2009.

In response to reduced demand, we eliminated 34 positions in Asia in the fourth quarter of 2009 and recorded approximately $1 million in severance-related costs related to a voluntary retirement program. Also, during the year ended March 31, 2009, we recorded an impairment charge of approximately $5 million in Novelis Korea due to the obsolescence of certain production related fixed assets.

South America

As of March 31, 2009, South America operated two rolling plants in Brazil along with two smelters, an alumina refinery, bauxite mines and power generation facilities. South America manufactures various aluminum rolled products for the beverage and food can, construction and industrial and transportation end-use markets.

The economic slowdown impacting the other three regions has not yet affected the demand for flat rolled canstock in South America, with shipments of can products increasing as compared to the prior year. Total shipments increased 5% over prior year, with rolled products shipments up 7%, but net sales increased only 1% as compared to the prior year due to lower LME prices.

Segment income for South America decreased $22 million as compared to the prior year period. Conversion costs increased due to cost inflation for energy, alumina, alloys and hardeners. Other changes reflect a $9 million net favorable impact of income and expense items associated with acquisition-related fair value adjustments, a $6 million reduction in selling, general and administrative expenses and $3 million of stock compensation expense in the prior year. These positive impacts were partially offset by an $11 million decrease in the smelter benefit as the benefit from our smelter operations in South America declines as average LME prices decrease.

On January 26, 2009, we announced that we will cease the production of alumina at our Ouro Preto facility in May 2009. The sustained decline in alumina prices has made alumina production economically infeasible. For the foreseeable future, the plant will purchase alumina through third parties. This resulted in the reduction of approximately 290 positions, including 150 employees and 140 contractors, and we recorded restructuring charges totaling $2 million related to severance in the fourth quarter of fiscal 2009. Other exit costs include less than $1 million related to the idling of the refinery. Other activities related to the facility, including electric power generation and the production of primary aluminum, will continue unaffected.

Corporate and Other

Corporate and other expenses declined versus the prior year primarily due to $22 million of stock compensation expenses associated with the Arrangement which were recognized in fiscal 2008 and lower incentive compensation expenses in the current year.

Reconciliation of Segment Income to Net Loss

Costs such as depreciation and amortization, interest expense and unrealized gains (losses) on changes in the fair value of derivatives are not utilized by our chief operating decision maker in evaluating segment performance. These items are excluded from our calculation of Segment income. The table below reconciles total Segment income to Net loss attributable to our common shareholder for the years ended March 31, 2009 and 2008 (in millions).

	Year Ended March 31,
	2009	2008
	Successor	Combined

Total Segment income	$488	$644
Depreciation and amortization	(439)	(403)
Interest expense and amortization of debt issuance costs	(182)	(218)
Interest income	14	19
Unrealized losses on change in fair value of derivative instruments, net	(519)	(3)
Impairment of goodwill	(1,340)	—
Gain on extinguishment of debt	122	—
Impairment charges on long-lived assets	(1)	(1)
Adjustment to eliminate proportional consolidation(A)	(226)	(43)
Restructuring charges, net	(95)	(7)
Loss on disposals of assets, net	—	—
Other costs, net	10	(25)

Loss before income taxes	(2,168)	(37)
Income tax provision (benefit)	(246)	77

Net loss	(1,922)	(114)
Net income (loss) attributable to noncontrolling interests	(12)	3

Net loss attributable to our common shareholder	$(1,910)	$(117)

(A)	Our financial information for our segments (including Segment income) includes the results of our non-consolidated affiliates on a proportionately consolidated basis, which is consistent with the way we manage our business segments. However, under GAAP, these non-consolidated affiliates are accounted for using the equity method of accounting. Therefore, in order to reconcile Total Segment income to net loss, the proportional Segment income of these non-consolidated affiliates is removed from Total Segment income, net of our share of their net after-tax results, which is reported as Equity in net (income) loss of non-consolidated affiliates on our condensed consolidated statements of operations. See Note 10 — Investment in and Advances to Non-Consolidated Affiliates and Related Party Transactions for further information about these non-consolidated affiliates.

Depreciation and amortization increased $36 million primarily due to the increases in bases of our property, plant and equipment and intangible assets resulting from the Arrangement in the first quarter of fiscal 2008.

Interest expense and amortization of debt issuance costs decreased primarily due to lower average interest rates on our variable rate debt. Approximately 29% of our debt was variable rate as of March 31, 2009.

Unrealized losses on the change in fair value of derivative instruments represent the mark-to-market accounting for changes in the fair value of our derivatives that do not receive hedge accounting treatment. In the year ended March 31, 2009, these unrealized losses increased primarily attributable to falling LME prices. Our principal exposure to LME prices is related to derivatives on fixed forward price contracts. We hedge these contracts by purchasing aluminum futures contracts and these contracts decrease in value in periods of declining LME prices.

We recorded a $1.34 billion impairment charge related to goodwill in fiscal 2009.

The gain on extinguishment of debt relates to the exchange of Senior Notes with a principal value of $275 million for additional term loan with a face value of $220 million and an estimated fair value of

$165 million. See Liquidity and Capital Resources below for additional discussion about the accounting for this exchange.

The adjustment to eliminate proportional consolidation includes a $160 million impairment charge related to our investment in Norf. Excluding this impairment charge, the adjustment to eliminate proportional consolidation increased from $43 million in fiscal 2008 to $66 million in fiscal 2009 primarily related to our Norf joint venture due to a change in the statutory tax rate in Germany that was reflected in the prior year period. Income taxes related to our equity method investments, such as Norf, are reflected in the carrying value of the investment and not in our consolidated income tax provision.

Other costs, net for the 2009 fiscal year includes a $26 million non-cash gain on reversal of a legal accrual, as well as a $9 million charge for a tax settlement in Brazil. Sale transaction fees of $32 million associated with the Arrangement were recorded in the 2008 fiscal year.

We have experienced significant fluctuations in income tax expense and the corresponding effective tax rate. The primary factors contributing to the effective tax rate differing from the statutory Canadian rate include:

•	We recorded a non-deductible goodwill impairment charge during fiscal 2009.

•	Our functional currency in Canada and Brazil is the U.S. dollar and the company holds significant U.S. dollar denominated debt in these locations. As the value of the local currencies strengthens and weakens against the dollar, unrealized gains or losses are created in those locations for tax purposes, while the underlying gains or losses are not recorded in our income statement.

During the year ended March 31, 2009, Canadian legislation was enacted allowing us to elect to determine our Canadian taxable income in U.S. dollars. Our election was effective April 1, 2008, and such U.S. dollar taxable gains and losses no longer exist in Canada as of that date.

•	We have significant net deferred tax liabilities in Brazil that are remeasured to account for currency fluctuations as the taxes are payable in local currency.

•	Our income is taxed at various statutory tax rates in varying jurisdictions. Applying the corresponding amounts of income and loss to the various tax rates results in differences when compared to our Canadian statutory tax rate.

•	Under Canadian law, 50% of capital gains and losses are excluded from taxable income. Prior to the year ended March 31, 2009, we had significant unrealized capital gains and losses related to currency fluctuations in Canada.

•	We record increases to valuation allowances primarily related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses.

For the year ended March 31, 2009, we recorded a $246 million income tax benefit on our pre-tax loss of $2.0 billion, before our equity in net (income) loss of non-consolidated affiliates, which represented an effective tax rate of 12%. Our effective tax rate differs from the benefit at the Canadian statutory rate primarily due to the following factors: (1) $415 million related to a non-deductible goodwill impairment charge, (2) a $48 million benefit for exchange remeasurement of deferred income taxes, (3) a $61 million increase in valuation allowances primarily related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses, (4) a $33 million benefit from differences between the Canadian statutory and foreign effective tax rates applied to entities in different jurisdictions and (5) a $2 million expense related to an increase in uncertain tax positions.

For the year ended March 31, 2008, we recorded a $77 million income tax provision on our pre-tax loss of $63 million, before our equity in net (income) loss of non-consolidated affiliates, which represented an effective tax rate of (122)%. Our effective tax rate differs from the benefit at the Canadian statutory rate primarily due to the following factors: (1) a $62 million provision for (a) pre-tax foreign currency gains or losses with no tax effect and (b) the tax effect of U.S. dollar denominated currency gains or losses with no pre-tax effect, (2) a $30 million increase for exchange remeasurement of deferred income taxes, (3) a

$17 million benefit from the effects of enacted tax rate changes on cumulative taxable temporary differences, (4) a $7 million increase in valuation allowances primarily related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses, and (5) a $17 million increase in uncertain tax positions recorded under the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48).

Year Ended March 31, 2008 Compared With the Year Ended March 31, 2007 (Twelve Months Combined Non-GAAP for both periods)

For the year ended March 31, 2008, we realized a net loss attributable to our common shareholder of $117 million on net sales of $11.2 billion, as compared to the year ended March 31, 2007 when we realized a net loss attributable to our common shareholder of $265 million on net sales of $10.2 billion. The 11% increase in net sales was primarily due to increases in conversion premiums in all regions as well as $270 million of accretion in fair value reserves associated with the metal price ceiling contracts.

The reduction in the net loss as compared to the prior year was primarily driven by the favorable impact of purchase accounting and increases in conversion premiums, partially offset by increased depreciation and amortization expense due to the acquisition by Hindalco.

Costs of goods sold increased $618 million, or 6%, but decreased as a percentage of net sales as compared to the prior year period as a result of pricing improvements across all regions, partially offset by certain operating cost increases. Selling, general and administrative expenses decreased slightly as a result of reduced corporate costs, offset by increased stock compensation associated with the Arrangement. For the year ended March 31, 2008, we recorded income tax expense of $77 million, as compared to a $99 million income tax benefit. These items are discussed in further detail below.

Segment Review (On a combined non-GAAP basis)

The tables below show selected segment financial information (in millions, except shipments which are in kilotonnes (kt)).

	Reportable Segments
Selected Operating Results	North			South
Year Ended March 31, 2008	America	Europe	Asia	America	Eliminations	Total
(Combined)

Net sales	$4,101	$4,338	$1,818	$994	$(5)	$11,246
Shipments (kt)
Rolled products	1,102	1,071	491	324	—	2,988
Ingot products	64	35	39	24	—	162

Total shipments	1,166	1,106	530	348	—	3,150

	Reportable Segments
Selected Operating Results	North			South
Year Ended March 31, 2007	America	Europe	Asia	America	Eliminations	Total
(Predecessor)

Net sales	$3,721	$3,851	$1,711	$889	$(12)	$10,160
Shipments (kt)
Rolled products	1,135	1,071	460	285	—	2,951
Ingot products	74	15	45	28	—	162

Total shipments	1,209	1,086	505	313	—	3,113

The following table highlights changes in Segment income for the twelve months ended March 31, 2008 as compared to the twelve months ended March 31, 2009 (in millions):

	Reportable Segments
	North			South	Corporate and
Changes in Segment Income	America	Europe	Asia	America	Other	Total

Segment income — year ended March 31, 2007	$(54)	$276	$72	$182	$(171)	$305
Volume	(29)	5	12	19	—	7
Conversion premium and product mix	47	59	9	58	—	173
Conversion costs(A)	(60)	(6)	(17)	(10)	—	(93)
Metal price lag	(31)	(61)	9	(17)	—	(100)
Foreign exchange	6	16	(21)	(35)	1	(33)
Purchase accounting	242	(8)	(6)	(9)	—	219
Other changes(B)	121	(8)	(6)	(27)	86	166

Segment income — year ended March 31, 2008	$242	$273	$52	$161	$(84)	$644

(A)	Conversion costs include expenses incurred in production such as direct and indirect labor, energy, freight, scrap usage, alloys and hardeners, coatings, alumina and melt loss. Fluctuations in this component reflect cost efficiencies during the period as well as cost inflation (deflation).

(B)	Other changes include selling, general & administrative costs and research & development for all segments and certain other items which impact one or more regions, including such items as the impact of metal price ceiling contracts and stock compensation expense. Significant fluctuations in these items are discussed below.

North America

Net sales increased in the 2008 period as compared to the 2007 period primarily as a result of reduced exposure to contracts with price ceilings and contract fair value accretion. During fiscal 2008, we were unable to pass through approximately $230 million of metal purchase costs. During the comparable period in 2007, we were unable to pass through approximately $460 million, for a net favorable impact of approximately $230 million. Sales in 2008 were also favorably impacted by $270 million related to the accretion of the contract fair value reserves as discussed in Metal Price Ceilings, increases in conversion premiums and the favorable impact of contracts priced in prior periods.

These favorable changes in sales were partially offset by a reduction in demand in the 2008 period as compared to 2007 and a lower average LME. Rolled product shipments were down 3% in North America in 2008 as compared to 2007 due to reduced industrial products, light gauge and lower can volumes. The reduction in demand led to a $165 million reduction in net sales as compared to the prior year. The average LME was 1.5% lower than in the prior year, which impacted sales in North America by $88 million as compared to the prior year.

Segment income for the 2008 period was $242 million, an increase of $296 million as compared to the 2007 period. The reduction of year-over-year ceiling exposure net of derivatives losses combined with the purchase accounting on these type of contracts favorably impacted fiscal year 2008 Segment income. These favorable items were partially offset by increased conversion costs, the negative impact of metal price lag, lower volume and $11 million of stock compensation recorded as a result of the Arrangement.

Europe

Rolled product shipments were flat year over year driven by increased can volume that was offset by lower volumes in painted and general purpose products. Demand decreased due to lower construction activity in the European market. Ingot product shipment increased as a result of higher scrap sales.

Net sales increased 13% due to a strengthening of the euro against the U.S. dollar, higher conversion premiums and incremental volume of ingot products. While average LME was lower year over year, net sales increased from contracts priced in prior periods. This contributed approximately $100 million to net sales as compared to the prior year, but had no impact on Segment income as the metal costs were hedged at prior period prices, which were comparably higher.

Segment income for the 2008 period was $273 million, as compared to $276 million in the prior year. Segment income was favorably impacted by higher conversion premiums, increased ingot sales and foreign currency benefits. These positive factors were more than offset by unfavorable metal price lag, increased conversion costs and other changes. Other changes include a $6 million negative impact of incremental stock compensation expense recorded as a result of the Arrangement.

Asia

Shipments of rolled products and net sales were up a comparable 7% and 6%, respectively. Net sales increased $132 million as a result of higher conversion premiums and increased volume, partially offset by lower average LME during the period, which reduced net sales by $25 million. Increases in rolled products was due to increased demand in the can market, partially offset by a decline in shipments in the industrial and foil stock markets as a result of continued price pressure from Chinese exports, driven by the difference in aluminum metal prices on the Shanghai Futures Exchange and the LME.

Segment income decreased $20 million for the 2008 period as compared to the 2007 period. Segment income was unfavorably impacted by conversion costs and foreign exchange, partially offset by the benefit of increased volume and price. Other changes include a $4 million of incremental stock compensation expense recorded as a result of the Arrangement.

South America

Rolled product shipments increased during the year ended March 31, 2008 over the comparable prior year period primarily due to an increase in can shipments driven by strong market demand. This was slightly offset by reductions in the industrial products market. Net sales increased primarily as a result of increased price and volume.

Segment income for South America decreased $21 million as compared to the prior year period as favorable trends in volume and conversion premiums were more than offset by higher conversion costs, metal price lag and foreign exchange associated with the strengthening of the Brazilian real. Conversion costs increased due to cost inflation for energy, freight and other operating costs.

Other changes include an unfavorable impact of $13 million related to the smelter operations, as the benefits from our smelter operations in South America decline as average LME prices decrease. Also included within Other changes is an $11 million unfavorable impact of lower average LME prices and $3 million of incremental stock compensation expense recorded as a result of the Arrangement.

Corporate and Other

Corporate and other expenses declined versus fiscal 2007 primarily through reduced spending on third party consultants at our corporate headquarters. This improvement was partically offset by $22 million of stock compensation expenses associated with the Arrangement which were recognized in fiscal 2008.

Reconciliation of Segment Income to Net Loss

The table below reconciles total Segment income to Net loss attributable to our common shareholder for the year ended March 31, 2008 and 2007 (in millions), followed by a discussion of significant changes between periods.

	Year Ended March 31,
	2008	2007
	Combined	Predecessor

Total Segment income	$644	$305
Depreciation and amortization	(403)	(233)
Interest expense and amortization of debt issuance costs	(218)	(224)
Interest income	19	16
Unrealized losses on change in fair value of derivative instruments, net	(3)	(152)
Impairment of goodwill	—	—
Gain on extinguishment of debt	—	—
Impairment charges on long-lived assets	(1)	(8)
Adjustment to eliminate proportional consolidation(A)	(43)	(36)
Restructuring charges, net	(7)	(27)
Loss on disposals of assets, net	—	(6)
Other costs, net	(25)	4

Loss before income taxes	(37)	(361)
Income tax provision (benefit)	77	(99)

Net loss	(114)	(262)
Net income attributable to noncontrolling interests	3	3

Net loss attributable to our common shareholder	$(117)	$(265)

(A)	Our financial information for our segments (including Segment income) includes the results of our non-consolidated affiliates on a proportionately consolidated basis, which is consistent with the way we manage our business segments. However, under GAAP, these non-consolidated affiliates are accounted for using the equity method of accounting. Therefore, in order to reconcile Total Segment income to Net loss, the proportional Segment income of these non-consolidated affiliates is removed from Total Segment income, net of our share of their net after-tax results, which is reported as Equity in net (income) loss of non-consolidated affiliates on our condensed consolidated statements of operations. See Note 10 — Investment in and Advances to Non-Consolidated Affiliates and Related Party Transactions for further information about these non-consolidated affiliates.

Depreciation and amortization increased $170 million due to our acquisition by Hindalco. As a result of the acquisition, the consideration paid by Hindalco was pushed down to us and allocated to the assets acquired and liabilities assumed. As a result, property, plant and equipment and intangible assets increased by approximately $2.3 billion. The increase in asset values, all of which is non-cash, is charged to depreciation and amortization expense in future periods based on the estimated useful lives of the individual assets.

Interest expense and amortization of debt issuance costs decreased primarily due to the elimination of penalty interest incurred in the prior year as a result of our delayed filings and lower interest rates on our variable rate debt in the current year.

Unrealized losses on the change in fair value of derivative instruments represent the mark-to-market accounting for changes in the fair value of our derivatives that do not receive hedge accounting treatment. Unrealized losses for the fiscal year ended March 31, 2008 decreased due to LME prices rising at the end of the period. Our principal exposure to LME prices is related to derivatives on fixed forward price contracts. We hedge these contracts by purchasing aluminum futures contracts and these contracts decrease in value in periods of declining LME.

Restructuring expenses decreased for the 2008 period as compared the 2007 period. During the 2007 period, we announced several restructuring programs related to our central management and administration offices in Zurich, Switzerland; our Neuhausen research and development center in Switzerland; our Goettingen facility in Germany; our facilities in Bridgnorth, U.K.; and the reorganization of our plants in Ohle and Ludenscheid, Germany, including the closing of two non-core business lines located within those facilities. Additionally, we continued to incur costs relating to the shutdown of our Borgofranco facility in Italy. We incurred aggregate restructuring charges of approximately $27 million in fiscal 2007 in connection with these programs. Through March 31, 2008, these actions were completed and no additional costs were incurred.

Included within Other costs, net for 2008 and 2007 are sales transaction fees of $32 million associated with the Arrangement.

For the year ended March 31, 2008, we recorded a $77 million income tax provision for taxes on our pre-tax loss of $63 million, before our equity in net (income) loss of non-consolidated affiliates, which represented an effective tax rate of (122)%. Our effective tax rate differs from the benefit at the Canadian statutory rate due primarily to (1) a $62 million provision for (a) pre-tax foreign currency gains or losses with no tax effect and (b) the tax effect of U.S. dollar denominated currency gains or losses with no pre-tax effect, (2) a $30 million provision for exchange remeasurement of deferred income taxes, (3) a $17 million benefit from the effects of enacted tax rate changes on cumulative taxable temporary differences, partially offset by (4) a $7 million increase in valuation allowances primarily related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses and (5) a $17 million increase in uncertain tax positions recorded under the provisions of FIN 48.

For the year ended March 31, 2007, we recorded a $99 million income tax benefit on our pre-tax loss of $377 million, before our equity in net (income) loss of non-consolidated affiliates, which represented an effective tax rate of 26%. Our effective tax rate is less than the benefit at the Canadian statutory rate due primarily to a $65 million benefit from differences between the Canadian statutory and foreign effective tax rates applied to entities in different jurisdictions, more than offset by (1) a $61 million increase in valuation allowances related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses, (2) an $11 million expense from expense/income items with no tax effect — net and (3) $11 million for (a) pre-tax foreign currency gains or losses with no tax effect and (b) the tax effect of U.S. dollar denominated currency gains or losses with no pre-tax effect.

LIQUIDITY AND CAPITAL RESOURCES

We believe we have adequate liquidity to meet our operational and capital requirements for the foreseeable future. Our primary sources of liquidity are available cash and cash equivalents, borrowing availability under our revolving credit facility and future cash generated by operating activities. During the first nine months of fiscal 2009, our liquidity position decreased by $426 million as the global recession led to a rapid decline in aluminum prices and end-customer demand for flat-rolled products. However, for the five month period ended May 31, 2009 our business operated with positive cash flow before financing activities despite continued low levels of demand and net cash outflows to settle derivative positions. This reflects our ongoing efforts to preserve liquidity through cost and capital spending controls and effective management of working capital. Risks associated with supplier terms, customer credit and broker hedging capacity, while still present to some degree, have been managed successfully to date with minimal negative impact on our business. We are also beginning to see improved capital market conditions. We expect our liquidity position to improve during fiscal 2010 due primarily to reduced cash outflows for metal derivatives and cash savings from previously-announced restructuring programs.

Available Liquidity

Our estimated liquidity as of May 31, 2009, March 31, 2009, January 31, 2009 and March 31, 2008 is as follows (in millions):

	May 31,	March 31,	January 31,	March 31,
	2009	2009	2009	2008

Cash and cash equivalents	$274	$248	$190	$326
Overdrafts	(13)	(11)	(19)	(5)
Availability under the ABL facility	229	233	255	582
Borrowing availability limitation due to fixed charge coverage ratio	(80)	(80)	(80)	(80)

Total estimated liquidity	$410	$390	$346	$823

Our liquidity position has improved since January 31, 2009 when our estimated liquidity was $346 million as disclosed in our third quarter Form 10-Q. In February 2009, we obtained a $100 million unsecured credit facility from an affiliate of the Aditya Birla group. We anticipate that our liquidity position will remain stable through the second quarter of fiscal 2010 and begin to improve later in the year.

Borrowings under the ABL facility are generally based on 85% of eligible accounts receivable and 70 to 75% of eligible inventories. Under the ABL facility, if our excess availability, as defined under the borrowing, is less than $80 million, we are required to maintain a minimum fixed charge coverage ratio of 1 to 1. As of March 31, 2009, our fixed charge coverage ratio is less than 1 to 1, resulting in a reduction of availability under our ABL facility of $80 million.

The cash and cash equivalent balance above includes cash held in foreign countries in which we operate. These amounts are generally available on a short-term basis, subject to regulatory requirements, in the form of a dividend or inter-company loan.

Near Term Challenges

Rapidly declining aluminum prices and reductions in demand during the second half of fiscal 2009 negatively impacted the cash generated by operations and increased the effect of timing issues related to our settlement of aluminum forward contracts versus cash collection from our customers. We enter into derivative instruments to hedge forecasted purchases and sales of aluminum. Based on the aluminum price forward curve as of March 31, 2009, we forecast $499 million of cash outflows related to settlement of these derivative instruments through the end of fiscal 2010. Except for $141 million of cash outflows related to hedges of our exposure to metal price ceilings, we expect all of these outflows will be recovered through collection of customer accounts receivable, typically on a 30 — 60 day lag. Accordingly, this difference in timing places pressure on our short-term liquidity.

We have an existing beverage can sheet umbrella agreement with North American bottlers (BCS agreement). Pursuant to the BCS agreement, an agent for the bottlers directs the can fabricators to source a percentage of their requirements for beverage can body, end and tab stock from us.

Under the BCS agreement, the bottlers’ agent has the right to request that we hedge the exposure to the price the bottlers will ultimately pay for aluminum. We treat this arrangement as a derivative for accounting purposes under FAS 133. Upon receiving such requests, we enter into corresponding derivative instruments indexed to the LME price of aluminum with third party brokers. We settle the positions with the brokers at maturity and net settle the economic benefit or loss arising from the pricing requests, which may not occur for up to 13 months.

As of March 31, 2009, we settled a net $95 million of derivative losses for which we had not been reimbursed under the BCS agreement. Based on the current forward curve of aluminum we anticipate a further short-term negative impact on our liquidity of approximately $70 million as a result of this arrangement. We believe that collection on these receivables is reasonably certain based on the credit worthiness of the bottlers.

Operating Activities

Free cash flow (which is a non-GAAP measure) consists of: (a) Net cash provided by (used in) operating activities; (b) plus net cash provided by (used in) investing activities, less (c) proceeds from sales of assets. Management believes that Free cash flow is relevant to investors as it provides a measure of the cash generated internally that is available for debt service and other value creation opportunities. However, Free cash flow does not necessarily represent cash available for discretionary activities, as certain debt service obligations must be funded out of Free cash flow. We believe the line on our condensed consolidated statements of cash flows entitled “Net cash provided by (used in) operating activities” is the most directly comparable measure to Free cash flow. Our method of calculating Free cash flow may not be consistent with that of other companies.

In our discussion of Metal Price Ceilings, we have disclosed that certain customer contracts contain a fixed aluminum (metal) price ceiling beyond which the cost of aluminum cannot be passed through to the customer, unless adjusted. During the years ended March 31, 2009, 2008 and 2007, we were unable to pass through approximately $176 million, $230 million and $460 million, respectively, of metal purchase costs associated with sales under these contracts. Net cash provided by operating activities were negatively impacted by the same amounts, adjusted for timing difference between customer receipts and vendor payments and offset partially by reduced income taxes. Based on current LME price levels, no further unfavorable revenue or cash flow impacts are expected through December 31, 2009 when these contracts expire. However, during the period of rising LME prices we entered into derivative instruments to hedge our exposure to further increases in LME. As a result of these instruments, we will continue to incur cash outflows related to these contracts even if LME remains below the ceiling price. As of March 31, 2009 and based on an aluminum price of $1,365 per tonne, the fair value of the liability associated with these derivatives was $141 million.

The following table shows the reconciliation from Net cash provided by (used in) operating activities to Free cash flow, the ending balances of cash and cash equivalents and the change between periods (in millions).

				Change
				2009	2008
	Year Ended March 31,			versus	versus
	2009	2008	2007	2008	2007
	Successor	Combined	Predecessor

Net cash provided by (used in) operating activities	$(236)	$175	$(166)	$(411)	$341
Net cash provided by (used in) investing activities	(111)	(96)	141	(15)	(237)
Less: Proceeds from sales of assets	(5)	(8)	(36)	(3)	28

Free cash flow	$(352)	$71	$(61)	$(423)	$132

Ending cash and cash equivalents	$248	$326	$128	$(78)	$198

Our operations consumed cash at a higher rate during the year ended March 31, 2009 compared to the prior year period due to slowing business conditions and higher working capital levels associated with rapidly changing aluminum prices and the timing of payments made to suppliers, to brokers to settle derivative positions and ultimate settlement with our customers. Inventory levels were effectively managed despite slowing business conditions. Metal inventories as of March 31, 2009 totaled 299 kt, down 22% from March 31, 2008 levels.

We have historically maintained forfaiting and factoring arrangements in Asia and South America that provided additional liquidity in those segments. The current economic conditions have negatively impacted our ability to forfait our customer receivables as well as our suppliers’ ability to provide extended payment terms.

In fiscal 2008, net cash provided by operating activities increased as a result of our reduced exposure to metal price ceiling contracts as discussed above. For the year ended March 31, 2008 our exposure to metal price ceilings decreased by approximately $230 million providing additional operating cash flow as compared to the prior year.

Net cash used in operating activities for fiscal 2008 was unfavorably impacted by one-time costs associated with or triggered by the Arrangement including: (1) $72 million paid in share-based compensation payments, (2) $42 million paid for sale transaction fees and (3) $25 million in bonus payments for the 2006 calendar year and the period from January 1, 2007 through May 15, 2007.

Dividends paid to our noncontrolling interests, primarily in our Asia operating segment, were $6 million, $8 million and $10 for fiscal 2009, 2008 and 2007, respectively.

The majority of our capital expenditures for the 2009, 2008 and 2007 years have been for projects devoted to product quality, technology, productivity enhancement and increased capacity. Capital expenditures were slightly higher in the fiscal 2008 period due, in part, to the construction of Novelis Fusiontm ingot casting lines in our European and Asian segments as well as additional planned maintenance activities, improvements to our Yeongju, Korea hot mill and other ancillary upgrades made in the first quarter of fiscal 2008. As a result of the overall economic downturn, we have reduced our capital spending, with a focus on preserving maintenance and safety in the second half of fiscal 2009.

The settlement of derivative instruments resulted in an outflow of $8 million and reduction to Free cash flow for the year ended March 31, 2009 as compared to $55 million in cash contributed in fiscal 2008 and $191 million in fiscal 2007. The net outflow for fiscal 2009 was a result of settlements of $188 million in the fourth quarter of net derivative liabilities. Much of the proceeds received in 2007 related to aluminum call options purchased in the prior year to hedge against the risk of rising aluminum prices.

In 2008, Free cash flow was used primarily to increase our overall liquidity and pay for costs associated with the Hindalco transaction. Although our total debt increased from March 31, 2007 by $82 million, this was more than offset by an increase in our cash and cash equivalents of $198 million.

Investing Activities

The following table presents information regarding our Net cash provided by (used in) investing activities (in millions).

				Change
				2009	2008
	Year Ended March 31,			versus	versus
	2009	2008	2007	2008	2007
	Successor	Combined	Predecessor

Capital expenditures	$(145)	$(202)	$(119)	$57	$(83)
Proceeds from sales of assets	5	8	36	(3)	(28)
Changes to investment in and advances to non-consolidated affiliates	20	25	2	(5)	23
Proceeds from related parties loans receivable, net	17	18	31	(1)	(13)
Net proceeds (outflow) from settlement of derivative instruments	(8)	55	191	(63)	(136)

Net cash provided by (used in) investing activities	$(111)	$(96)	$141	$(15)	$(237)

Net proceeds from settlement of derivative instruments and the magnitude of capital expenditures were discussed above in Operating Activities as both are included in our definition of Free cash flow. As noted above, we made reductions to capital expenditures in 2009 as a result of the overall economic downturn. We expect to maintain a level of capital expenditures in fiscal 2010 of between $90 and $110 million for items necessary to maintain comparable production, quality and market position levels (maintenance capital).

The majority of proceeds from asset sales in 2009 and 2008 are from the sale of land in Kingston, Ontario. Proceeds from sales of assets in 2007 includes approximately $34 million received from the sale of certain upstream assets in South America.

Proceeds from loans receivable, net during all periods are primarily comprised of payments we received related to a loan due from our non-consolidated affiliate, Aluminium Norf GmbH.

Financing Activities

The following table presents information regarding our Net cash provided by financing activities (in millions).

				Change
				2009	2008
	Year Ended March 31,			versus	versus
	2009	2008	2007	2008	2007
	Successor	Combined	Predecessor

Proceeds from issuance of common stock	$—	$92	$—	$(92)	$92
Proceeds from issuance of debt	354	1,250	41	(896)	1,209
Principal repayments	(235)	(1,010)	(242)	775	(768)
Short-term borrowings, net	176	(181)	210	357	(391)
Dividends	(6)	(8)	(10)	2	2
Debt issuance costs	(3)	(39)	(10)	36	(29)
Proceeds from the exercise of stock options	—	1	29	(1)	(28)
Other	—	—	6	—	(6)

Net cash provided by (used in) financing activities	$286	$105	$24	$181	$81

In March 2009, we entered into a transaction in which we exchanged Senior Notes with a face value of $275 million for additional floating rate Term Loan with a face value of $220 million. The exchange was accounted for as a debt extinguishment and issuance of new debt, with the new debt recorded at its estimated fair value of $165 million.

In February 2009, to assist in maintaining adequate liquidity levels, we entered into an unsecured credit facility of $100 million (the Unsecured Credit Facility) with a scheduled maturity date of January 15, 2015 from an affiliate of the Aditya Birla group. For each advance under the credit facility, interest is payable quarterly at a rate of 13% per annum prior to the first anniversary of the advance and 14% per annum thereafter, until the earlier of repayment or maturity. As of March 31, 2009, we have drawn down $91 million on the Unsecured Credit Facility.

During 2009, we increased our short-term borrowings under our revolving credit facility to provide for general working capital requirements. As of March 31, 2009, our short-term borrowings were $264 million consisting of (1) $231 million of short-term loans under our ABL facility, (2) a $9 million short-term loan in Italy, (3) a $22 million short-term loan in Korea and (4) $2 million in bank overdrafts. As of March 31, 2009, $42 million of our ABL facility was utilized for letters of credit and we had $233 million in remaining availability under this revolving credit facility before the covenant related restriction discussed below.

As of March 31, 2009, we had an additional $92 million outstanding under letters of credit in Korea not included in our revolving credit facility. The weighted average interest rate on our total short-term borrowings was 2.75% and 4.12% as of March 31, 2009 and 2008, respectively.

As a result of our acquisition by Hindalco, we were required to refinance our existing credit facility in fiscal 2008. Additionally, we refinanced debt in Asia due to its scheduled maturity. See Note 12 — Debt to our consolidated and combined financial statements for additional information regarding our financing activities.

During the first quarter of fiscal 2008, we also amended our then existing senior secured credit facilities to increase its capacity by $150 million. We used these proceeds to reduce the outstanding balance of our then existing revolving credit facility, thus increasing our borrowing capacity. This additional capacity, along with $92 million of cash received from the issuance of additional shares indirectly to Hindalco, allowed us to fund general working capital requirements and certain costs associated with the Arrangement including the cash settlement of share-based compensation arrangements and lender fees. In July 2007, we refinanced our Credit Agreements, as discussed below.

Credit Agreements and Predecessor Financing

In connection with our spin-off from Alcan, we entered into senior secured credit facilities (Old Credit Facilities) providing for aggregate borrowings of up to $1.8 billion. The Old Credit Facilities consisted of (1) a $1.3 billion seven-year senior secured Term Loan B facility, bearing interest at London Interbank Offered Rate (LIBOR) plus 1.75% (which was subject to change based on certain leverage ratios), all of which was borrowed on January 10, 2005, and (2) a $500 million five-year multi-currency revolving credit and letters of credit facility.

On April 27, 2007, our lenders consented to the sixth amendment of our Old Credit Facilities. The amendment included increasing the Term Loan B facility by $150 million. We utilized the additional funds available under the Term Loan B facility to reduce the outstanding balance of our $500 million revolving credit facility. The additional borrowing capacity under the revolving credit facility was used to fund working capital requirements and certain costs associated with the Arrangement, including the cash settlement of share-based compensation arrangements and lender fees. Additionally, the amendment included a limited waiver of the change of control Event of Default (as defined) which effectively extended the requirement to repay the Old Credit Facilities to July 11, 2007.

On May 25, 2007, we entered into a Bank and Bridge Facilities Commitment with affiliates of UBS and ABN AMRO, to provide backstop assurance for the refinancing of our existing indebtedness following the Arrangement. The commitments from UBS and ABN AMRO, provided by the banks on a 50%-50% basis, consisted of the following: (1) a senior secured term loan of up to $1.06 billion; (2) a senior secured asset-based revolving credit facility of up to $900 million and (3) a commitment to issue up to $1.2 billion of unsecured senior notes, if necessary. The commitment contained terms and conditions customary for facilities of this nature.

On July 6, 2007, we entered into new senior secured credit facilities with a syndicate of lenders led by affiliates of UBS and ABN AMRO (Credit Agreements) providing for aggregate borrowings of up to $1.76 billion. The Credit Agreements consist of (1) a $960 million seven-year Term Loan facility (Term Loan facility) and (2) an $800 million five year multi-currency asset-based revolving credit line and letter of credit facility (ABL facility).

The proceeds from the Term Loan facility of $960 million, drawn in full at the time of closing, and an initial draw of $324 million under the ABL facility were used to pay off our old credit facility, pay for debt issuance costs of the Credit Agreements and provide for additional working capital. Mandatory minimum principal amortization payments under the Term Loan facility are $2.4 million per calendar quarter. The first minimum principal amortization payment was made on September 30, 2007. Additional mandatory prepayments are required to be made for certain collateral liquidations, asset sales, debt and preferred stock issuances, equity issuances, casualty events and excess cash flow (as defined in the Credit Agreements). Any unpaid principal is due in full on July 6, 2014.

Under the Term Loan facility, loans characterized as alternate base rate (ABR) borrowings bear interest annually at a rate equal to the alternate base rate (which is the greater of (a) the base rate in effect on a given day and (b) the federal funds effective rate in effect on a given day, plus 0.50%) plus the applicable margin. Loans characterized as Eurocurrency borrowings bear interest at an annual rate equal to the adjusted LIBOR rate for the interest period in effect, plus the applicable margin. Generally, for both the Term Loan facility and ABL facility, interest rates reset every three months and interest is payable on a monthly, quarterly, or other periodic basis depending on the type of loan.

Borrowings under the ABL facility are generally based on 85% of eligible accounts receivable and 70 to 75% of eligible inventories. Commitment fees ranging from 0.25% to 0.375% are based on average daily amounts outstanding under the ABL facility during a fiscal quarter and are payable quarterly.

The Credit Agreements include customary affirmative and negative covenants. Under the ABL facility, if our excess availability, as defined under the borrowing, is less than $80 million, we are required to maintain a minimum fixed charge coverage ratio of 1 to 1. Substantially all of our assets are pledged as collateral under the Credit Agreements.

As discussed above, in March 2009, we issued an additional Term Loan with a face value of $220 million in exchange for $275 million of Senior Notes. The additional Term Loan was recorded at a fair value of $165 million determined using a discounted cash flow model. The difference between the fair value and the face value of the new Term Loan will be accreted over the life of the Term Loan using the effective interest method, resulting in additional non-cash interest expense.

7.25% Senior Notes

On February 3, 2005, we issued $1.4 billion aggregate principal amount of senior unsecured debt securities (Senior Notes). The Senior Notes were priced at par, bear interest at 7.25% and mature on February 15, 2015.

Under the indenture that governs the Senior Notes, we are subject to certain restrictive covenants applicable to incurring additional debt and providing additional guarantees, paying dividends beyond certain amounts and making other restricted payments, sales and transfers of assets, certain consolidations or mergers, and certain transactions with affiliates.

Pursuant to the terms of the indenture governing our Senior Notes, we were obligated, within 30 days of closing of the Arrangement, to make an offer to purchase the Senior Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date the Senior Notes were purchased. Consequently, we commenced a tender offer on May 16, 2007 to repurchase all of the outstanding Senior Notes at the prescribed price. This offer expired on July 3, 2007 with holders of approximately $1 million of principal presenting their Senior Notes pursuant to the tender offer.

As described above, in March 2009, we entered into a transaction in which we exchanged Senior Notes with a face value of $275 million for additional floating rate Term Loan with a face value of $220 million.

Korean Bank Loans

In November 2004, Novelis Korea Limited (Novelis Korea), formerly Alcan Taihan Aluminium Limited, entered into a Korean won (KRW) 40 billion ($40 million) floating rate long-term loan due November 2007. We immediately entered into an interest rate swap to fix the interest rate at 4.80%. In August 2007, we refinanced this loan with a floating rate short-term borrowing in the amount of $40 million due by August 2008. We recognized a loss on extinguishment of debt of less than $1 million in connection with this refinancing. Additionally, we immediately entered into an interest rate swap and cross currency swap for the new loan through a 3.94% fixed rate KRW 38 billion ($38 million) loan.

In December 2004, we entered into (1) a $70 million floating rate loan and (2) a KRW 25 billion ($25 million) floating rate loan, both due in December 2007. We immediately entered into an interest rate and cross currency swap on the $70 million floating rate loan through a 4.55% fixed rate KRW 73 billion ($73 million) loan and an interest rate swap on the KRW 25 billion floating rate loan to fix the interest rate at 4.45%. In October 2007, we entered into a $100 million floating rate loan due October 2010 and immediately repaid the $70 million loan. In December 2007, we repaid the KRW 25 billion loan from the proceeds of the $100 million floating rate loan. Additionally, we immediately entered into an interest rate swap and cross currency swap for the $100 million floating rate loan through a 5.44% fixed rate KRW 92 billion ($92 million) loan.

In November 2008, we entered into a 7.47% interest rate KRW 10 billion ($7 million) bank loan due May 2009. In February 2009, we entered into a 3.94% interest rate KRW 50 billion ($37 million) bank loan due February 2010.

Interest Rate Swaps

As of March 31, 2009, we had entered into interest rate swaps to fix the variable LIBOR interest rate on $700 million of our floating rate Term Loan facility. We are still obligated to pay any applicable margin, as defined in our Credit Agreements. Interest rates swaps related to $400 million at an effective weighted average interest rate of 4.0% expire March 31, 2010. In January 2009, we entered into two interest rate swaps to fix the variable LIBOR interest rate on an additional $300 million of our floating rate Term Loan facility at a rate of 1.49%, plus any applicable margin. These interest rate swaps are effective from March 31, 2009 through March 31, 2011.

As of March 31, 2009 approximately 71% of our debt was fixed rate and approximately 29% was variable-rate.

Issuance of Additional Common Stock

On June 22, 2007, we issued 2,044,122 additional shares to AV Aluminum for $44.93 per share resulting in an additional equity contribution of $92 million. This contribution was equal in amount to certain payments made by Novelis related to change in control compensation to certain employees and directors, lender fees and other transaction costs incurred by the Company.

OFF-BALANCE SHEET ARRANGEMENTS

In accordance with SEC rules, the following qualify as off-balance sheet arrangements:

•	any obligation under certain derivative instruments;

•	any obligation under certain guarantees or contracts;

•	a retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets and

•	any obligation under a material variable interest held by the registrant in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the registrant, or engages in leasing, hedging or research and development services with the registrant.

The following discussion addresses the applicable off-balance sheet items for our Company.

Derivative Instruments

As of March 31, 2009, we have derivative financial instruments, as defined by FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (FASB 133). See Note 16 — Financial Instruments and Commodity Contracts to our accompanying consolidated financial statements.

In conducting our business, we use various derivative and non-derivative instruments to manage the risks arising from fluctuations in exchange rates, interest rates, aluminum prices and energy prices. Such instruments are used for risk management purposes only. We may be exposed to losses in the future if the counterparties to the contracts fail to perform. We are satisfied that the risk of such non-performance is remote due to our monitoring of credit exposures. Our ultimate gain or loss on these derivatives may differ from the amount recognized in the accompanying March 31, 2009 consolidated balance sheet.

The decision of whether and when to execute derivative instruments, along with the duration of the instrument, can vary from period to period depending on market conditions, the relative costs of the instruments and capacity to hedge. The duration is always linked to the timing of the underlying exposure, with the connection between the two being regularly monitored.

The current and noncurrent portions of derivative assets and the current portion of derivative liabilities are presented on the face of our accompanying consolidated balance sheets. The noncurrent portions of derivative liabilities are included in Other long-term liabilities in the accompanying consolidated balance sheets.

The fair values of our financial instruments and commodity contracts as of March 31, 2009 and March 31, 2008 are as follows (in millions):

	March 31, 2009
	Assets		Liabilities		Net Fair Value
	Current	Noncurrent	Current	Noncurrent	Assets/(Liabilities)

Successor
Derivatives designated as hedging instruments:
Currency exchange contracts	$—	$—	$—	$(11)	$(11)
Interest rate swaps	—	—	(13)	—	(13)
Electricity swap	—	—	(6)	(12)	(18)

Total derivatives designated as hedging instruments	—	—	(19)	(23)	(42)

Derivatives not designated as hedging instruments:
Aluminum contracts	99	41	(532)	(13)	(405)
Currency exchange contracts	20	31	(77)	(12)	(38)
Energy contracts	—	—	(12)	—	(12)

Total derivatives not designated as hedging instruments	119	72	(621)	(25)	(455)

Total derivative fair value	$119	$72	$(640)	$(48)	$(497)

	March 31, 2008
	Assets		Liabilities		Net Fair Value
	Current	Noncurrent	Current	Noncurrent	Assets/(Liabilities)

Successor
Derivatives designated as hedging instruments:
Currency exchange contracts	$—	$—	$—	$(184)	$(184)
Interest rate swaps	—	—	(3)	(12)	(15)
Electricity swap	3	11	—	—	14

Total derivatives designated as hedging instruments	3	11	(3)	(196)	(185)

Derivatives not designated as hedging instruments:
Aluminum forward contracts	131	4	(29)	—	106
Currency exchange contracts	64	6	(116)	(5)	(51)
Energy contracts	5	—	—	—	5

Total derivatives not designated as hedging instruments	200	10	(145)	(5)	60

Total derivative fair value	$203	$21	$(148)	$(201)	$(125)

Net Investment Hedges

We use cross-currency swaps to manage our exposure to fluctuating exchange rates arising from our loans to and investments in our European operations. The effective portion of gain or loss on the fair value of the derivative is included in Other comprehensive income (loss) (OCI). Prior to the Arrangement, the effective portion on the derivative was included in Change in fair value of effective portion of hedges, net. After the completion of the Acquisition, the effective portion on the derivative is included in Currency translation adjustments. The ineffective portion of gain or loss on the derivative is included in (Gain) loss on change in fair value of derivative instruments, net. We had cross-currency swaps of Euro 135 million against the U.S. dollar outstanding as of March 31, 2009.

The following table summarizes the amount of gain (loss) we recognized in OCI related to our net investment hedge derivatives (in millions).

		May 16,	April 1,
		2007	2007
	Year Ended	Through	Through
	March 31,	March 31,	May 15,
	2009	2008	2007
	Successor	Successor	Predecessor
Currency exchange contracts	$169	$(82)	$(8)

Cash Flow Hedges

We own an interest in an electricity swap which we have designated as a cash flow hedge against our exposure to fluctuating electricity prices. The effective portion of gain or loss on the derivative is included in OCI and reclassified when settled into (Gain) loss on change in fair value of derivatives, net in our accompanying consolidated statements of operations. As of March 31, 2009, the outstanding portion of this swap includes 20,888 megawatt hours through 2017.

We use interest rate swaps to manage our exposure to changes in the benchmark LIBOR interest rate arising from our variable-rate debt. We have designated these as cash flow hedges. The effective portion of gain or loss on the derivative is included in OCI and reclassified when settled into Interest expense and amortization of debt issuance costs in our accompanying consolidated statements of operations. We had $690 million of outstanding interest rate swaps designated as cash flow hedges as of March 31, 2009.

For all derivatives designated as cash flow hedges, gains or losses representing hedge ineffectiveness are recognized in (Gain) loss on change in fair value of derivative instruments, net in our current period earnings. If at any time during the life of a cash flow hedge relationship we determine that the relationship is no longer effective, the derivative will be de-designated as a cash flow hedge. This could occur if the underlying hedged exposure is determined to no longer be probable, or if our ongoing assessment of hedge effectiveness determines that the hedge relationship no longer meets the measures we have established at the inception of the hedge. Gains or losses recognized to date in Accumulated other comprehensive income (loss) (AOCI) would be immediately reclassified into current period earnings, as would any subsequent changes in the fair value of any such derivative.

During the next twelve months we expect to realize $13 million in effective net losses from our cash flow hedges. The maximum period over which we have hedged our exposure to cash flow variability is through 2017.

The following table summarizes the impact on AOCI and earnings of derivative instruments designated as cash flow hedge (in millions).

Gain or (Loss)
Recognized in Income
		Gain (Loss)	(Ineffective Portion and Amount
	Gain (Loss)	Reclassified from	Excluded from
	Recognized in OCI	AOCI into Income	Effectiveness Testing)
	Year Ended	Year Ended	Year Ended
	March 31, 2009	March 31, 2009	March 31, 2009
	Successor	Successor	Successor

Energy contracts	$(21)	$12	$—
Interest rate swaps	$3	$—	$—

Gain (Loss)
Recognized in Income
			Gain (Loss)		(Ineffective Portion and Amount
	Gain (Loss)		Reclassified from		Excluded from
	Recognized in OCI		AOCI into Income		Effectiveness Testing)
	May 16, 2007	April 1, 2007	May 16, 2007	April 1, 2007	May 16, 2007	April 1, 2007
	Through	Through	Through	Through	Through	Through
	March 31, 2008	May 15, 2007	March 31, 2008	May 15, 2007	March 31, 2008	May 15, 2007
	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
Currency exchange contracts	$—	$4	$—	$1	$—	$—
Energy contracts	$23	$4	$8	$—	$—	$—
Interest rate swaps	$(15)	$—	$—	$—	$(1)	$—

Derivative Instruments Not Designated as Hedges

We use aluminum forward contracts and options to hedge our exposure to changes in the London Metal Exchange (LME) price of aluminum. These exposures arise from firm commitments to sell aluminum in future periods at fixed or capped prices, the forecasted output of our smelter operations in South America and the forecasted metal price lag associated with firm commitments to sell aluminum in future periods at prices based on the LME. In addition, transactions with certain customers meet the definition of a derivative under FASB 133 and are recognized as assets or liabilities at fair value on the accompanying consolidated balance sheets. As of March 31, 2009, we had 294 kilotonnes (kt) of outstanding aluminum contracts not designated as hedges.

We recognize a derivative position which arises from a contractual relationship with a customer that entitles us to pass-through the economic effect of trading positions that we take with other third parties on our customers’ behalf.

We use foreign exchange forward contracts and cross-currency swaps to manage our exposure to changes in exchange rates. These exposures arise from recorded assets and liabilities, firm commitments and forecasted cash flows denominated in currencies other than the functional currency of certain of our operations. As of March 31, 2009, we had outstanding currency exchange contracts with a total notional amount of $1.4 billion not designated as hedges.

We use heating oil swaps and natural gas swaps to manage our exposure to fluctuating energy prices in North America. As of March 31, 2009, we had 3.4 million gallons of heating oil swaps and 3.8 million MMBtu’s of natural gas that were not designated as hedges.

While each of these derivatives is intended to be effective in helping us manage risk, they have not been designated as hedging instruments under FASB 133. The change in fair value of these derivative instruments is included in (Gain) loss on change in fair value of derivative instruments, net in the accompanying consolidated statement of operations.

The following table summarizes the gains (losses) recognized in current period earnings (in millions).

		May 16, 2007	April 1, 2007
	Year Ended	Through	Through
	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Predecessor
Derivative Instruments Not Designated as Hedges
Aluminum contracts	$(561)	$44	$7
Currency exchange contracts	24	(44)	10
Energy contracts	(29)	12	3

Gain (loss) recognized	(569)	12	20
Derivative Instruments Designated as Cash Flow Hedges
Interest rate swaps	—	(1)	—
Electricity swap	13	11	—

Gain (loss) on change in fair value of derivative instruments, net	$(556)	$22	$20

Guarantees of Indebtedness

We have issued guarantees on behalf of certain of our subsidiaries and non-consolidated affiliates, including certain of our wholly-owned subsidiaries and Aluminium Norf GmbH, which is a fifty percent (50%) owned joint venture that does not meet the requirements for consolidation under FASB Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities (FIN 46(R)).

In the case of our wholly-owned subsidiaries, the indebtedness guaranteed is for trade accounts payable to third parties. Some of the guarantees have annual terms while others have no expiration and have termination notice requirements. Neither we nor any of our subsidiaries or non-consolidated affiliates holds any assets of any third parties as collateral to offset the potential settlement of these guarantees.

Since we consolidate wholly-owned and majority-owned subsidiaries in our consolidated financial statements, all liabilities associated with trade payables and short-term debt facilities for these entities are already included in our consolidated balance sheets.

The following table discloses information about our obligations under guarantees of indebtedness of others as of March 31, 2009 (in millions). We did not have any obligations under guarantees of indebtedness related to our majority-owned subsidiaries as of March 31, 2009.

	Maximum	Liability
	Potential Future	Carrying
	Payment	Value

Wholly-owned Subsidiaries	$50	$14
Aluminium Norf GmbH	13	—

We have no retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets.

Other Arrangements

Forfaiting of Trade Receivables

Novelis Korea Limited forfaits trade receivables in the ordinary course of business. These trade receivables are typically outstanding for 60 to 120 days. Forfaiting is a non-recourse method to manage credit and interest rate risks. Under this method, customers contract to pay a financial institution. The institution assumes the risk of non-payment and remits the invoice value (net of a fee) to us after presentation of a proof of delivery of goods to the customer. We do not retain a financial or legal interest in these receivables, and they are not included in our consolidated balance sheets.

Factoring of Trade Receivables

Our Brazilian operations factor, without recourse, certain trade receivables that are unencumbered by pledge restrictions. Under this method, customers are directed to make payments on invoices to a financial institution, but are not contractually required to do so. The financial institution pays us any invoices it has approved for payment (net of a fee). We do not retain financial or legal interest in these receivables, and they are not included in our consolidated balance sheets.

Summary Disclosures of Forfaited and Factored Financial Amounts

The following tables summarize our forfaiting and factoring amounts (in millions).

		May 16, 2007	April 1, 2007	Three Months
	Year Ended	Through	Through	Ended	Year Ended
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	December 31, 2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Receivables forfaited	$570	$507	$51	$68	$424
Receivables factored	$70	$75	$—	$18	$71
Forfaiting expense	$5	$6	$1	$1	$5
Factoring expense	$1	$1	$—	$—	$1

	March 31,
	2009	2008
	Successor	Successor

Forfaited receivables outstanding	$71	$149
Factored receivables outstanding	$—	$—

The amount of forfaited receivables outstanding decreased as of March 31, 2009 as compared to March 31, 2008 primarily due to decline in the LME price from March 31, 2008 to March 31, 2009 which resulted in a smaller amount of receivables available for forfaiting, as well as tightening in the credit markets.

Other

As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (SPEs), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of March 31, 2009 and 2008, we were not involved in any unconsolidated SPE transactions.

CONTRACTUAL OBLIGATIONS

We have future obligations under various contracts relating to debt and interest payments, capital and operating leases, long-term purchase obligations, and postretirement benefit plans. The following table presents our estimated future payments under contractual obligations that exist as of March 31, 2009, based on undiscounted amounts (in millions). The future cash flow commitments that we may have related to derivative contracts are not estimable and are therefore not included. Furthermore, due to the difficulty in determining the timing of settlements, the table excludes $61 million of uncertain tax positions. See Note 19 — Income Taxes to our accompanying consolidated financial statements.

		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Debt(A)	$2,522	$56	$126	$22	$2,318
Interest on long-term debt(B)	754	159	306	200	89
Capital leases(C)	68	7	14	13	34
Operating leases(D)	96	19	30	24	23
Purchase obligations(E)	7,205	2,035	3,121	1,303	746
Unfunded pension plan benefits(F)	120	12	21	24	63
Other post-employment benefits(F)	114	7	17	21	69
Funded pension plans(F)	52	52	—	—	—

Total	$10,931	$2,347	$3,635	$1,607	$3,342

(A)	Includes only principal payments on our Senior Notes, term loans, revolving credit facilities and notes payable to banks and others. These amounts exclude payments under capital lease obligations.

(B)	Interest on our fixed rate debt is estimated using the stated interest rate. Interest on our variable-rate debt is estimated using the rate in effect as of March 31, 2009 and includes the effect of current interest rate swap agreements. Actual future interest payments may differ from these amounts based on changes in floating interest rates or other factors or events. These amounts include an estimate for unused commitment fees. Excluded from these amounts are interest related to capital lease obligations, the amortization of debt issuance and other costs related to indebtedness.

(C)	Includes both principal and interest components of future minimum capital lease payments. Excluded from these amounts are insurance, taxes and maintenance associated with the property.

(D)	Includes the minimum lease payments for non-cancelable leases for property and equipment used in our operations. We do not have any operating leases with contingent rents. Excluded from these amounts are insurance, taxes and maintenance associated with the properties and equipment.

(E)	Includes agreements to purchase goods (including raw materials and capital expenditures) and services that are enforceable and legally binding on us, and that specify all significant terms. Some of our raw material purchase contracts have minimum annual volume requirements. In these cases, we estimate our future purchase obligations using annual minimum volumes and costs per unit that are in effect as of March 31, 2009. Due to volatility in the cost of our raw materials, actual amounts paid in the future may differ from these amounts. Excluded from these amounts are the impact of any derivative instruments and any early contract termination fees, such as those typically present in energy contracts.

(F)	Obligations for postretirement benefit plans are estimated based on actuarial estimates using benefit assumptions for, among other factors, discount rates, rates of compensation increases, and healthcare cost trends. Payments for unfunded pension plan benefits and other post-employment benefits are estimated through 2016. For funded pension plans, estimating the requirements beyond fiscal 2010 is not practical, as it depends on the performance of the plans’ investments, among other factors.

DIVIDENDS

On March 1, 2005, our board of directors approved the adoption of a quarterly dividend on our common shares. The following table shows information regarding dividends declared on our common shares since our inception.

Declaration Date	Record Date	Dividend/Share	Payment Date

March 1, 2005	March 11, 2005	$0.09	March 24, 2005
April 22, 2005	May 20, 2005	$0.09	June 20, 2005
July 27, 2005	August 22, 2005	$0.09	September 20, 2005
October 28, 2005	November 21, 2005	$0.09	December 20, 2005
February 23, 2006	March 8, 2006	$0.09	March 23, 2006
April 27, 2006	May 20, 2006	$0.09	June 20, 2006
August 28, 2006	September 7, 2006	$0.01	September 25, 2006
October 26, 2006	November 20, 2006	$0.01	December 20, 2006

No dividends have been declared since October 26, 2006. Future dividends are at the discretion of the board of directors and will depend on, among other things, our financial resources, cash flows generated by our business, our cash requirements, restrictions under the instruments governing our indebtedness, being in compliance with the appropriate indentures and covenants under the instruments that govern our indebtedness that would allow us to legally pay dividends and other relevant factors.

ENVIRONMENT, HEALTH AND SAFETY

We strive to be a leader in environment, health and safety (EHS). Our EHS system is aligned with ISO 14001, an international environmental management standard, and OHSAS 18001, an international occupational health and safety management standard. All of our facilities are expected to implement the necessary management systems to support ISO 14001 and OHSAS 18001 certifications. As of March 31, 2009, all of our manufacturing facilities worldwide were ISO 14001 certified, 31 facilities were OHSAS 18001 certified and 29 have dedicated quality improvement management systems.

Our capital expenditures for environmental protection and the betterment of working conditions in our facilities were $5 million in fiscal 2009. We expect these capital expenditures will be approximately $12 million and $13 million in fiscal 2010 and 2011, respectively. In addition, expenses for environmental protection (including estimated and probable environmental remediation costs as well as general environmental protection costs at our facilities) were $28 million in fiscal 2009, and are expected to be $37 million and $32 million in fiscal 2010 and 2011. Generally, expenses for environmental protection are recorded in Cost of goods sold. However, significant remediation costs that are not associated with on-going operations are recorded in Other (income) expenses, net.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements which have been prepared in accordance with GAAP. In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors we believe to be relevant at the time we prepared our consolidated financial statements. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 1 — Business and Summary of Significant Accounting Policies to our accompanying consolidated financial statements. We believe the following accounting policies are the most critical to aid in fully understanding and evaluating our reported financial results, as they require management to make difficult, subjective or complex judgments, and to make estimates about the effect of matters that are inherently uncertain. We have reviewed these critical accounting policies and related disclosures with the Audit Committee of our board of directors.

Derivative Financial Instruments

We use derivative instruments to manage our exposure to changes in commodity prices, foreign currency exchange rates, energy prices and interest rates. Derivative instruments we use are primarily commodity forward and option contracts, foreign currency forward contracts and interest swaps. Our operations and cash flows are subject to fluctuations due to changes in commodity prices, foreign currency exchange rates, energy prices and interest rates.

We are exposed to changes in aluminum prices through arrangements where the customer has received a fixed price commitment from us. We attempt to manage this risk by hedging future purchases of metal required for these firm commitments. In addition, we hedge a portion of our future production.

To the extent that these exposures are not fully hedged, we are exposed to gains and losses when changes occur in the market price of aluminum. Hedges of specific arrangements and future production increase or decrease the fair value by approximately $37 million for a 10% change in the market value of aluminum as of March 31, 2009.

Short-term exposures to changing foreign currency exchange rates occur due to operating cash flows denominated in foreign currencies. We manage this risk with forward currency swap contracts and currency exchange options. Our most significant foreign currency exposures relate to the euro, Brazilian real and the Korean won. We assess market conditions and determine an appropriate amount to hedge based on pre-determined policies.

To the extent that foreign currency operating cash flows are not fully hedged, we are exposed to foreign exchange gains and losses. In the event that we choose not to hedge a foreign currency cash flow, an adverse movement in rates could impact our earnings and cash flows. A 10% instantaneous appreciation of all foreign exchange rates against the U.S. dollar would reduce the fair value of our currency derivatives by approximately $15 million.

We are exposed to changes in interest rates due to our financing, investing and cash management activities. We may enter into interest rate swap contracts to protect against our exposure to changes in future interest rates, which requires deciding how much of the exposure to hedge based on our sensitivity to variable-rate fluctuations.

To the extent that we choose to hedge our interest costs, we are able to avoid the impacts of changing interest rates on our interest costs. In the event that we do not hedge a floating rate debt a movement in market interest rates could impact our interest cost. As of March 31, 2009, a 10% change in the market interest rate would increase or decrease the fair value of our interest rate hedges by $3 million. A 12.5 basis point change in market interest rates as of March 31, 2009 would increase or decrease our unhedged interest cost on floating rate debt by approximately $1 million.

The majority of our derivative contracts are valued using industry-standard models that use observable market inputs as their basis, such as time value, forward interest rates, volatility factors, and current (spot) and forward market prices for foreign exchange rates. See Note 17 — Fair Value of Assets and Liabilities to our accompanying consolidated financial statements for discussion on fair value of derivative instruments.

Impairment of Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies. As a result of the Arrangement, we estimated fair value of goodwill using a number of factors, including the application of multiples and discounted cash flow estimates. We have allocated goodwill to our operating segments in North America, Europe and South America, which are also reporting units for purposes of performing our goodwill impairment testing. Goodwill is not amortized; instead, it is tested for impairment annually, or more frequently if indicators of impairment exist. On an ongoing basis, absent any impairment indicators, we perform our goodwill impairment testing as of the last day of February of each year.

We test consolidated goodwill for impairment using a fair value approach at the reporting unit level. We use our operating segments as our reporting units and perform our goodwill impairment test in two steps. Step one compares the fair value of each reporting unit (operating segment) to its carrying amount. If step one indicates that an impairment potentially exists, the second step is performed to measure the amount of impairment, if any. Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value.

For purposes of our step one analysis, our estimate of fair value for each reporting unit is based on a combination of (1) quoted market prices/relationships (the market approach), (2) discounted cash flows (the income approach) and (3) a stock price build-up approach (the build-up approach). The estimated fair value for each reporting unit is within the range of fair values yielded under each approach.

Under the market approach, the fair value of each reporting unit is determined based upon comparisons to public companies engaged in similar businesses. Under the income approach, the fair value of each reporting unit is based on the present value of estimated future cash flows. The income approach is dependent on a number of significant management assumptions including markets and market share, sales volumes and prices, costs to produce, capital spending, working capital changes and the discount rate. The discount rate is commensurate with the risk inherent in the projected cash flows and reflects the rate of return required by an investor in the current economic conditions. Under the build-up approach, which is a variation of the market approach, we estimate the fair value of each reporting unit based on the estimated contribution of each of the reporting units to Hindalco’s total business enterprise value.

During the third fiscal quarter of 2009, we concluded that interim impairment testing was required due to the recent deterioration in the global economic environment and the resulting significant decrease in both the market capitalization of our parent company and the valuation of our publicly traded 7.25% Senior Notes. In the third quarter of fiscal 2009, the result of our step one test indicated a potential impairment.

For our reporting units in North America, Europe and South America, we proceeded to step two for the goodwill impairment calculation in which we determined the implied fair value of the goodwill and compared it to the carrying value of the goodwill. We allocated the fair value of the reporting unit to all of its assets and liabilities as if the reporting unit has been acquired and the fair value was the price paid to acquire each reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of the reporting unit’s goodwill. Step two was not performed for Asia as no goodwill has been allocated to this reporting unit. As a result of our step two evaluation, we recorded a $1.34 billion impairment charge in third quarter of fiscal 2009.

For impairment tests conducted in the third and fourth quarters of fiscal 2009, we used a discount rate of 12%, an increase of approximately 3% from the rate used in our prior year impairment test. An increase or decrease of 0.5% in the discount rate impacted the estimated fair value by $25-75 million, depending on the relative size of the reporting unit.

We performed our annual testing for goodwill impairment as of the last day of February 2009 and no additional goodwill impairment was identified.

Equity Investments

We invest in a number of public and privately-held companies, primarily through joint ventures and consortiums. These investments are accounted for using the equity method and include our investment in Aluminium Norf GmbH (Norf). As a result of the Arrangement, investments in and advances to affiliates as of May 16, 2007 were adjusted to reflect fair value.

We review equity investments for impairment whenever certain indicators are present suggesting that the carrying value of an investment is not recoverable. This analysis requires a significant amount of judgment to identify events or circumstances indicating that an equity investment may be impaired. Once an impairment indicator is identified, we must determine if an impairment exists, and if so, whether the impairment is other than temporary, in which case the equity investment is written down to its estimated fair value. In connection with the impairment testing conducted in the third quarter of fiscal 2009 related to goodwill, we also evaluated our investment in Norf for impairment using the income approach. This resulted in an impairment charge of $160 million, which is reported in Equity in net (income) loss of non-consolidated affiliates on the consolidated statement of operations.

Impairment of Intangible Assets

Our other intangible assets of $787 million as of March 31, 2009 consist of tradenames, technology, customer relationships and favorable energy and supply contracts and are amortized over 3 to 20 years. As of March 31, 2009, we do not have any intangible assets with indefinite useful lives. We consider the potential impairment of these other intangibles assets in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. For tradenames and technology, we utilize a relief-from-royalty method. All other intangible assets are assessed using the income approach. As a result of these assessments, no impairment was indicated.

Impairment of Long Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment when events or changes in circumstances indicate that the carrying value of the assets contained in our financial statements may not be recoverable. When evaluating long-lived assets for potential impairment, we first compare the carrying value of the asset to the asset’s estimated, future net cash flows (undiscounted and without interest charges). If the estimated future cash flows are less than the carrying value of the asset, we calculate and recognize an impairment loss. If we recognize an impairment loss, the adjusted carrying amount of the asset will be its new cost basis. For a depreciable long-lived asset, the new cost basis will be depreciated over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.

Our impairment loss calculations require management to apply judgments in estimating future cash flows and asset fair values, including forecasting useful lives of the assets and selecting the discount rate that represents the risk inherent in future cash flows. We recorded impairment charges on long-lived assets of $18 million (including $17 million classified as Restructuring charges, net), $1 million and $8 million during the years ended March 31, 2009 and 2008, and the three months ended March 31, 2007, respectively. We had no impairment charges on long-lived assets during the year ended December 31, 2006.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to additional impairment losses that could be material to our results of operations.

Pension and Other Postretirement Plans

We account for our defined benefit pension plans and non-pension postretirement benefit plans in accordance with FASB Statements No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, No. 87, Employers’ Accounting for Pensions, and No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. Liabilities and expense for pension plans and other postretirement benefits are determined using actuarial methodologies and incorporate significant assumptions, including the rate used to discount the future estimated liability, the long-term rate of return on plan assets, and several assumptions related to the employee workforce (salary increases, medical costs, retirement age, and mortality).

The actuarial models use an attribution approach that generally spreads the financial impact of changes to the plan and actuarial assumptions over the average remaining service lives of the employees in the plan. Changes in liability due to changes in actuarial assumptions such as discount rate, rate of compensation increases and mortality, as well as annual deviations between what was assumed and what was experienced by the plan are treated as gains or losses. Additionally, gains and losses are amortized over the group’s average future service. The average future service for pension plans and other postretirement benefit plans is 12.2 and

12.7 years respectively. The principle underlying the required attribution approach is that employees render service over their average remaining service lives on a relatively smooth basis and, therefore, the accounting for benefits earned under the pension or non-pension postretirement benefits plans should follow the same relatively smooth pattern.

Our pension obligations relate to funded defined benefit pension plans we have established in the United States, Canada, Switzerland and the United Kingdom, unfunded pension benefits primarily in Germany, and unfunded lump sum indemnities payable upon retirement to employees of businesses in France, South Korea, Malaysia and Italy. Pension benefits are generally based on the employee’s service and either on a flat dollar rate or on the highest average eligible compensation before retirement. Our other postretirement benefit obligations include unfunded healthcare and life insurance benefits provided to retired employees in Canada, the U.S. and Brazil.

All net actuarial gains and losses are generally amortized over the expected average remaining service life of the employees. The costs and obligations of pension and other postretirement benefits are calculated based on assumptions including the long-term rate of return on pension assets, discount rates for pension and other postretirement benefit obligations, expected service period, salary increases, retirement ages of employees and healthcare cost trend rates. These assumptions bear the risk of change as they require significant judgment and they have inherent uncertainties that management may not be able to control.

The most significant assumption used to calculate pension and other postretirement obligations is the discount rates used to determine the present value of benefits. It is based on spot rate yield curves and individual bond matching models for pension and other postretirement plans in Canada and the United States, and on published long-term high quality corporate bond indices in other countries, at the end of each fiscal year. Adjustments were made to the index rates based on the duration of the plans’ obligations for each country. The weighted average discount rate used to determine the pension benefit obligation was 6.0% as of March 31, 2009, compared to 5.8% and 5.4% for March 31, 2008 and December 31, 2006, respectively. The weighted average discount rate used to determine the other postretirement benefit obligation was 6.2% as of March 31, 2009, compared to 6.1% and 5.7% for March 31, 2008 and December 31, 2006, respectively. The weighted average discount rate used to determine the net periodic benefit cost is the rate used to determine the benefit obligation in the previous year.

As of March 31, 2009, an increase in the discount rate of 0.5%, assuming inflation remains unchanged, would result in a decrease of $82 million in the pension and other postretirement obligations and in a decrease of $10 million in the net periodic benefit cost. A decrease in the discount rate of 0.5% as of March 31, 2009, assuming inflation remains unchanged, would result in an increase of $82 million in the pension and other postretirement obligations and in an increase of $10 million in the net periodic benefit cost. The calculation of the estimate of the expected return on assets and additional discussion regarding pension and other postretirement plans is described in Note 14 — Postretirement Benefit Plans to our accompanying consolidated financial statements. The weighted average expected return on assets was 6.9% for 2009, 7.3% for 2008 and 7.3% for 2006. The expected return on assets is a long-term assumption whose accuracy can only be measured over a long period based on past experience. A variation in the expected return on assets by 0.5% as of March 31, 2009 would result in a variation of approximately $3 million in the net periodic benefit cost.

Income Taxes

We account for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, deferred tax assets are also recorded with respect to net operating losses and other tax attribute carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when realization of the benefit of deferred tax assets is not deemed to be more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The ultimate recovery of certain of our deferred tax assets is dependent on the amount and timing of taxable income that we will ultimately generate in the future and other factors such as the interpretation of tax laws. This means that significant estimates and judgments are required to determine the extent that valuation allowances should be provided against deferred tax assets. We have provided valuation allowances as of March 31, 2009 aggregating $228 million against such assets based on our current assessment of future operating results and these other factors.

By their nature, tax laws are often subject to interpretation. Further complicating matters is that in those cases where a tax position is open to interpretation, differences of opinion can result in differing conclusions as to the amount of tax benefits to be recognized under FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 utilizes a two-step approach for evaluating tax positions. Recognition (Step 1) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more likely than not to be sustained upon examination. Measurement (Step 2) is only addressed if Step 1 has been satisfied. Under Step 2, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. Consequently, the level of evidence and documentation necessary to support a position prior to being given recognition and measurement within the financial statements is a matter of judgment that depends on all available evidence.

As of March 31, 2009 the total amount of unrecognized benefits that, if recognized, would affect the effective income tax rate in future periods based on anticipated settlement dates is $46 million. Although management believes that the estimates and judgments discussed herein are reasonable, actual results could differ, which could result in gains or losses that could be material.

Assessment of Loss Contingencies

We have legal and other contingencies, including environmental liabilities, which could result in significant losses upon the ultimate resolution of such contingencies. Environmental liabilities that are not legal asset retirement obligations are accrued on an undiscounted basis when it is probable that a liability exists for past events.

We have provided for losses in situations where we have concluded that it is probable that a loss has been or will be incurred and the amount of the loss is reasonably estimable. A significant amount of judgment is involved in determining whether a loss is probable and reasonably estimable due to the uncertainty involved in determining the likelihood of future events and estimating the financial statement impact of such events. If further developments or resolution of a contingent matter are not consistent with our assumptions and judgments, we may need to recognize a significant charge in a future period related to an existing contingency.

RECENTLY ISSUED ACCOUNTING STANDARDS

Recently Adopted Accounting Standards

The following accounting standards have been adopted by us during the twelve months ended March 31, 2009.

These financial statements reflect the retrospective application of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements (FASB 160) for all periods presented. FASB 160 establishes accounting and reporting standards that require: (i) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the condensed consolidated balance sheet within shareholder’s equity, but separate from the parent’s equity; (ii) the amount of consolidated net income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of operations and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently.

During the quarter ended March 31, 2009, we adopted FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (FASB 161). FASB

161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under FASB 133 and its related interpretations and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. This standard had no impact on our consolidated financial position, results of operations and cash flows.

During the quarter ended December 31, 2008, we adopted FASB Staff Position (FSP) No. FAS 140-4 and FASB Interpretation No. 46(R)-8 (FIN 46(R)-8), Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. FIN 46(R)-8 calls for enhanced disclosures by public entities about interests in variable interest entities (VIE) and provides users of the financial statements with greater transparency about an enterprise’s involvement with variable interest entities. This FSP had no impact on our consolidated financial position, results of operation and cash flows.

On April 1, 2008, we adopted FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115 (FASB 159). FASB 159 permits entities to choose to measure financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis (the “fair value option”) with changes in fair value reported in earnings each reporting period. The fair value option enables some companies to reduce the volatility in reported earnings caused by measuring related assets and liabilities differently without applying the complex hedge accounting requirements under FASB 133, to achieve similar results. We previously recorded our derivative contracts and hedging activities at fair value in accordance with FASB 133. We did not elect the fair value option for any other financial instruments or certain other financial assets and liabilities that were not previously required to be measured at fair value.

On April 1, 2008, we adopted FASB Statement No. 157, Fair Value Measurements (FASB 157), as it relates to financial assets and financial liabilities. On October 10, 2008, we adopted FASB Staff Position FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (FSP FAS 157-3). The FSP clarifies the application of FASB 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 is effective for prior periods for which financial statements have not been issued. This standard had no impact on our consolidated financial position, results of operation and cash flows. See Note 17 — Fair Value of Assets and Liabilities regarding our adoption of this standard.

On April 1, 2008, we adopted FASB Staff Position No. FIN 39-1, Amendment of FASB Interpretation No. 39, (FSP FIN 39-1). FSP FIN 39-1 amends FASB Statement No. 39, Offsetting of Amounts Related to Certain Contracts, by permitting entities that enter into master netting arrangements as part of their derivative transactions to offset in their financial statements net derivative positions against the fair value of amounts (or amounts that approximate fair value) recognized for the right to reclaim cash collateral or the obligation to return cash collateral under those arrangements. Our adoption of this standard did not have a material impact on our consolidated financial position, results of operations and cash flows.

Recently Issued Accounting Standards

The following new accounting standards have been issued, but have not yet been adopted by us as of March 31, 2009, as adoption is not required until future reporting periods.

In April 2009, the FASB issued FASB Staff Position No. 107-1 (FSP FAS 107-1) and APB Opinion 28-1 (APB 28-1), Interim Disclosures about Fair Value of Financial Instruments. FSP FAS 107-1 and APB 28-1 amends FASB 107 and APB Opinion No. 28, Interim Financial Reporting, to require disclosures about the fair value of financial instruments for interim reporting periods. FSP FAS 107-1 and APB 28-1 will be effective for interim reporting periods ending after June 15, 2009. As FSP FAS 107-1 and APB 28-1 only require enhanced disclosures, they will have no impact on our consolidated financial position, results of operation and cash flows.

In April 2009, the FASB issued FASB Staff Position No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (FSP FAS 157-4). FSP FAS 157-4 provides additional guidance in accordance with FASB No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability has significantly decreased. FSP FAS 157-4 will be effective for interim and annual reporting periods ending after June 15, 2009. This standard will have no impact our consolidated financial position, results of operations and cash flows.

In April 2009, the FASB issued FASB Staff Position No. 115-2 (FSP FAS 115-2) and FASB Staff Position No. 124-2 (FSP FAS 124-2), Recognition of Other-than-Temporary-Impairments. FSP FAS No. 115-2 and FSP FAS No. 124-2 amends the other-than-temporary impairment guidance in U.S. GAAP for debt and equity securities. FSP FAS No. 115-2 and FSP FAS No. 124-2 will be effective for interim and annual reporting periods ending after June 15, 2009. This standard will have no impact our consolidated financial position, results of operations and cash flows.

In December 2008, the FASB issued FSP No. 132(R)-1, Employers’ Disclosures about Pensions and Other Postretirement Benefits (FSP No. 132(R)-1). FSP No. 132(R)-1 requires that an employer disclose the following information about the fair value of plan assets: 1) how investment allocation decisions are made, including the factors that are pertinent to understanding of investment policies and strategies; 2) the major categories of plan assets; 3) the inputs and valuation techniques used to measure the fair value of plan assets; 4) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and 5) significant concentrations of risk within plan assets. FSP No. 132(R)-1 will be effective for fiscal years ending after December 15, 2009, with early application permitted. At initial adoption, application of FSP No. 132(R)-1 would not be required for earlier periods that are presented for comparative purposes. This standard will have no impact on our consolidated financial position, results of operations and cash flows.

In November 2008, the Emerging Issues Task Force (EITF) issued Issue No. 08-06, Equity Method Investment Accounting Considerations (EITF 08-06). EITF 08-6 address questions that have arisen about the application of the equity method of accounting for investments acquired after the effective date of both FASB 141(R) and FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements. EITF 08-06 clarifies how to account for certain transactions involving equity method investments. EITF 08-6 is effective on a prospective basis for fiscal years beginning after December 15, 2008, with early adoption prohibited. We have not yet commenced evaluating the potential impact, if any, of the adoption of EITF 08-6 on our consolidated financial position, results of operations and cash flows.

In April 2008, the FASB issued Staff Position No. FAS 142-3, Determination of Useful Life of Intangible Assets (FSP FAS 142-3). FSP FAS 142-3 amends the factors that should be considered in developing the renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB 142. FSP FAS 142-3 also requires expanded disclosure related to the determination of intangible asset useful lives. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. Earlier adoption is prohibited. We have not yet commenced evaluating the potential impact, if any, of the adoption of FSP FAS 142-3 on our consolidated financial position, results of operations and cash flows.

In December 2007, the FASB issued Statement No. 141 (Revised), Business Combinations (FASB 141(R)). FASB 141(R) establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FASB 141(R) also requires acquirers to estimate the acquisition-date fair value of any contingent consideration and to recognize any subsequent changes in the fair value of contingent consideration in earnings. We will be required to apply this new standard prospectively to business combinations occurring after March 31, 2009, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. FASB 141(R) amends certain provisions of FASB 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of FASB 141(R) would also apply the provisions of FASB 141(R). Early adoption is prohibited.

We have determined that all other recently issued accounting standards will not have a material impact on our consolidated financial position, results of operations or cash flows, or do not apply to our operations.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

We are exposed to certain market risks as part of our ongoing business operations, including risks from changes in commodity prices (primarily aluminum, electricity and natural gas), foreign currency exchange rates and interest rates that could impact our results of operations and financial condition. We manage our exposure to these and other market risks through regular operating and financing activities and derivative financial instruments. We use derivative financial instruments as risk management tools only, and not for speculative purposes. Except where noted, the derivative contracts are marked-to-market and the related gains and losses are included in earnings in the current accounting period.

By their nature, all derivative financial instruments involve risk, including the credit risk of non-performance by counterparties. All derivative contracts are executed with counterparties that, in our judgment, are creditworthy. Our maximum potential loss may exceed the amount recognized in the accompanying March 31, 2009 consolidated balance sheet.

The decision of whether and when to execute derivative instruments, along with the duration of the instrument, can vary from period to period depending on market conditions and the relative costs of the instruments. The duration is always linked to the timing of the underlying exposure, with the connection between the two being regularly monitored.

Commodity Price Risks

We have commodity price risk with respect to purchases of certain raw materials including aluminum, electricity and natural gas.

Aluminum

Most of our business is conducted under a conversion model, which allows us to pass through increases or decreases in the price of aluminum to our customers. Nearly all of our products have a price structure with two components: (i) a pass through aluminum price based on the LME plus local market premiums and (ii) a “conversion premium” based on the conversion cost to produce the rolled product and the competitive market conditions for that product.

In situations where we offer customers fixed prices for future delivery of our products, we may enter into derivative instruments for the metal inputs in order to protect the profit on the conversion of the product. Consequently, the gain or loss resulting from movements in the price of aluminum on these contracts would generally be offset by an equal and opposite impact on the net sales and purchases being hedged.

In addition, sales contracts representing approximately 10% of our total shipments for the year ended March 31, 2009 provide for a ceiling over which metal prices could not contractually be passed through to certain customers, unless adjusted. As a result, we were unable to pass through the complete increase in metal prices for sales under these contracts and this negatively impacts our margins when the metal price is above the ceiling price. As result of falling LME prices and based upon a March 31, 2009 aluminum price of $1,365 per tonne, there is no unfavorable revenue or cash flow impact estimated through December 31, 2009 when these contracts expire.

We employ three strategies to mitigate our risk of rising metal prices that we cannot pass through to certain customers due to metal price ceilings. First, we maximize the amount of our internally supplied metal inputs from our smelting, refining and mining operations in Brazil. Second, we rely on the output from our recycling operations which utilize used beverage cans (UBCs). Both of these sources of aluminum supply have historically provided a benefit as these sources of metal are typically less expensive than purchasing aluminum from third party suppliers. We refer to these two sources as our internal hedges.

Beyond our internal hedges described above, our third strategy to mitigate the risk of loss or reduced profitability associated with the metal price ceilings is to purchase derivative instruments on projected aluminum volume requirements above our assumed internal hedge position. We purchased forward derivative instruments to hedge our exposure to further metal price increases.

During the fiscal year 2009, we sold short-term LME futures contracts to reduce the cash flow volatility of fluctuating metal prices associated with metal price lag. We enter into forward metal purchases simultaneous with the contracts that contain fixed metal prices. These forward metal purchases directly hedge the economic risk of future metal price fluctuation associated with these contracts. The positive or negative impact on sales under these contracts has been included in the metal price lag effect described above, without regard to the fixed forward instruments we purchased to offset this risk.

Sensitivities

We estimate that a 10% change in the three month LME price would result in a $37 million pre-tax gain (loss) related to the change in fair value of our aluminum contracts as of March 31, 2009.

Energy

We use several sources of energy in the manufacture and delivery of our aluminum rolled products. In the year ended March 31, 2009, natural gas and electricity represented approximately 89% of our energy consumption by cost. We also use fuel oil and transport fuel. The majority of energy usage occurs at our casting centers, at our smelters in South America and during the hot rolling of aluminum. Our cold rolling facilities require relatively less energy.

We purchase our natural gas on the open market, which subjects us to market pricing fluctuations. We seek to stabilize our future exposure to natural gas prices through the use of forward purchase contracts. Natural gas prices in Europe, Asia and South America have historically been more stable than in the United States. As of March 31, 2009, we have a nominal amount of forward purchases outstanding related to natural gas.

A portion of our electricity requirements are purchased pursuant to long-term contracts in the local regions in which we operate. A number of our facilities are located in regions with regulated prices, which affords relatively stable costs. In South America, we own and operate hydroelectric facilities that meet approximately 25% of our total electricity requirements in that segment. Additionally, we have entered into an electricity swap in North America to fix a portion of the cost of our electricity requirements.

We purchase a nominal amount of heating oil forward contracts to hedge against fluctuations in the price of our transport fuel.

Fluctuating energy costs worldwide, due to the changes in supply and international and geopolitical events, expose us to earnings volatility as such changes in such costs cannot immediately be recovered under existing contracts and sales agreements, and may only be mitigated in future periods under future pricing arrangements.

Sensitivities

The following table presents the estimated potential effect on the fair values of these derivative instruments as of March 31, 2009 given a 10% change in spot prices for energy contracts ($ in millions).

	Change in	Change in
	Rate	Fair Value

Electricity	10%	$3
Natural Gas	10%	1
Heating Oil	10%	1

Foreign Currency Exchange Risks

Exchange rate movements, particularly the euro, the Canadian dollar, the Brazilian real and the Korean won against the U.S. dollar, have an impact on our operating results. In Europe, where we have predominantly local currency selling prices and operating costs, we benefit as the euro strengthens, but are adversely affected as the euro weakens. In Korea, where we have local currency selling prices for local sales and U.S. dollar denominated selling prices for exports, we benefit slightly as the won weakens, but are adversely affected as the won strengthens, due to a slightly higher percentage of exports compared to local sales. In Canada and Brazil, where we have predominately U.S. dollar selling prices, metal costs and local currency operating costs, we benefit as the local currencies weaken, but are adversely affected as the local currencies strengthen. Foreign currency contracts may be used to hedge the economic exposures at our foreign operations.

It is our policy to minimize functional currency exposures within each of our key regional operating segments. As such, the majority of our foreign currency exposures are from either forecasted net sales or forecasted purchase commitments in non-functional currencies. Our most significant non-U.S. dollar functional currency operating segments are Europe and Asia, which have the euro and the Korean won as their functional currencies, respectively. South America is U.S. dollar functional with Brazilian real transactional exposure.

We face translation risks related to the changes in foreign currency exchange rates. Amounts invested in our foreign operations are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. The resulting translation adjustments are recorded as a component of Accumulated other comprehensive income (loss) in the Shareholders’ equity section of the accompanying consolidated balance sheets. Net sales and expenses in our foreign operations’ foreign currencies are translated into varying amounts of U.S. dollars depending upon whether the U.S. dollar weakens or strengthens against other currencies. Therefore, changes in exchange rates may either positively or negatively affect our net sales and expenses from foreign operations as expressed in U.S. dollars.

Any negative impact of currency movements on the currency contracts that we have entered into to hedge foreign currency commitments to purchase or sell goods and services would be offset by an equal and opposite favorable exchange impact on the commitments being hedged. For a discussion of accounting policies and other information relating to currency contracts, see Note 1 — Business and Summary of Significant Accounting Policies and Note 16 — Financial Instruments and Commodity Contracts to our accompanying consolidated financial statements.

Sensitivities

The following table presents the estimated potential effect on the fair values of these derivative instruments as of March 31, 2009 given a 10% change in rates ($ in millions).

	Change in	Change in
	Exchange Rate	Fair Value

Currency measured against the U.S. dollar
Euro	10%	$(15)
Korean won	10%	3
Brazilian real	10%	25
British pound	10%	6
Canadian dollar	10%	3
Swiss franc	10%	(19)

Loans to and investments in European operations have been hedged with EUR 135 million of cross-currency swaps. We designated these as net investment hedges. While this has no impact on our cash flows, subsequent changes in the value of currency related derivative instruments that are not designated as hedges are recognized in Gain (loss) on change in fair value of derivative instruments, net in our consolidated statement of operations.

We estimate that a 10% increase in the value of the Euro against the US Dollar would result in an $18 million potential pre-tax loss on these derivatives as of March 31, 2009.

Interest Rate Risks

As of March 31, 2009, approximately 75% of our debt obligations were at fixed rates. Due to the nature of fixed-rate debt, there would be no significant impact on our interest expense or cash flows from either a 10% increase or decrease in market rates of interest.

We are subject to interest rate risk related to our floating rate debt. For every 12.5 basis point increase in the interest rates on our outstanding variable rate debt as of March 31, 2009, which includes $452 million of term loan debt and other variable rate debt of $265 million, our annual pre-tax income would be reduced by approximately $1 million.

From time to time, we have used interest rate swaps to manage our debt cost. In Korea, we entered into interest rate swaps to fix the interest rate on various floating rate debt. See Note 12 — Debt to our accompanying consolidated financial statements for further information.

Sensitivities

The following table presents the estimated potential effect on the fair values of these derivative instruments as of March 31, 2009 given a 10% change in rates ($ in millions).

	Increase in	Change in
	Rate	Fair Value

Interest Rate Contracts
North America	10%	$3
Asia	10%	—

Item 8.	Financial Statements and Supplementary Data

Management’s Responsibility Report

Novelis’ management is responsible for the preparation, integrity and fair presentation of the financial statements and other information used in this Annual Report on Form 10-K. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include, where appropriate, estimates based on the best judgment of management. Financial and operating data elsewhere in the Annual Report on Form 10-K are consistent with that contained in the accompanying financial statements.

Novelis’ policy is to maintain systems of internal control over financial reporting and disclosure controls and procedures. Such systems are designed to provide reasonable assurance that the financial information is accurate and reliable and that Company assets are adequately accounted for and safeguarded. The Board of Directors oversees the Company’s systems of internal control over financial reporting and disclosure controls and procedures through its Audit Committee, which is comprised of directors who are not employees. The Audit Committee meets regularly with representatives of the Company’s independent registered public accounting firm and management, including internal audit staff, to satisfy themselves that Novelis’ policy is being followed. The Audit Committee has engaged PricewaterhouseCoopers LLP as the independent registered public accounting firm.

The financial statements have been reviewed by the Audit Committee and, together with the other required information in this Annual Report on Form 10-K, approved by the Board of Directors. In addition, the financial statements have been audited by PricewaterhouseCoopers LLP whose reports are provided below.

/s/ Philip Martens	/s/ Steven Fisher

PHILIP MARTENS President and Chief Operating Officer	STEVEN FISHER Chief Financial Officer

August 5, 2009

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Novelis Inc.:

In our opinion, the accompanying consolidated balance sheets as of March 31, 2009 and March 31, 2008 and the related consolidated statements of operations, shareholder’s equity, cash flows, and comprehensive income (loss) for the year ended March 31, 2009 and the period from May 16, 2007 to March 31, 2008 present fairly, in all material respects, the financial position of Novelis Inc. and its subsidiaries (Successor) at March 31, 2009 and March 31, 2008, and the results of their operations and their cash flows for the year ended March 31, 2009 and the period from May 16, 2007 to March 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) because a material weakness in internal control over financial reporting with respect to the application of purchase accounting for an equity method investee including related income tax accounts existed as of that date. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness referred to above is described in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of Novelis Inc.’s 2009 Annual Report on Form 10-K. We considered this material weakness in determining the nature, timing, and extent of audit tests applied in our audit of the 2009 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements. The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in management’s report referred to above. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for minority interests (now termed noncontrolling interests) to conform to SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS No. 160”), effective April 1, 2009 and retrospectively adjusted the financial statements as of March 31, 2009 and 2008 and for the year ended March 31, 2009 and the period from May 16, 2007 to March 31, 2008.

/s/  PricewaterhouseCoopers LLP

Atlanta, GA
June 29, 2009 (except with respect to our opinion on the consolidated financial statements insofar as it relates to the retrospective application of SFAS No. 160, as to which the date is August 5, 2009).

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Novelis Inc.:

In our opinion, the accompanying consolidated statements of operations, shareholder’s/invested equity, cash flows, and comprehensive income (loss) for the periods from April 1, 2007 to May 15, 2007, and January 1, 2007 to March 31, 2007, and the year ended December 31, 2006 present fairly, in all material respects, the results of operations and cash flows of Novelis Inc. and its subsidiaries (Predecessor) for the periods from April 1, 2007 to May 15, 2007, and January 1, 2007 to March 31, 2007, and for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for defined benefit pension and other postretirement plans effective December 31, 2006.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for minority interests (now termed noncontrolling interests) to conform to SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS No. 160”), effective April 1, 2009 and retrospectively adjusted the financial statements for the periods from April 1, 2007 to May 15, 2007, and January 1, 2007 to March 31, 2007, and the year ended December 31, 2006.

/s/  PricewaterhouseCoopers LLP

Atlanta, GA
June 29, 2009 (except with respect to our opinion on the consolidated financial statements insofar as it relates to the retrospective application of SFAS No. 160, as to which the date is August 5, 2009).

Novelis Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

		May 16,	April 1,	Three
		2007	2007	Months
	Year Ended	Through	Through	Ended	Year Ended
	March 31,	March 31,	May 15,	March 31,	December 31,
	2009	2008	2007	2007	2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Net sales	$10,177	$9,965	$1,281	$2,630	$9,849

Cost of goods sold (exclusive of depreciation and amortization shown below)	9,251	9,042	1,205	2,447	9,317
Selling, general and administrative expenses	319	319	95	99	410
Depreciation and amortization	439	375	28	58	233
Research and development expenses	41	46	6	8	40
Interest expense and amortization of debt issuance costs	182	191	27	54	221
Interest income	(14)	(18)	(1)	(4)	(15)
(Gain) loss on change in fair value of derivative instruments, net	556	(22)	(20)	(30)	(63)
Impairment of goodwill	1,340	—	—	—	—
Gain on extinguishment of debt	(122)	—	—	—	—
Restructuring charges, net	95	6	1	9	19
Equity in net (income) loss of non-consolidated affiliates	172	(25)	(1)	(3)	(16)
Other (income) expenses, net	86	(6)	35	47	(19)

	12,345	9,908	1,375	2,685	10,127

Income (loss) before income taxes	(2,168)	57	(94)	(55)	(278)
Income tax provision (benefit)	(246)	73	4	7	(4)

Net loss	(1,922)	(16)	(98)	(62)	(274)
Net income (loss) attributable to noncontrolling interests	(12)	4	(1)	2	1

Net loss attributable to our common shareholder	(1,910)	(20)	(97)	(64)	(275)

Dividends per common share	$0.00	$0.00	$0.00	$0.00	$0.20

See accompanying notes to the consolidated financial statements.

Novelis Inc.

CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares)

	March 31,
	2009	2008
	Successor	Successor

ASSETS
Current assets
Cash and cash equivalents	$248	$326
Accounts receivable (net of allowances of $2 and $1 as of March 31, 2009 and 2008, respectively)
— third parties	1,049	1,248
— related parties	25	31
Inventories	793	1,455
Prepaid expenses and other current assets	51	58
Fair value of derivative instruments	119	203
Deferred income tax assets	216	125

Total current assets	2,501	3,446
Property, plant and equipment, net	2,799	3,357
Goodwill	582	1,930
Intangible assets, net	787	888
Investment in and advances to non-consolidated affiliates	719	946
Fair value of derivative instruments, net of current portion	72	21
Deferred income tax assets	4	6
Other long-term assets
— third parties	80	102
— related parties	23	41

Total assets	$7,567	$10,737

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$51	$15
Short-term borrowings	264	115
Accounts payable
— third parties	725	1,582
— related parties	48	55
Fair value of derivative instruments	640	148
Accrued expenses and other current liabilities	516	704
Deferred income tax liabilities	—	39

Total current liabilities	2,244	2,658
Long-term debt, net of current portion
— third parties	2,417	2,560
— related party	91	—
Deferred income tax liabilities	469	754
Accrued postretirement benefits	495	421
Other long-term liabilities	342	672

	6,058	7,065

Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 77,459,658 shares issued and outstanding as of March 31, 2009 and 2008, respectively	—	—
Additional paid-in capital	3,497	3,497
Accumulated deficit	(1,930)	(20)
Accumulated other comprehensive income (loss)	(148)	46

Total equity of our common shareholder	1,419	3,523
Noncontrolling interests	90	149

Total equity	1,509	3,672

Total liabilities and equity	$7,567	$10,737

See accompanying notes to the consolidated financial statements.

Novelis Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

		May 16,	April 1,	Three
		2007	2007	Months
	Year Ended	Through	Through	Ended	Year Ended
	March 31,	March 31,	May 15,	March 31,	December 31,
	2009	2008	2007	2007	2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
OPERATING ACTIVITIES
Net loss	$(1,922)	$(16)	$(98)	$(62)	$(274)
Adjustments to determine net cash provided by (used in) operating activities:
Depreciation and amortization	439	375	28	58	233
(Gain) loss on change in fair value of derivative instruments, net	556	(22)	(20)	(30)	(63)
Non-cash Restructuring charges, net	22	—	—	8	—
Gain on extinguishment of debt	(122)	—	—	—	—
Deferred income taxes	(331)	(5)	(18)	(9)	(77)
Write-off and amortization of fair value adjustments, net	(233)	(221)	—	—	—
Impairment of goodwill	1,340	—	—	—	—
Equity in net (income) loss of non-consolidated affiliates	172	(25)	(1)	(3)	(16)
Foreign exchange remeasurement on debt	26	—	—	—	—
Gain on reversal of accrued legal claim	(26)	—	—	—	—
Amortization of debt issuance costs	5	10	1	2	13
Other, net	3	2	4	2	12
Changes in assets and liabilities (net of effects from acquisitions and divestitures):
Accounts receivable	69	181	(21)	(25)	(141)
Inventories	466	208	(76)	(95)	(206)
Accounts payable	(655)	(18)	(62)	78	523
Other current assets	(6)	(8)	(7)	3	25
Other current liabilities	(63)	(68)	42	(22)	(64)
Other noncurrent assets	17	(30)	(1)	(5)	6
Other noncurrent liabilities	7	42	(1)	13	45

Net cash provided by (used in) operating activities	(236)	405	(230)	(87)	16

INVESTING ACTIVITIES
Capital expenditures	(145)	(185)	(17)	(24)	(116)
Disposal of business, net	—	—	—	—	(7)
Proceeds from sales of assets	5	8	—	—	38
Changes to investment in and advances to non-consolidated affiliates	20	24	1	1	3
Proceeds from related party loans receivable, net	17	18	—	1	37
Net proceeds from settlement of derivative instruments	(8)	37	18	24	238

Net cash provided by (used in) investing activities	(111)	(98)	2	2	193

(Continued)

Novelis Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In millions)

		May 16,	April 1,	Three
		2007	2007	Months
	Year Ended	Through	Through	Ended	Year Ended
	March 31,	March 31,	May 15,	March 31,	December 31,
	2009	2008	2007	2007	2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
FINANCING ACTIVITIES
Proceeds from issuance of common stock	—	92	—	—	—
Proceeds from issuance of debt
— third parties	263	1,100	150	—	41
— related parties	91	—	—	—	—
Principal repayments	(235)	(1,009)	(1)	(1)	(353)
Short-term borrowings, net	176	(241)	60	113	103
Dividends	(6)	(1)	(7)	—	(30)
Debt issuance costs	(3)	(37)	(2)	—	(11)
Proceeds from the exercise of stock options	—	—	1	27	2
Other	—	—	—	1	5

Net cash provided by (used in) financing activities	286	(96)	201	140	(243)

Net increase (decrease) in cash and cash equivalents	(61)	211	(27)	55	(34)
Effect of exchange rate changes on cash balances held in foreign currencies	(17)	13	1	—	7
Cash and cash equivalents — beginning of period	326	102	128	73	100

Cash and cash equivalents — end of period	$248	$326	$102	$128	$73

Supplemental disclosures of cash flow information:
Interest paid	$169	$200	$13	$84	$201
Income taxes paid	65	64	9	18	68

See accompanying notes to the consolidated financial statements.

Novelis Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY
(In millions, except number of shares)

	Equity of our Common Shareholder
				Retained	Accumulated
			Additional	Earnings/	Other	Non-
	Common Stock		Paid-in	(Accumulated	Comprehensive	controlling	Total
	Shares	Amount	Capital	Deficit)	Income (Loss)	Interests	Equity

Predecessor
Balance as of December 31, 2005	74,005,649	$—	$425	$92	$(84)	$159	$592
Fiscal 2006 Activity:
Net loss attributable to our common shareholder	—	—	—	(275)	—	—	(275)
Net income attributable to noncontrolling interests	—	—	—	—	—	1	1
Issuance of common stock in connection with stock plans	134,686	—	2	—	—	—	2
Spin-off settlement and post-closing adjustments	—	—	(38)	—	—	—	(38)
Share-based compensation	—	—	9	—	—	—	9
Currency translation adjustment	—	—	—	—	168	13	181
Change in fair value of effective portion of hedges, net	—	—	—	—	(46)	—	(46)
Postretirement benefit plans:
Change in minimum pension liability	—	—	—	—	12	—	12
Initial impact of adopting Financial Accounting Standards Board Statement No. 158	—	—	—	—	(55)	—	(55)
Noncontrolling interests cash dividends	—	—	—	—	—	(15)	(15)
Dividends on common shares	—	—	—	(15)	—	—	(15)

Balance as of December 31, 2006	74,140,335	—	398	(198)	(5)	158	353
Activity for Three Months Ended March 31, 2007:
Adjustment for uncertain tax positions	—	—	—	(1)	—	—	(1)
Net loss attributable to our common shareholder	—	—	—	(64)	—	—	(64)
Net income attributable to noncontrolling interests	—	—	—	—	—	2	2
Issuance of common stock from the exercise of stock options	1,217,325	—	27	—	—	—	27
Share-based compensation	—	—	2	—	—	—	2
Windfall tax benefit on share-based compensation	—	—	1	—	—	—	1
Currency translation adjustment	—	—	—	—	11	(1)	10
Change in fair value of effective portion of hedges, net	—	—	—	—	3	—	3
Postretirement benefit plans:
Amortization of net actuarial loss	—	—	—	—	1	—	1
Noncontrolling interests cash dividends	—	—	—	—	—	(7)	(7)

Balance as of March 31, 2007	75,357,660	—	428	(263)	10	152	327

(Continued)

Novelis Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY — (Continued)
(In millions, except number of shares)

	Equity of our Common Shareholder
				Retained	Accumulated
			Additional	Earnings/	Other	Non-
	Common Stock		Paid-in	(Accumulated	Comprehensive	controlling	Total
	Shares	Amount	Capital	Deficit)	Income (Loss)	Interests	Equity

Predecessor
Activity for April 1, 2007 through May 15, 2007:
Net loss attributable to our common shareholder	—	—	—	(97)	—	—	(97)
Net loss attributable to noncontrolling interests	—	—	—	—	—	(1)	(1)
Issuance of common stock from the exercise of stock options	57,876	—	1	—	—	—	1
Conversion of share-based compensation plans from equity-based plans to liability-based plans	—	—	(7)	—	—	—	(7)
Currency translation adjustment, net of tax	—	—	—	—	35	1	36
Change in fair value of effective portion of hedges, net of tax	—	—	—	—	(1)	—	(1)
Postretirement benefit plans:							—
Amortization of net actuarial loss	—	—	—	—	(1)	—	(1)

Balance as of May 15, 2007	75,415,536	$—	$422	$(360)	$43	$152	$257

Successor
Balance as of May 16, 2007	75,415,536	$—	$3,405	$—	$—	$152	$3,557
Activity for May 16, 2007 through March 31, 2008:
Net income (loss) attributable to our common shareholder	—	—	—	(20)	—	—	(20)
Net income attributable to noncontrolling interests	—	—	—	—	—	4	4
Issuance of additional common stock	2,044,122	—	92	—	—	—	92
Currency translation adjustment, net of tax	—	—	—	—	59	(6)	53
Postretirement benefit plans:						—
Change in pension and other benefits, net of tax	—	—	—	—	(13)	—	(13)
Noncontrolling interests cash dividends	—	—	—	—	—	(1)	(1)

Balance as of March 31, 2008	77,459,658	—	3,497	(20)	46	149	3,672
Fiscal 2009 Activity:
Net loss attributable to our common shareholder	—	—	—	(1,910)	—	—	(1,910)
Net loss attributable to noncontrolling interests	—	—	—	—	—	(12)	(12)
Currency translation adjustment, net of tax	—	—	—	—	(122)	(41)	(163)
Change in fair value of effective portion of hedges, net of tax	—	—	—	—	(19)	—	(19)
Postretirement benefit plans:
Change in pension and other benefits, net of tax	—	—	—	—	(53)	—	(53)
Noncontrolling interests cash dividends	—	—	—	—	—	(6)	(6)

Balance as of March 31, 2009	77,459,658	$—	$3,497	$(1,930)	$(148)	$90	$1,509

See accompanying notes to the consolidated financial statements.

Novelis Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

		May 16,	April 1,	Three
	Year	2007	2007	Months
	Ended	Through	Through	Ended	Year Ended
	March 31,	March 31,	May 15,	March 31,	December 31,
	2009	2008	2007	2007	2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Net income (loss) attributable to our common shareholder	$(1,910)	$(20)	$(97)	$(64)	$(275)

Other comprehensive income (loss):
Currency translation adjustment	(122)	59	31	11	172
Change in fair value of effective portion of hedges, net	(30)	—	(1)	7	(46)
Postretirement benefit plans:
Change in pension and other benefits	(84)	(17)	—	—
Amortization of net actuarial loss	—	—	(1)	2	—
Change in minimum pension liability	—	—	—	—	16

Other comprehensive income (loss) before income tax effect	(236)	42	29	20	142
Income tax provision (benefit) related to items of other comprehensive income (loss)	(42)	(4)	(4)	5	8

Other comprehensive income (loss), net of tax	(194)	46	33	15	134

Comprehensive income (loss) attributable to our common shareholder	(2,104)	26	(64)	(49)	(141)

Net income (loss) attributable to noncontrolling interests	(12)	4	(1)	2	1

Other comprehensive income (loss):
Currency translation adjustment	(41)	(6)	1	(1)	13

Other comprehensive income (loss), net of tax	(41)	(6)	1	(1)	13

Comprehensive income (loss) attributable to noncontrolling interests	(53)	(2)	—	1	14

Comprehensive income (loss)	$(2,157)	$24	$(64)	$(48)	$(127)

See accompanying notes to the consolidated financial statements.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

References herein to “Novelis,” the “Company,” “we,” “our,” or “us” refer to Novelis Inc. and its subsidiaries unless the context specifically indicates otherwise. References herein to “Hindalco” refer to Hindalco Industries Limited. In October 2007, the Rio Tinto Group purchased all the outstanding shares of Alcan, Inc. References herein to “Alcan” refer to Rio Tinto Alcan Inc.

Organization and Description of Business

Novelis Inc., formed in Canada on September 21, 2004, and its subsidiaries, is the world’s leading aluminum rolled products producer based on shipment volume. We produce aluminum sheet and light gauge products for the beverage and food can, transportation, construction and industrial, and foil products markets. As of March 31, 2009, we had operations on four continents: North America; South America; Asia; and Europe, through 32 operating plants and four research facilities in 11 countries. In addition to aluminum rolled products plants, our South American businesses include bauxite mining, alumina refining, primary aluminum smelting and power generation facilities that are integrated with our rolling plants in Brazil.

On May 18, 2004, Alcan announced its intention to transfer its rolled products businesses into a separate company and to pursue a spin-off of that company to its shareholders. The spin-off occurred on January 6, 2005, following approval by Alcan’s board of directors and shareholders, and legal and regulatory approvals. Alcan shareholders received one Novelis common share for every five Alcan common shares held.

Acquisition of Novelis Common Stock and Predecessor and Successor Reporting

On May 15, 2007, the Company was acquired by Hindalco through its indirect wholly-owned subsidiary pursuant to a plan of arrangement (the Arrangement) at a price of $44.93 per share. The aggregate purchase price for all of the Company’s common shares was $3.4 billion and Hindalco also assumed $2.8 billion of Novelis’ debt for a total transaction value of $6.2 billion. Subsequent to completion of the Arrangement on May 15, 2007, all of our common shares were indirectly held by Hindalco.

Our acquisition by Hindalco was recorded in accordance with Staff Accounting Bulletin No. 103, Push Down Basis of Accounting Required in Certain Limited Circumstances (SAB 103). In the accompanying consolidated balance sheets, the consideration and related costs paid by Hindalco in connection with the acquisition have been “pushed down” to us and have been allocated to the assets acquired and liabilities assumed in accordance with Financial Accounting Standards Board (FASB) Statement No. 141, Business Combinations (FASB 141). Due to the impact of push down accounting, the Company’s consolidated financial statements and certain note presentations separate the Company’s presentation into two distinct periods to indicate the application of two different bases of accounting between the periods presented: (1) the periods up to, and including, the May 15, 2007 acquisition date (labeled “Predecessor”) and (2) the periods after that date (labeled “Successor”). The accompanying consolidated financial statements include a black line division which indicates that the Predecessor and Successor reporting entities shown are not comparable.

Change in Fiscal Year End

On June 26, 2007, our board of directors approved the change of our fiscal year end to March 31 from December 31. On June 28, 2007, we filed a Transition Report on Form 10-Q for the three month period ended March 31, 2007 with the United States Securities and Exchange Commission (SEC) pursuant to Rule 13a-10 under the Securities Exchange Act of 1934 for transition period reporting. Accordingly, these consolidated financial statements present our financial position as of March 31, 2009 and 2008, and the results of our operations, cash flows and changes in shareholder’s equity for the year ended March 31, 2009; the periods from May 16, 2007 through March 31, 2008 and from April 1, 2007 through May 15, 2007; the three months ended March 31, 2007 and the year ended December 31, 2006.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consolidation Policy

Our consolidated financial statements include the assets, liabilities, revenues and expenses of all wholly-owned subsidiaries, majority-owned subsidiaries over which we exercise control, entities in which we have a controlling financial interest or are deemed to be the primary beneficiary. We eliminate all significant intercompany accounts and transactions from our financial statements.

We use the equity method to account for our investments in entities that we do not control, but where we have the ability to exercise significant influence over operating and financial policies. Consolidated net income (loss) attributable to our common shareholder includes our share of the net earnings (losses) of these entities. The difference between consolidation and the equity method impacts certain of our financial ratios because of the presentation of the detailed line items reported in the consolidated financial statements for consolidated entities, compared to a two-line presentation of equity method investments and net losses.

We use the cost method to account for our investments in entities that we do not control and for which we do not have the ability to exercise significant influence over operating and financial policies. These investments are recorded at the lower of their cost or fair value.

Use of Estimates and Assumptions

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. The principal areas of judgment relate to (1) the fair value of derivative financial instruments; (2) impairment of goodwill; (3) impairments of long lived assets, intangible assets and equity investments; (4) actuarial assumptions related to pension and other postretirement benefit plans; (5) income tax reserves and valuation allowances and (6) assessment of loss contingencies, including environmental and litigation reserves. Future events and their effects cannot be predicted with certainty, and accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis and may employ outside experts to assist in our evaluations. Actual results could differ from the estimates we have used.

Risks and Uncertainties

We are exposed to a number of risks in the normal course of our operations that could potentially affect our financial position, results of operations, and cash flows.

Laws and regulations

We operate in an industry that is subject to a broad range of environmental, health and safety laws and regulations in the jurisdictions in which we operate. These laws and regulations impose increasingly stringent environmental, health and safety protection standards and permitting requirements regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, the remediation of environmental contamination, post-mining reclamation and working conditions for our employees. Some environmental laws, such as the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or Superfund, and comparable state laws, impose joint and several liability for the cost of environmental remediation, natural resource damages, third party claims, and other expenses, without regard to the fault or the legality of the original conduct.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The costs of complying with these laws and regulations, including participation in assessments and remediation of contaminated sites and installation of pollution control facilities, have been, and in the future could be, significant. In addition, these laws and regulations may also result in substantial environmental liabilities associated with divested assets, third party locations and past activities. In certain instances, these costs and liabilities, as well as related action to be taken by us, could be accelerated or increased if we were to close, divest of or change the principal use of certain facilities with respect to which we may have environmental liabilities or remediation obligations. Currently, we are involved in a number of compliance efforts, remediation activities and legal proceedings concerning environmental matters, including certain activities and proceedings arising under U.S. Superfund and comparable laws in other jurisdictions where we have operations.

We have established reserves for environmental remediation activities and liabilities where appropriate. However, the cost of addressing environmental matters (including the timing of any charges related thereto) cannot be predicted with certainty, and these reserves may not ultimately be adequate, especially in light of potential changes in environmental conditions, changing interpretations of laws and regulations by regulators and courts, the discovery of previously unknown environmental conditions, the risk of governmental orders to carry out additional compliance on certain sites not initially included in remediation in progress, our potential liability to remediate sites for which provisions have not been previously established and the adoption of more stringent environmental laws. Such future developments could result in increased environmental costs and liabilities and could require significant capital expenditures, any of which could have a material adverse effect on our financial position or results of operations or cash flows. Furthermore, the failure to comply with our obligations under the environmental laws and regulations could subject us to administrative, civil or criminal penalties, obligations to pay damages or other costs, and injunctions or other orders, including orders to cease operations. In addition, the presence of environmental contamination at our properties could adversely affect our ability to sell a property, receive full value for a property or use a property as collateral for a loan.

Some of our current and potential operations are located or could be located in or near communities that may regard such operations as having a detrimental effect on their social and economic circumstances. Environmental laws typically provide for participation in permitting decisions, site remediation decisions and other matters. Concern about environmental justice issues may affect our operations. Should such community objections be presented to government officials, the consequences of such a development may have a material adverse impact upon the profitability or, in extreme cases, the viability of an operation. In addition, such developments may adversely affect our ability to expand or enter into new operations in such location or elsewhere and may also have an effect on the cost of our environmental remediation projects.

We use a variety of hazardous materials and chemicals in our rolling processes, as well as in our smelting operations in Brazil and in connection with maintenance work on our manufacturing facilities. Because of the nature of these substances or related residues, we may be liable for certain costs, including, among others, costs for health-related claims or removal or re-treatment of such substances. Certain of our current and former facilities incorporate asbestos-containing materials, a hazardous substance that has been the subject of health-related claims for occupation exposure. In addition, although we have developed environmental, health and safety programs for our employees, including measures to reduce employee exposure to hazardous substances, and conduct regular assessments at our facilities, we are currently, and in the future may be, involved in claims and litigation filed on behalf of persons alleging injury predominantly as a result of occupational exposure to substances at our current or former facilities. It is not possible to predict the ultimate outcome of these claims and lawsuits due to the unpredictable nature of personal injury litigation. If these claims and lawsuits, individually or in the aggregate, were finally resolved against us, our financial position, results of operations and cash flows could be adversely affected.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Materials and labor

In the aluminum rolled products industry, our raw materials are subject to continuous price volatility. We may not be able to pass on the entire cost of the increases to our customers or offset fully the effects of higher raw material costs, other than metal, through productivity improvements, which may cause our profitability to decline. In addition, there is a potential time lag between changes in prices under our purchase contracts and the point when we can implement a corresponding change under our sales contracts with our customers. As a result, we could be exposed to fluctuations in raw materials prices, including metal, since, during the time lag period, we may have to temporarily bear the additional cost of the change under our purchase contracts, which could have a material adverse effect on our financial position, results of operations and cash flows. Significant price increases may result in our customers’ substituting other materials, such as plastic or glass, for aluminum or switch to another aluminum rolled products producer, which could have a material adverse effect on our financial position, results of operations and cash flows.

We consume substantial amounts of energy in our rolling operations, our cast house operations and our Brazilian smelting operations. The factors that affect our energy costs and supply reliability tend to be specific to each of our facilities. A number of factors could materially adversely affect our energy position including, but not limited to: (a) increases in the cost of natural gas; (b) increases in the cost of supplied electricity or fuel oil related to transportation; (c) interruptions in energy supply due to equipment failure or other causes and (d) the inability to extend energy supply contracts upon expiration on economical terms. A significant increase in energy costs or disruption of energy supplies or supply arrangements could have a material impact on our financial position, results of operations and cash flows.

Approximately 70% of our employees are represented by labor unions under a large number of collective bargaining agreements with varying durations and expiration dates. We may not be able to satisfactorily renegotiate our collective bargaining agreements when they expire. In addition, existing collective bargaining agreements may not prevent a strike or work stoppage at our facilities in the future, and any such work stoppage could have a material adverse effect on our financial position, results of operations and cash flows.

Geographic markets

We are, and will continue to be, subject to financial, political, economic and business risks in connection with our global operations. We have made investments and carry on production activities in various emerging markets, including Brazil, Korea and Malaysia, and we market our products in these countries, as well as China and certain other countries in Asia. While we anticipate higher growth or attractive production opportunities from these emerging markets, they also present a higher degree of risk than more developed markets. In addition to the business risks inherent in developing and servicing new markets, economic conditions may be more volatile, legal and regulatory systems less developed and predictable, and the possibility of various types of adverse governmental action more pronounced. In addition, inflation, fluctuations in currency and interest rates, competitive factors, civil unrest and labor problems could affect our revenues, expenses and results of operations. Our operations could also be adversely affected by acts of war, terrorism or the threat of any of these events as well as government actions such as controls on imports, exports and prices, tariffs, new forms of taxation, or changes in fiscal regimes and increased government regulation in the countries in which we operate or service customers. Unexpected or uncontrollable events or circumstances in any of these markets could have a material adverse effect on our financial position, results of operations and cash flows.

Other risks and uncertainties

In addition, refer to Note 17 — Fair Value of Assets and Liabilities and Note 20 — Commitments and Contingencies for a discussion of financial instruments and commitments and contingencies.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassifications

Certain reclassifications of the prior period amounts and presentation have been made to conform to the presentation adopted for the current period.

The following reclassifications and presentation changes were made to the prior periods’ consolidated balance sheet and consolidated statements of operations to conform to the current period presentation. These reclassifications had no effect on total assets, total shareholder’s equity, net income (loss) attributable to our common shareholder or cash flows as previously presented:

•	The current portion of liabilities related to the Fair value of derivative instruments were reclassified from Accrued expenses and other current liabilities to a separate line item.

•	Restructuring charges, net were reclassified from Other (income) expenses, net to a separate line item.

•	Interest income was reclassified from Interest expense and amortization of debt issuance costs to a separate line item.

•	Sale transaction fees were reclassified from a separate line item to Other (income) expense, net.

In the consolidated balance sheet as of March 31, 2008, we reclassified $6 million from Current deferred income tax assets, $2 million from Accrued expenses and other current liabilities, and $53 million from Long-term deferred income tax liabilities to Goodwill due to a misclassification on the opening balance sheet of the Successor company. The impact of this reclassification increased total assets and total liabilities by $55 million, but had no effect on total shareholder’s equity, net income (loss) attributable to our common shareholder or cash flows as previously presented and is not considered material to the March 31, 2008 financial statements.

Revenue Recognition

We recognize sales when the revenue is realized or realizable, and has been earned. We record sales when a firm sales agreement is in place, delivery has occurred and collectibility of the fixed or determinable sales price is reasonably assured.

We recognize product revenue, net of trade discounts and allowances, in the reporting period in which the products are shipped and the title and risk of ownership pass to the customer. We generally ship our product to our customers FOB (free on board) destination point. Our standard terms of delivery are included in our contracts of sale, order confirmation documents and invoices. We sell most of our products under contracts based on a “conversion premium,” which is subject to periodic adjustments based on market factors. As a result, the aluminum price risk is largely absorbed by the customer. In situations where we offer customers fixed prices for future delivery of our products, we may enter into derivative instruments for all or a portion of the cost of metal inputs to protect our profit on the conversion of the product. In addition, certain of our sales contracts provide for a ceiling over which metal prices cannot contractually be passed through to our customers, unless adjusted. We partially mitigate the risk of this metal price exposure through the purchase of derivative instruments.

We record tolling revenue when the revenue is realized or realizable, and has been earned. Tolling refers to the process by which certain customers provide metal to us for conversion to rolled product. We do not take title to the metal and, after the conversion and return shipment of the rolled product to the customer, we charge them for the value-added conversion cost and record these amounts in Net sales.

Shipping and handling amounts we bill to our customers are included in Net sales and the related shipping and handling costs we incur are included in Cost of goods sold.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

Cash and cash equivalents includes investments that are highly liquid and have maturities of three months or less when purchased. The carrying values of cash and cash equivalents approximate their fair value due to the short-term nature of these instruments.

We maintain amounts on deposit with various financial institutions, which may, at times, exceed federally insured limits. However, management periodically evaluates the credit-worthiness of those institutions, and we have not experienced any losses on such deposits.

Accounts Receivable

Our accounts receivable are geographically dispersed. We do not obtain collateral relating to our accounts receivable. We do not believe there are any significant concentrations of revenues from any particular customer or group of customers that would subject us to any significant credit risks in the collection of our accounts receivable. We report accounts receivable at the estimated net realizable amount we expect to collect from our customers.

Additions to the allowance for doubtful accounts are made by means of the provision for doubtful accounts. We write-off uncollectible accounts receivable against the allowance for doubtful accounts after exhausting collection efforts.

For each of the periods presented, we performed an analysis of our historical cash collection patterns and considered the impact of any known material events in determining the allowance for doubtful accounts. In performing the analysis, the impact of any adverse changes in general economic conditions was considered, and for certain customers we reviewed a variety of factors including: past due receivables; macro-economic conditions; significant one-time events and historical experience. Specific reserves for individual accounts may be established due to a customer’s inability to meet their financial obligations, such as in the case of bankruptcy filings or the deterioration in a customer’s operating results or financial position. As circumstances related to customers change, we adjust our estimates of the recoverability of the accounts receivable.

Derivative Instruments

We utilize derivative instruments to manage our exposure to changes in commodity prices, foreign currency exchange rates and interest rates. The fair values of all derivative instruments are recognized as assets or liabilities at the balance sheet date. Changes in the fair value of these instruments are recognized as (Gain) loss on change in fair value of derivative instruments, net and included in our consolidated statements of operations or included in Accumulated other comprehensive income (loss) (AOCI) on our consolidated balance sheet, depending on the nature or use of the derivative and whether it qualifies for hedge accounting treatment under the provisions of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (FASB 133), as amended.

Gains and losses on derivative instruments qualifying as cash flow hedges are included, to the extent the hedges are effective, in AOCI, until the underlying transactions are recognized as gains or losses and included in our consolidated statements of operations. Gains and losses on derivative instruments used as hedges of our net investment in foreign operations are included, net of taxes, to the extent the hedges are effective, in AOCI as part of the cumulative translation adjustment (CTA). The ineffective portions of cash flow hedges and hedges of net investments in foreign operations, if any, are recognized as gains or losses and included in our consolidated statements of operations, in (Gain) loss on change in fair value of derivative instruments, net in the current period.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories

We carry our inventories at the lower of their cost or market value, reduced by reserves for excess and obsolete items. We use both the “average cost” and “first-in /first-out” methods to determine cost.

Property, Plant and Equipment

We report land, buildings, leasehold improvements and machinery and equipment at cost. We report assets under capital lease obligations at the lower of their fair value or the present value of the aggregate future minimum lease payments as of the beginning of the lease term. We depreciate our assets using the straight-line method over the shorter of the estimated useful life of the assets or the lease term, excluding any lease renewals, unless the lease renewals are reasonably assured. As a result of the Arrangement, land, building, leasehold improvements and machinery and equipment as of May 16, 2007 were adjusted to reflect fair value.

The ranges of estimated useful lives are as follows:

Years

Buildings	30 to 40
Leasehold improvements	7 to 20
Machinery and equipment	5 to 25
Furniture, fixtures and equipment	3 to 10
Equipment under capital lease obligations	6 to 15

Maintenance and repairs of property and equipment are expensed as incurred. We capitalize replacements and improvements that increase the estimated useful life of an asset, and when material, we capitalize interest on major construction and development projects while in progress.

We retain fully depreciated assets in property and accumulated depreciation accounts until we remove them from service. In the case of sale, retirement or disposal, the asset cost and related accumulated depreciation balances are removed from the respective accounts, and the resulting net amount, less any proceeds, is included as a gain or loss in Other (income) expenses, net in our consolidated statements of operations.

We account for operating leases under the provisions of FASB Statement No. 13, Accounting for Leases (FASB 13), and FASB Technical Bulletin No. 85-3, Accounting for Operating Leases with Scheduled Rent Increases. These pronouncements require us to recognize escalating rents, including any rent holidays, on a straight-line basis over the term of the lease for those lease agreements where we receive the right to control the use of the entire leased property at the beginning of the lease term.

Goodwill

We account for goodwill under the guidance in FASB Statement No. 141, Business Combinations (FASB 141) and FASB Statement No. 142, Goodwill and Other Intangible Assets (FASB 142).

We test goodwill for impairment using a fair value approach at the reporting unit level. We use our operating segments as our reporting units. We test for impairment at least annually during the fourth quarter of each fiscal year, unless some triggering event occurs that would require an impairment assessment. In accordance with FASB 142, we concluded that events had occurred and circumstances had changed during our third quarter of fiscal 2009 requiring us to perform an interim period goodwill impairment test. See Note 3 — Impairment of Goodwill and Investment in Affiliate.

We use the present value of estimated future cash flows to establish the estimated fair value of our reporting units as of the testing dates. This approach includes many assumptions related to future growth rates, discount factors and tax rates, among other considerations. Changes in economic and operating conditions

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

impacting these assumptions could result in goodwill impairment in future periods. When available and as appropriate, we use comparative market multiples to corroborate the estimated fair value. If the carrying amount of a reporting unit’s goodwill were to exceed its estimated fair value, we would recognize an impairment charge in Impairment of goodwill in our consolidated statements of operations.

When a business within a reporting unit is disposed of, goodwill is allocated to the gain or loss on disposition using the relative fair value methodology of FASB 142.

Long-Lived Assets and Other Intangible Assets

In accordance with FASB 142, we amortize the cost of intangible assets over their respective estimated useful lives to their estimated residual value.

Under the guidance in FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we assess the recoverability of long-lived assets (excluding goodwill) and definite-lived intangible assets, whenever events or changes in circumstances indicate that we may not be able to recover the asset’s carrying amount. We measure the recoverability of assets to be held and used by a comparison of the carrying amount of the asset (groups) to the expected, undiscounted future net cash flows to be generated by that asset (groups), or, for identifiable intangible assets, by determining whether the amortization of the intangible asset balance over its remaining life can be recovered through undiscounted future cash flows. The amount of impairment of identifiable intangible assets is based on the present value of estimated future cash flows. We measure the amount of impairment of other long-lived assets (excluding goodwill) as the amount by which the carrying value of the asset exceeds the fair value of the asset, which is generally determined as the present value of estimated future cash flows or as the appraised value. Impairments of long-lived assets have been included in Restructuring charges, net and Other income (expense), net in the consolidated statement of operations.

If the carrying amount of an intangible asset were to exceed its fair value, we would recognize an impairment charge in Other (income) expenses, net in our consolidated statements of operations. No impairments of other intangible assets have been identified during any of the periods presented.

We continue to amortize long-lived assets to be disposed of other than by sale. We carry long-lived assets to be disposed of by sale in our consolidated balance sheets at the lower of net book value or the fair value less cost to sell, and we cease depreciation.

Investment in and Advances to Non-Consolidated Affiliates

Management assesses the potential for other-than-temporary impairment of our equity method and cost method investments. We consider all available information, including the recoverability of the investment, the earnings and near-term prospects of the affiliate, factors related to the industry, conditions of the affiliate, and our ability, if any, to influence the management of the affiliate. We assess fair value based on valuation methodologies, as appropriate, including the present value of estimated future cash flows, estimates of sales proceeds, and external appraisals. If an investment is considered to be impaired and the decline in value is other than temporary, we record an appropriate write-down.

Guarantees

We account for certain guarantees in accordance with FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires that a guarantor recognize a liability for the fair value of obligations undertaken at the inception of a guarantee.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financing Costs and Interest Income

We amortize financing costs and premiums, and accrete discounts, over the remaining life of the related debt using the “effective interest amortization” and straight-line methods. The related income or expense is included in Interest expense and amortization of debt issuance costs in our consolidated statements of operations. We record discounts or premiums as a direct deduction from, or addition to, the face amount of the financing.

Fair Value of Financial Instruments

FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments (FASB 107), requires disclosures of the fair value of financial instruments. Our financial instruments include: cash and cash equivalents; certificates of deposit; accounts receivable; accounts payable; foreign currency, energy and interest rate derivative instruments; cross-currency swaps; metal option and forward contracts; related party notes receivable and payable; letters of credit; short-term borrowings and long-term debt.

The carrying amounts of cash and cash equivalents, certificates of deposit, accounts receivable, accounts payable and current related party notes receivable and payable approximate their fair value because of the short-term maturity and highly liquid nature of these instruments. The fair value of our letters of credit is deemed to be the amount of payment guaranteed on our behalf by third party financial institutions. We determine the fair value of our short-term borrowings and long-term debt based on various factors including maturity schedules, call features and current market rates. We also use quoted market prices, when available, or the present value of estimated future cash flows to determine fair value of short-term borrowings and long-term debt. When quoted market prices are not available for various types of financial instruments (such as currency, energy and interest rate derivative instruments, swaps, options and forward contracts), we use standard pricing models with market-based inputs, which take into account the present value of estimated future cash flows.

Pensions and Postretirement Benefits

We account for our pensions and other postretirement benefits in accordance with FASB Statements No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (FASB 158), No. 87, Employers’ Accounting for Pensions, and No. 106, Employers’ Accounting for Postretirement Benefits Other than Pensions. We adopted FASB 158 for the year ended December 31, 2006. FASB 158 requires us to recognize the funded status of our benefit plans as a net asset or liability, with an offsetting adjustment to AOCI in shareholder’s equity. The funded status is calculated as the difference between the fair value of plan assets and the benefit obligation. Prior to and including the three months ended March 31, 2007, we used a December 31 measurement date for our pension and postretirement plans. As a result of our acquisition by Hindalco and the application of push down accounting, our pension and postretirement plans were remeasured as of May 16, 2007. For the years ended March 31, 2009 and 2008, we used March 31 as the measurement date.

We use standard actuarial methods and assumptions to account for our pension and other postretirement benefit plans. Pension and postretirement benefit obligations are actuarially calculated using management’s best estimates of expected service periods, salary increases and retirement ages of employees. Pension and postretirement benefit expense includes the actuarially computed cost of benefits earned during the current service period, the interest cost on accrued obligations, the expected return on plan assets based on fair market value and the straight-line amortization of net actuarial gains and losses and adjustments due to plan amendments. Generally, all net actuarial gains and losses are amortized over the expected average remaining service lives of plan participants.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our pension obligations relate to funded defined benefit pension plans in the U.S., Canada, Switzerland and the U.K., unfunded pension plans in Germany, and unfunded lump sum indemnities in France, South Korea, Malaysia and Italy. Our other postretirement obligations include unfunded healthcare and life insurance benefits provided to retired employees in Canada, the U.S. and Brazil.

Noncontrolling Interests in Consolidated Affiliates

These financial statements reflect the retrospective application of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements (FASB 160) for all periods presented. FASB 160 establishes accounting and reporting standards that require: (i) the ownership interest in subsidiaries held by parties other than the parent to be clearly identified and presented in the condensed consolidated balance sheet within shareholder’s equity, but separate from the parent’s equity; (ii) the amount of consolidated net income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of operations and (iii) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary to be accounted for consistently.

Our consolidated financial statements include all assets, liabilities, revenues and expenses of less-than- 100%-owned affiliates that we control or for which we are the primary beneficiary. We record a noncontrolling interest for the allocable portion of income or loss to which the noncontrolling interest holders are entitled based upon their ownership share of the affiliate. Distributions made to the holders of noncontrolling interests are charged to the respective noncontrolling interest balance.

Losses attributable to the noncontrolling interest in an affiliate may exceed our interest in the affiliate’s equity. The excess, and any further losses attributable to the noncontrolling interest, shall be attributed to those interests. The noncontrolling interest shall continue to be attributed its share of losses even if that attribution results in a deficit noncontrolling interest balance. As of March 31, 2009, we have no such losses.

Environmental Liabilities

We record accruals for environmental matters when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. We adjust these accruals periodically as assessment and remediation efforts progress or as additional technical or legal information become available. Accruals for environmental liabilities are stated at undiscounted amounts. Environmental liabilities are included in our consolidated balance sheets in Accrued expenses and other current liabilities and Other long-term liabilities, depending on their short- or long-term nature. Any receivables for related insurance or other third party recoveries for environmental liabilities are recorded when it is probable that a recovery will be realized and are included in our consolidated balance sheets in Prepaid expenses and other current assets.

Costs related to environmental contamination treatment and clean-up are charged to expense. Estimated future incremental operations, maintenance and management costs directly related to remediation are accrued in the period in which such costs are determined to be probable and estimable.

Litigation Reserves

FASB Statement No. 5, Accounting for Contingencies, requires that we accrue for loss contingencies associated with outstanding litigation, claims and assessments for which management has determined it is probable that a loss contingency exists and the amount of loss can be reasonably estimated. We expense professional fees associated with litigation claims and assessments as incurred.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

We provide for income taxes using the asset and liability method as required by FASB Statement No. 109, Accounting for Income Taxes (FASB 109). This approach recognizes the amount of income taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequence of events recognized in the consolidated financial statements and income tax returns. Deferred income tax assets and liabilities are adjusted to recognize the effects of changes in tax laws or enacted tax rates. Under FASB 109, a valuation allowance is required when it is more likely than not that some portion of the deferred tax assets will not be realized. Realization is dependent on generating sufficient future taxable income.

Share-Based Compensation

On January 1, 2006, we adopted FASB Statement No. 123 (Revised), Share-Based Payment (FASB 123(R)), which is a revision to FASB Statement No. 123. FASB 123(R) requires the recognition of compensation expense for a share-based award over an employee’s requisite service period based on the award’s grant date fair value, subject to adjustment.

We adopted FASB 123(R) using the modified prospective method, which requires companies to record compensation cost beginning with the effective date based on the requirements of FASB 123(R) for all share-based payments granted after the effective date. All awards granted to employees prior to the effective date of FASB 123(R) that remain unvested at the adoption date will continue to be expensed over the remaining service period. Additionally, we determined that all of our compensation plans settled in cash are considered liability based awards. As such, liabilities for awards under these plans are required to be measured at each reporting date until the date of settlement. Various valuation methods were used to determine the fair value of these awards.

Cash flows resulting from tax benefits for deductions in excess of compensation cost recognized are classified within financing cash flows.

Foreign Currency Translation

In accordance with FASB Statement No. 52, Foreign Currency Translation, the assets and liabilities of foreign operations, whose functional currency is other than the U.S. dollar (located in Europe and Asia), are translated to U.S. dollars at the period end exchange rates and revenues and expenses are translated at average exchange rates for the period. Differences arising from the translation of assets and liabilities are included in the currency translation adjustment (CTA) component of accumulated other comprehensive income. If there is a reduction in our ownership in a foreign operation, the relevant portion of the CTA is recognized in Other (income) expenses, net.

For all operations, the remeasurement of monetary items denominated in currencies other than the functional currency produce transaction gains and losses. For these operations, the monetary items denominated in currencies other than the functional currency are remeasured at period exchange rates and transaction gains and losses are included in Other (income) expenses, net in our consolidated statements of operations. Non-monetary items are remeasured at historical rates.

Research and Development

We incur costs in connection with research and development programs that are expected to contribute to future earnings, and charge such costs against income as incurred. Research and development costs consist primarily of salaries and administrative costs.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restructuring Activities

Restructuring charges, net include employee severance and benefit costs, impairments of assets, and other costs associated with exit activities. We apply the provisions of FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities (FASB 146) relating to one-time termination benefits. Severance costs accounted for under FASB 146 are recognized when management with the proper level of authority has committed to a restructuring plan and communicated those actions to employees. Impairment losses are based upon the estimated fair value less costs to sell, with fair value estimated based on existing market prices for similar assets. Other exit costs include environmental remediation costs and contract termination costs, primarily related to equipment and facility lease obligations. At each reporting date, we evaluate the accruals for restructuring costs to ensure the accruals are still appropriate.

Recently Adopted Accounting Standards

The following accounting standards have been adopted by us during the twelve months ended March 31, 2009.

During the quarter ended March 31, 2009, we adopted FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (FASB 161). FASB 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under FASB 133 and its related interpretations and (iii) how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. This standard had no impact on our consolidated financial position, results of operations and cash flows.

During the quarter ended December 31, 2008, we adopted FASB Staff Position (FSP) No. FAS 140-4 and FASB Interpretation No. 46(R)-8 (FIN 46(R)-8), Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. FIN 46(R)-8 calls for enhanced disclosures by public entities about interests in variable interest entities (VIE) and provides users of the financial statements with greater transparency about an enterprise’s involvement with variable interest entities. This FSP had no impact on our consolidated financial position, results of operation and cash flows.

On April 1, 2008, we adopted FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115 (FASB 159). FASB 159 permits entities to choose to measure financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis (the “fair value option”) with changes in fair value reported in earnings each reporting period. The fair value option enables some companies to reduce the volatility in reported earnings caused by measuring related assets and liabilities differently without applying the complex hedge accounting requirements under FASB 133, to achieve similar results. We previously recorded our derivative contracts and hedging activities at fair value in accordance with FASB 133. We did not elect the fair value option for any other financial instruments or certain other financial assets and liabilities that were not previously required to be measured at fair value.

On April 1, 2008, we adopted FASB Statement No. 157, Fair Value Measurements (FASB 157), as it relates to financial assets and financial liabilities. On October 10, 2008, we adopted FASB Staff Position FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (FSP FAS 157-3). The FSP clarifies the application of FASB 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 is effective for prior periods for which financial statements have not been issued. This standard had no impact on our consolidated financial position, results of operation and cash flows. See Note 17 — Fair Value of Assets and Liabilities regarding our adoption of this standard.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On April 1, 2008, we adopted FASB Staff Position No. FIN 39-1, Amendment of FASB Interpretation No. 39, (FSP FIN 39-1). FSP FIN 39-1 amends FASB Statement No. 39, Offsetting of Amounts Related to Certain Contracts, by permitting entities that enter into master netting arrangements as part of their derivative transactions to offset in their financial statements net derivative positions against the fair value of amounts (or amounts that approximate fair value) recognized for the right to reclaim cash collateral or the obligation to return cash collateral under those arrangements. Our adoption of this standard did not have a material impact on our consolidated financial position, results of operations and cash flows.

Recently Issued Accounting Standards

The following new accounting standards have been issued, but have not yet been adopted by us as of March 31, 2009, as adoption is not required until future reporting periods.

In April 2009, the FASB issued FASB Staff Position No. 107-1 (FSP FAS 107-1) and APB Opinion 28-1 (APB 28-1), Interim Disclosures about Fair Value of Financial Instruments. FSP FAS 107-1 and APB 28-1 amends FASB 107 and APB Opinion No. 28, Interim Financial Reporting, to require disclosures about the fair value of financial instruments for interim reporting periods. FSP FAS 107-1 and APB 28-1 will be effective for interim reporting periods ending after June 15, 2009. As FSP FAS 107-1 and APB 28-1 only require enhanced disclosures, they will have no impact on our consolidated financial position, results of operation and cash flows.

In April 2009, the FASB issued FASB Staff Position No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (FSP FAS 157-4). FSP FAS 157-4 provides additional guidance in accordance with FASB No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability has significantly decreased. FSP FAS 157-4 will be effective for interim and annual reporting periods ending after June 15, 2009. This standard will have no impact our consolidated financial position, results of operations and cash flows.

In April 2009, the FASB issued FASB Staff Position No. 115-2 (FSP FAS 115-2) and FASB Staff Position No. 124-2 (FSP FAS 124-2), Recognition of Other-than-Temporary-Impairments. FSP FAS No. 115-2 and FSP FAS No. 124-2 amends the other-than-temporary impairment guidance in U.S. GAAP for debt and equity securities. FSP FAS No. 115-2 and FSP FAS No. 124-2 will be effective for interim and annual reporting periods ending after June 15, 2009. This standard will have no impact our consolidated financial position, results of operations and cash flows.

In December 2008, the FASB issued FSP No. 132(R)-1, Employers’ Disclosures about Pensions and Other Postretirement Benefits (FSP No. 132(R)-1). FSP No. 132(R)-1 requires that an employer disclose the following information about the fair value of plan assets: 1) how investment allocation decisions are made, including the factors that are pertinent to understanding of investment policies and strategies; 2) the major categories of plan assets; 3) the inputs and valuation techniques used to measure the fair value of plan assets; 4) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and 5) significant concentrations of risk within plan assets. FSP No. 132(R)-1 will be effective for fiscal years ending after December 15, 2009, with early application permitted. At initial adoption, application of FSP No. 132(R)-1 would not be required for earlier periods that are presented for comparative purposes. This standard will have no impact on our consolidated financial position, results of operations and cash flows.

In November 2008, the Emerging Issues Task Force (EITF) issued Issue No. 08-06, Equity Method Investment Accounting Considerations (EITF 08-06). EITF 08-6 address questions that have arisen about the application of the equity method of accounting for investments acquired after the effective date of both FASB 141(R) and FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements. EITF 08-06 clarifies how to account for certain transactions involving equity method investments. EITF 08-6 is effective on a prospective basis for fiscal years beginning after December 15, 2008, with early adoption prohibited. This standard will have no impact our consolidated financial position, results of operations and cash flows.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In April 2008, the FASB issued Staff Position No. FAS 142-3, Determination of Useful Life of Intangible Assets (FSP FAS 142-3). FSP FAS 142-3 amends the factors that should be considered in developing the renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB 142. FSP FAS 142-3 also requires expanded disclosure related to the determination of intangible asset useful lives. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. Earlier adoption is prohibited. We have not yet commenced evaluating the potential impact, if any, of the adoption of FSP FAS 142-3 on our consolidated financial position, results of operations and cash flows.

In December 2007, the FASB issued Statement No. 141 (Revised), Business Combinations (FASB 141(R)). FASB 141(R) establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FASB 141(R) also requires acquirers to estimate the acquisition-date fair value of any contingent consideration and to recognize any subsequent changes in the fair value of contingent consideration in earnings. We will be required to apply this new standard prospectively to business combinations occurring after March 31, 2009, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. FASB 141(R) amends certain provisions of FASB 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of FASB 141(R) would also apply the provisions of FASB 141(R). Early adoption is prohibited.

We have determined that all other recently issued accounting standards will not have a material impact on our consolidated financial position, results of operations or cash flows, or do not apply to our operations.

2.	LIQUIDITY

We believe we have adequate liquidity to meet our operational and capital requirements for the foreseeable future. Our primary sources of liquidity are available cash and cash equivalents, borrowing availability under our revolving credit facility and future cash generated by operating activities. During the first nine months of fiscal 2009, our liquidity position decreased significantly as the global recession led to a rapid decline in aluminum prices and end-customer demand for flat-rolled products. However, we believe aluminum prices have stabilized and that there is limited risk of further significant volume declines in fiscal 2010 due to the volume of our sales into the beverage can sheet market. We had stable liquidity in the fourth quarter of fiscal 2009 and expect to operate with positive cash flow in 2010, despite continued low levels of demand and net cash outflows to settle derivative positions. This reflects our ongoing efforts to preserve liquidity through cost and capital spending controls and effective management of working capital. Risks associated with supplier terms, customer credit and broker hedging capacity, while still present to some degree, have been managed to date with minimal negative impact on our business. Although there can be no assurances that further deterioration in global market conditions would not negatively impact our liquidity in 2010, we believe that our liquidity position will improve during fiscal 2010, due primarily to expected reduced cash outflows for metal derivatives and cash savings from previously-announced restructuring programs.

3.	IMPAIRMENT OF GOODWILL AND INVESTMENT IN AFFILIATE

In accordance with FASB 142, we evaluate the carrying value of goodwill for potential impairment annually during the fourth quarter of each fiscal year or on an interim basis if an event occurs or circumstances change that indicate that the fair value of a reporting unit is likely to be below its carrying value. During the third quarter of fiscal 2009, we concluded that interim impairment testing was required due to the recent deterioration in the global economic environment and the resulting significant decrease in both the market capitalization of our parent company and the valuation of our publicly traded 7.25% Senior Notes.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We test consolidated goodwill for impairment using a fair value approach at the reporting unit level. We use our operating segments as our reporting units and perform our goodwill impairment test in two steps. Step one compares the fair value of each reporting unit (operating segment) to its carrying amount. If step one indicates that an impairment potentially exists, the second step is performed to measure the amount of impairment, if any. Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value.

Quarter Ended December 31, 2008 Impairment Testing

For purposes of our step one analysis, our estimate of fair value of each reporting unit is based on a combination of (1) quoted market prices/relationships (the market approach), (2) discounted cash flows (the income approach) and (3) a stock price build-up approach (the build-up approach). Under the market approach, the fair value of each reporting unit was determined based upon comparisons to public companies engaged in similar businesses. Under the income approach, the fair value of each reporting unit was based on the present value of estimated future cash flows. The income approach is dependent on a number of significant management assumptions including estimated demand in each geographic market, future LME prices and the discount rate. The discount rate is commensurate with the risk inherent in the projected cash flows and reflects the rate of return required by an investor in the current economic conditions. Under the build-up approach, which is a variation of the market approach, we estimated the fair value of each reporting unit based on the estimated contribution of each of the reporting units to Hindalco’s total business enterprise value. The estimated fair value for each reporting unit was within the range of fair values yielded under each approach. The result of our step one test indicated a potential impairment.

For our reporting units in North America, Europe and South America, we proceeded to step two for the goodwill impairment calculation in which we determined the implied fair value of the goodwill and compared it to the carrying value of the goodwill. We allocated the fair value of the reporting unit to all of its assets and liabilities as if the reporting unit has been acquired and the fair value was the price paid to acquire each reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of the reporting unit’s goodwill. Step two was not performed for Asia as no goodwill has been allocated to this reporting unit.

As a result of our step two evaluation, we recorded a $1.34 billion impairment charge in the quarter ended December 31, 2008. We finalized our interim goodwill impairment test in the fourth quarter which resulted in no adjustment to the charge as recorded.

We also evaluated the carrying value of our investment in Aluminium Norf GmbH for impairment. This resulted in an impairment charge of $160 million, which is reported in Equity in net (income) loss of non-consolidated affiliates on the consolidated statement of operations.

Year End Impairment Testing

Our annual goodwill impairment test was performed in the fourth quarter and no additional impairment was identified. The table below summarizes goodwill by reporting unit (in millions).

	March 31,		Other	March 31,
Reporting Unit	2008(A)	Impairments	Adjustments(B)	2009
	Successor			Successor

North America	$1,149	$(860)	$(1)	$288
Europe	518	(330)	(7)	181
South America	263	(150)	—	113

	$1,930	$(1,340)	$(8)	$582

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(A)	See Note 1 — Business and Summary of Significant Accounting Policies (Reclassifications) for discussion of goodwill balance reclassification at March 31, 2008.

(B)	Other adjustments include: (1) an adjustment in North America for final payment related to the transfer of pension plans in Canada for employees who elected to transfer their past service to Novelis during the quarter ended June 30, 2008 and (2) adjustments in Europe related to tax audits during the year ended March 31, 2009.

4.	RESTRUCTURING PROGRAMS

The following table summarizes the restructuring activity by region (in millions). Restructuring charges, net on the consolidated statement of operations for the year ended March 31, 2009 of $95 million include $22 million of non-cash charges related to restructuring actions in Europe and Asia, discussed below.

		North		South		Restructuring
	Europe	America	Asia	America	Corporate	Reserves

Predecessor
Balance as of December 31, 2006	$33	$—	$—	$—	$1	$34
January 1, 2007 to March 31, 2007 Activity:
Provisions (recoveries), net	9	—	—	—	—	9
Cash payments	(5)	—	—	—	(1)	(6)
Adjustments — other	(1)	—	—	—	—	(1)

Balance as of March 31, 2007	36	—	—	—	—	36
April 1, 2007 to May 15, 2007 Activity:
Provisions (recoveries), net	1	—	—	—	—	1
Cash payments	(1)	—	—	—	—	(1)
Adjustments — other	1	—	—	—	—	1

Balance as of May 15, 2007	37	—	—	—	—	37

Successor
May 16, 2007 to March 31, 2008 Activity:
Provisions (recoveries), net	2	4	—	—	—	6
Cash payments	(20)	—	—	—	—	(20)
Adjustments — other	1	—	—	—	—	1

Balance as of March 31, 2008	20	4	—	—	—	24
Fiscal 2009 Activity:
Provisions (recoveries), net	53	16	1	2	1	73
Cash payments	(8)	(5)	(1)	—	—	(14)
Adjustments — other	(4)	1	—	—	—	(3)

Balance as of March 31, 2009	$61	$16	$—	$2	$1	$80

Year Ended March 31, 2009 Restructuring Activities

Europe

In March 2009, we announced the closure of our aluminum sheet mill in Rogerstone, South Wales, U.K. Operations ceased in April 2009, resulting in the elimination of 440 positions. For the year ended March 31, 2009, we recorded approximately $20 million in severance-related costs, $20 million in environmental remediation expenses and $3 million in other exit related costs. Environmental liabilities are projected to be settled through April 2011.

Also related to the Rogerstone closure, we recorded $12 million in non-cash fixed asset impairments, an $8 million write-down of parts and supplies and a $3 million reduction to reserves associated with an

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unfavorable contract established as part of the Arrangement. These restructuring charges are not included in the restructuring provision table above but have been reflected as reductions to the respective balance sheet account.

In March 2009, we announced a restructuring plan to streamline our operations at our Rugles facility located in Upper Normandy, France, which eliminates approximately 80 positions. The facility will continue operation of its five major processes, including continuous casting, breakdown/foilstock, rolling, grinding and finishing. For the year ended March 31, 2009, we recorded $9 million in severance-related costs.

In March 2009, we recorded $1 million in severance costs at our Ohle, Germany facility related to the elimination of 13 positions.

North America

In November 2008, we announced a Voluntary Separation Program (VSP) available to salaried employees in North America and the Corporate office aimed at reducing staff levels. This VSP supplemented a pre-existing Involuntary Severance Program (ISP). We eliminated approximately 120 positions for the year ended March 31, 2009, and recorded $16 million in severance-related costs for the VSP and ISP programs.

South America

In January 2009, we announced that we will cease production of alumina at our Ouro Preto facility in Brazil effective May 2009. The global economic crisis and the recent dramatic drop in alumina prices have made alumina production at Ouro Preto economically unfeasible. For the foreseeable future, the Ouro Preto facility will purchase alumina through third-parties. Approximately 290 positions were eliminated at Ouro Preto, including 150 employees and 140 contractors. For the year ended March 31, 2009, we recorded approximately $2 million in severance-related costs. Other exit costs include less than $1 million related to the idling of the refinery. Other activities related to the facility, including electric power generation and the production of primary aluminum, will continue unaffected.

Asia

In February 2009, we recorded approximately $1 million in severance-related costs related to a voluntary retirement program in Asia which eliminated 34 positions. Also, during the year ended March 31, 2009, we recorded an impairment charge of approximately $5 million in Novelis Korea due to the obsolescence of certain production related fixed assets. These restructuring charges are not included in the restructuring provision table above but have been reflected as reductions to the respective balance sheet account.

Year Ended March 31, 2008 Restructuring Activities

North America

In March 2008, management approved the closure of our light gauge converter products facility in Louisville, Kentucky. The closure is intended to bring the capacity of our North American operations in line with local market demand. As a result of the closure, we recognized approximately $5 million in restructuring charges during the quarter ended March 31, 2008. Our Louisville facility closed in June 2008.

Three Months Ended March 31, 2007 Restructuring Activities

Europe

In March 2007, management approved the proposed restructuring of our facilities in Bridgnorth, U.K. These proposed actions were intended to bring the capacity of our U.K. operations in line with local market demand and to reduce the cost of our U.K. operations. Certain production lines were shut down in the U.K.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and volume was relocated to other European plants. For the three months ended March 31, 2007, we recognized approximately $8 million each in impairment charges on long-lived assets in the U.K. that will no longer be used and severance costs.

Year Ended December 31, 2006 Restructuring Activities

Europe

In December 2006, we announced several restructuring actions at our facilities in the U.K., Germany, France and Italy. These actions are intended to streamline the management of these operations. We incurred $2 million in severance-related costs through December 31, 2006 in connection with these programs. We incurred no additional costs related to these programs and we completed all actions by March 2008.

In August 2006, we announced a restructuring of our European central management and administration activities in Zurich, Switzerland to reduce overhead costs and streamline support functions. In addition, we exited our Neuhausen research and development center in Switzerland. Through March 31, 2008, we completed this action and incurred costs of approximately $4 million.

In July 2006, we announced restructuring actions at our Goettingen facility in Germany to reduce overhead administrative costs and streamline functions. We incurred approximately $5 million related primarily to severance costs through December 31, 2006. As of March 31, 2009, we have completed this action and have not incurred significant additional costs.

In March 2006, we announced the restructuring of our European operations, with the reorganization of our plants in Ohle and Ludenscheid, Germany, including the closing of two non-core business lines located within those facilities. In connection with the reorganization of our Ohle and Ludenscheid plants, we incurred costs of approximately $5 million during the year ended December 31, 2006. We do not anticipate future costs related to these programs to be significant and expect all obligations to be fulfilled by December 2011.

North America

In December 2006, we announced the closing of our Montreal planning office. We incurred approximately $1 million of severance-related costs through December 31, 2006. Through March 31, 2008, we completed this action and incurred no additional costs.

5.	ACCOUNTS RECEIVABLE

Accounts receivable consists of the following (in millions).

	March 31,
	2009	2008
	Successor	Successor

Trade accounts receivable	$1,002	$1,160
Other accounts receivable	49	89

Accounts receivable — third parties	1,051	1,249
Allowance for doubtful accounts — third parties	(2)	(1)

	1,049	1,248
Other accounts receivable — related parties	25	31

Accounts receivable, net	$1,074	$1,279

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allowance for Doubtful Accounts

The allowance for doubtful accounts is management’s best estimate of probable losses inherent in the accounts receivable balance. Management determines the allowance based on known uncollectible accounts, historical experience and other currently available evidence. As of March 31, 2009 and 2008, our allowance for doubtful accounts represented approximately 0.2% and 0.1%, respectively, of gross accounts receivable.

Activity in the allowance for doubtful accounts is as follows (in millions).

	Balance at	Additions	Accounts
	Beginning	Charged to	Recovered/	Foreign Exchange	Balance at
	of Period	Expense	(Written-Off)	and Other	End of Period

Predecessor
Year Ended December 31, 2006	$26	$4	$(4)	$3	$29
Three Months Ended March 31, 2007	$29	$—	$—	$—	$29
April 1, 2007 Through May 15, 2007	$29	$—	$(2)	$1	$28

Successor
May 16, 2007 Through March 31, 2008	$—	$1	$—	$—	$1
Year Ended March 31, 2009	$1	$2	$(1)	$—	$2

Forfaiting of Trade Receivables

Novelis Korea Ltd. forfaits trade receivables in the ordinary course of business. These trade receivables are typically outstanding for 60 to 120 days. Forfaiting is a non-recourse method to manage credit and interest rate risks. Under this method, customers contract to pay a financial institution. The institution assumes the risk of non-payment and remits the invoice value (net of a fee) to us after presentation of a proof of delivery of goods to the customer. We do not retain a financial or legal interest in these receivables, and they are not included in the accompanying consolidated balance sheets. Forfaiting expenses are included in Selling, general and administrative expenses in our consolidated statements of operations.

Factoring of Trade Receivables

Our Brazilian operations factor, without recourse, certain trade receivables that are unencumbered by pledge restrictions. Under this method, customers are directed to make payments on invoices to a financial institution, but are not contractually required to do so. The financial institution pays us any invoices it has approved for payment (net of a fee). We do not retain financial or legal interest in these receivables, and they are not included in the accompanying consolidated balance sheets. Factoring expenses are included in Selling, general and administrative expenses in our consolidated statements of operations.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary Disclosures of Financial Amounts

The following tables summarize amounts relating to our forfaiting and factoring activities (in millions).

		May 16, 2007	April 1, 2007	Three Months	Year Ended
	Year Ended	Through	Through	Ended	December 31,
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Receivables forfaited	$570	$507	$51	$68	$424
Receivables factored	$70	$75	$—	$18	$71
Forfaiting expense	$5	$6	$1	$1	$5
Factoring expense	$1	$1	$—	$—	$1

	March 31,
	2009	2008
	Successor	Successor

Forfaited receivables outstanding	$71	$149
Factored receivables outstanding	$—	$—

6.	INVENTORIES

Inventories consist of the following (in millions).

	March 31,
	2009	2008
	Successor	Successor

Finished goods	$215	$381
Work in process	296	638
Raw materials	207	362
Supplies	79	75

	797	1,456
Allowances	(4)	(1)

Inventories	$793	$1,455

7.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net, consists of the following (in millions).

	As of March 31,
	2009	2008
	Successor	Successor

Land and property rights	$213	$258
Buildings	760	826
Machinery and equipment	2,495	2,460

	3,468	3,544
Accumulated depreciation and amortization	(741)	(331)

	2,727	3,213
Construction in progress	72	144

Property, plant and equipment, net	$2,799	$3,357

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Due to the assignment of new fair values as a result of the Arrangement, we have no fully depreciated assets included in our consolidated balance sheet as of March 31, 2009 and 2008.

Total depreciation expense is shown in the table below (in millions). Capitalized interest related to construction of property, plant and equipment was immaterial in the periods presented.

	Year Ended	May 16, 2007	April 1, 2007	Three Months	Year Ended
	March 31,	Through	Through	Ended	December 31,
	2009	March 31, 2008	May 15, 2007	March 31, 2007	2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Depreciation expense related to property, plant and equipment	$398	$338	$28	$58	$231

Asset impairments

During the year ended March 31, 2009, we recorded $1 million of impairment charges, which is included in Other (income) expense, net on the consolidated statement of operations. We also recorded impairment charges totaling $17 million related to assets in Europe and Asia which have been included in Restructuring charges, net on the consolidated statement of operations (see Note 4 — Restructuring Programs).

During the period from May 16, 2007 through March 31, 2008, we recorded an impairment charge of $1 million in Novelis Italy due to the obsolescence of certain production related fixed assets.

Leases

We lease certain land, buildings and equipment under non-cancelable operating leases expiring at various dates through 2015, and we lease assets in Sierre, Switzerland including a 15-year capital lease through 2020 from Alcan. Operating leases generally have five to ten-year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Various facility leases include provisions for rent escalation to recognize increased operating costs or require us to pay certain maintenance and utility costs.

The following table summarizes rent expense included in our consolidated statements of operations (in millions):

	Year Ended	May 16, 2007	April 1, 2007	Three Months	Year Ended
	March 31,	Through	Through	Ended	December 31,
	2009	March 31, 2008	May 15, 2007	March 31, 2007	2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Rent expense	$25	$27	$3	$4	$22

Future minimum lease payments as of March 31, 2009, for our operating and capital leases having an initial or remaining non-cancelable lease term in excess of one year are as follows (in millions). The future minimum lease payments for capital lease obligations exclude $3 million of unamortized fair value adjustments recorded as a result of the Arrangement (see Note 12 — Debt in the accompanying consolidated financial statements).

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Operating	Capital Lease
Year Ending March 31,	Leases	Obligations

2010	$19	$7
2011	16	7
2012	14	7
2013	13	7
2014	11	6
Thereafter	23	34

Total minimum lease payments	$96	68

Less: interest portion on capital lease		(21)

Principal obligation on capital leases		$47

Assets and related accumulated amortization under capital lease obligations as of March 31, 2009 and 2008 are as follows (in millions).

	March 31,
	2009	2008
	Successor	Successor

Assets under capital lease obligations:
Buildings	$9	$13
Machinery and equipment	63	55

	72	68
Accumulated amortization	(19)	(17)

	$53	$51

Sale of assets

There were no material sales of fixed assets during the year ended March 31, 2009. During March 2008, we sold land at our Kingston facility in Ontario, Canada for $5 million. No gain or loss was recognized on the sale. During the year ended December 31, 2006, we sold our rights to develop and operate two hydroelectric power plants in South America and recorded a pre-tax gain of approximately $11 million, included in Other (income) expenses, net in our consolidated statements of operations.

Asset Retirement Obligations

The following is a summary of our asset retirement obligation activity. The period-end balances are included in Other long-term liabilities in our consolidated balance sheets (in millions).

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Predecessor
Asset retirement obligation as of December 31, 2006	$13
Liability incurred	1
Liability settled	—
Accretion	—

Asset retirement obligation as of March 31, 2007	14
Liability incurred	—
Liability settled	—
Accretion	—

Asset retirement obligation as of May 15, 2007	$14

Successor
Asset retirement obligation as of May 16, 2007	$14
Liability incurred	—
Liability settled	—
Accretion	2

Asset retirement obligation as of March 31, 2008	16
Liability incurred	—
Liability settled	—
Accretion	1
Other	(1)

Asset retirement obligation as of March 31, 2009	$16

8.	INTANGIBLE ASSETS

The components of intangible assets were as follows (in millions).

	March 31, 2009 — Successor				March 31, 2008 — Successor
	Gross		Net	Weighted	Gross		Net	Weighted
	Carrying	Accumulated	Carrying	Average	Carrying	Accumulated	Carrying	Average
	Amount	Amortization	Amount	Life	Amount	Amortization	Amount	Life

Tradenames	$140	$(13)	$127	20 years	$152	$(6)	$146	20 years
Technology	165	(21)	144	15 years	169	(10)	159	15 years
Customer-related intangible assets	459	(43)	416	20 years	484	(21)	463	20 years
Favorable energy supply contract	124	(28)	96	9.5 years	124	(13)	111	9.5 years
Other favorable contracts	13	(9)	4	3.3 years	15	(6)	9	3.3 years

	$901	$(114)	$787	17.2 years	$944	$(56)	$888	17.2 years

Our favorable energy supply contract and other favorable contracts are amortized over their estimated useful lives using methods that reflect the pattern in which the economic benefits are expected to be consumed. All other intangible assets are amortized using the straight-line method.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization expense related to intangible assets is as follows (in millions):

	Year Ended	May 16, 2007	April 1, 2007	Three Months	Year Ended
	March 31,	Through	Through	Ended	December 31,
	2009	March 31, 2008	May 15, 2007	March 31, 2007	2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Total Amortization expense related to intangible assets	$59	$56	$—	$—	$2
Less: Amortization expense related to intangible assets included in Cost of goods sold(A)	18	19	—	—	—

Amortization expense related to intangible assets included in Depreciation and amortization	$41	$37	$—	$—	$2

(A)	Relates to amortization of favorable energy and other supply contracts.

Estimated total amortization expense related to intangible assets for each of the five succeeding fiscal years is as follows (in millions). Actual amounts may differ from these estimates due to such factors as customer turnover, raw material consumption patterns, impairments, additional intangible asset acquisitions and other events.

Fiscal Year Ending March 31,

2010	$58
2011	55
2012	54
2013	54
2014	53

9.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES

We have a variable interest in Logan Aluminum, Inc. (Logan) and have concluded that we are the primary beneficiary. As a result, this entity is consolidated pursuant to FASB Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities (FIN 46(R)) in all periods presented. All significant intercompany transactions and balances have been eliminated.

Logan Organization and Operations

In 1985, Alcan purchased an interest in Logan to provide tolling services jointly with ARCO Aluminum, Inc. (ARCO). Logan produces approximately one-third of the can sheet utilized in the U.S. can sheet market. According to the joint venture agreements between Alcan and ARCO, Alcan owned 40 shares of Class A common stock and ARCO owned 60 shares of Class B common stock in Logan. Each share provides its holder with one vote, regardless of class. However, Class A shareholders have the right to select four directors, and Class B shareholders have the right to select three directors. Generally, a majority vote is required for the Logan board of directors to take action. In connection with our spin-off from Alcan in January 2005, Alcan transferred all of its rights and obligations under a joint venture agreement and subsequent ancillary agreements (collectively, the JV Agreements) to us.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Logan processes metal received from Novelis and ARCO and charges the respective partner a fee to cover expenses. Logan has no equity and relies on the regular reimbursement of costs and expenses by Novelis and ARCO to fund its operations. This reimbursement is considered a variable interest as it constitutes a form of financing of the activities of Logan. Other than these contractually required reimbursements, we do not provide other additional support to Logan. We are obligated to absorb a majority of the risk of loss; however, Logan’s creditors do not have recourse to our general credit.

Primary Beneficiary

A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities and noncontrolling interests at fair value. Generally, the primary beneficiary is the reporting enterprise with a variable interest in the entity that is obligated to absorb the majority (greater than 50%) of the VIE’s expected loss.

Based upon a previous restructuring program, Novelis acquired the right to use the excess capacity at Logan. To utilize this capacity, we installed and have sole ownership of a cold mill at the Logan facility which enabled us have the ability to take the majority share of production and costs. These facts qualify Novelis as Logan’s primary beneficiary under FIN 46(R).

Carrying Value

The following table summarizes the carrying value and classification on our consolidated balance sheets of assets and liabilities owned by the Logan joint venture and consolidated under FIN 46(R) (in millions). There are significant other assets used in the operations of Logan that are not part of the joint venture.

	March 31,
	2009	2008
	Successor	Successor

Current assets	$64	$61
Total assets	$124	$106
Current liabilities	$(35)	$(39)
Total liabilities	$(135)	$(112)
Net carrying value	$(11)	$(6)

10.	INVESTMENT IN AND ADVANCES TO NON-CONSOLIDATED AFFILIATES AND RELATED PARTY TRANSACTIONS

The following table summarizes the ownership structure and our ownership percentage of the non-consolidated affiliates in which we have an investment as of March 31, 2009, and which we account for using the equity method. We do not control our non-consolidated affiliates, but have the ability to exercise significant influence over their operating and financial policies. We have no material investments that we account for using the cost method.

		Ownership
Affiliate Name	Ownership Structure	Percentage

Aluminium Norf GmbH	Corporation	50%
Consorcio Candonga	Unincorporated Joint Venture	50%
MiniMRF LLC	Limited Liability Company	50%
Deutsche Aluminium Verpackung Recycling GmbH	Corporation	30%
France Aluminium Recyclage S.A.	Public Limited Company	20%

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2007, we completed the dissolution of EuroNorca Partners, and we received approximately $2 million upon the completion of liquidation proceedings. No gain or loss was recognized on the liquidation.

In November 2006, we sold the common and preferred shares of our 25% interest in Petrocoque S.A. Industria e Comercio (Petrocoque) to the other shareholders of Petrocoque. Prior to the sale, we accounted for Petrocoque using the equity method of accounting. The results of operations of Petrocoque through the date of sale are included in the table below.

The following table summarizes the condensed assets, liabilities and equity of our equity method affiliates (on a 100% basis, in millions) on a historical basis of accounting. The results do not include the unamortized fair value adjustments relating to our non-consolidated affiliates due to the Arrangement. As of March 31, 2009 and 2008, there were $551 million and $766 million, respectively, of unamortized fair value adjustments recorded in Investment in and advances to non-consolidated affiliates.

	March 31,
	2009	2008

Assets:
Current assets	$158	$192
Non-current assets	560	677

Total assets	$718	$869

Liabilities:
Current liabilities	$128	$151
Non-current liabilities	254	359

Total liabilities	382	510
Equity:
Novelis	168	180
Third parties	168	179

Total liabilities and equity	$718	$869

The following table summarizes the condensed results of operations of our equity method affiliates (on a 100% basis, in millions) on a historical basis of accounting. These results do not include the incremental depreciation and amortization expense that we record in our equity method accounting, which arises as a result of the amortization of fair value adjustments we made to our investments in non-consolidated affiliates due to the Arrangement. These results also do not include the $160 million impairment charge to reduce the carrying value of our investment in Aluminium Norf GmbH for the year ended March 31, 2009. (See Note 3 — Impairment of Goodwill and Investment in Affiliate.)

	Year	May 16, 2007	April 1, 2007	Three Months	Year
	Ended	Through	Through	Ended	Ended
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	December 31, 2006

Net sales	$553	$564	$45	$127	$558
Costs, expenses and income taxes	511	495	43	122	521

Net income	$42	$69	$2	$5	$37

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below summarizes our incremental depreciation and amortization expense on our equity method investments due to the Arrangement.

	Year	May 16, 2007
	Ended	Through
	March 31, 2009	March 31, 2008
	Successor	Successor

Incremental depreciation and amortization expense	$48	$39
Tax benefit(A)	(15)	(29)

Incremental depreciation and amortization expense, net	$33	$10

(A)	The tax benefits for the period from May 16, 2007 through March 31, 2008 includes tax benefits associated with amortization and a statutory tax rate change recorded as part of our equity method accounting for these investments. There were no such statutory tax rate changes in the other period noted in the table above.

Included in the accompanying consolidated financial statements are transactions and balances arising from business we conduct with these non-consolidated affiliates, which we classify as related party transactions and balances. The following table describes the nature and amounts of transactions that we had with related parties (in millions).

	Year	May 16, 2007	April 1, 2007	Three Months	Year
	Ended	Through	Through	Ended	Ended
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	December 31, 2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Purchases of tolling services, electricity and inventories
Aluminium Norf GmbH(A)	$257	$253	$21	$61	$227
Consorcio Candonga(B)	18	24	1	3	14
Petrocoque S.A. Industria e Comercio(C)	n.a.	n.a.	n.a.	n.a.	2

Total purchases from related parties	$275	$277	$22	$64	$243

Interest (income) expense
Aluminium Norf GmbH(D)	$—	$1	$—	$—	$(1)

(A)	We purchase tolling services (the conversion of customer-owned metal) from Aluminium Norf GmbH.

(B)	We obtain electricity from Consorcio Candonga for our operations in South America.

(C)	We purchased calcined-coke from Petrocoque for use in our smelting operations in South America. As previously discussed, we sold our interest in Petrocoque in November 2006. They are not considered a related party in periods subsequent to November 2006.

(D)	We earn interest income on a loan due from Aluminium Norf GmbH.

n.a. not applicable — see (C).

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table describes the period-end account balances that we have with these non-consolidated affiliates, shown as related party balances in the accompanying consolidated balance sheets (in millions).

	March 31,
	2009	2008
	Successor	Successor

Accounts receivable(A)	$25	$31
Other long-term receivables(A)	$23	$41
Accounts payable(B)	$48	$55

(A)	The balances represent current and non-current portions of a loan due from Aluminium Norf GmbH.

(B)	We purchase tolling services from Aluminium Norf GmbH and electricity from Consorcio Candonga.

11.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities are comprised of the following (in millions).

	March 31,
	2009	2008
	Successor	Successor

Accrued compensation and benefits	$103	$141
Accrued settlement of legal claim	—	39
Accrued interest payable	12	15
Accrued income taxes	33	37
Current portion of fair value of unfavorable sales contracts	152	242
Other current liabilities	216	230

Accrued expenses and other current liabilities	$516	$704

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	DEBT

Debt consists of the following (in millions).

	March 31, 2009					March 31, 2008
				Unamortized			Unamortized
	Interest			Fair Value	Carrying		Fair Value	Carrying
	Rates(A)		Principal	Adjustments(B)	Value	Principal	Adjustments(B)	Value
				Successor			Successor

Long-term debt, net of current portion — third parties:
Novelis Inc.
7.25% Senior Notes, due February 2015	7.25%		$1,124	$47	$1,171	$1,399	$67	$1,466
Floating rate Term Loan facility, due July 2014	3.21	%(C)	295	—	295	298	—	298
Novelis Corporation
Floating rate Term Loan facility, due July 2014	3.21	%(C)	867	(54)	813	655	—	655
Novelis Switzerland S.A.
Capital lease obligation, due December 2019 (Swiss francs (CHF) 51 million)	7.50%		45	(3)	42	54	(4)	50
Capital lease obligation, due August 2011 (CHF 3 million)	2.49%		2	—	2	3	—	3
Novelis Korea Limited
Bank loan, due October 2010	5.44%		100	—	100	100	—	100
Bank loan, due February 2010 (Korean won (KRW) 50 billion)	3.94%		37	—	37	—	—	—
Bank loan, due May 2009 (KRW 10 billion)	7.47%		7	—	7	—	—	—
Bank loans, due September 2010 through June 2011 (KRW 308 million)	3.24	%(D)	—	—	—	1	—	1
Other
Other debt, due April 2009 through December 2012	0.61	%(D)	1	—	1	2	—	2

Total debt — third parties			2,478	(10)	2,468	2,512	63	2,575
Less: current portion			(59)	8	(51)	(15)	—	(15)

Long-term debt, net of current portion — third parties:			$2,419	$(2)	$2,417	$2,497	$63	$2,560

Long-term debt, net of current portion — related party
Novelis Inc.
Unsecured credit facility — related party, due January 2015	13.00%		$91	$—	$91	$—	$—	$—

(A)	Interest rates are as of March 31, 2009 and exclude the effects of accretion/amortization of fair value adjustments as a result of the Arrangement.

(B)	Debt existing at the time of the Arrangement was recorded at fair value. Additional floating rate Term Loan with a face value of $220 million issued in March 2009 was recorded at a fair value of $165 million. See discussion below.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(C)	Excludes the effect of related interest rate swaps and the effect of accretion of fair value.

(D)	Weighted average interest rate.

Principal repayment requirements for our total debt over the next five years and thereafter (excluding unamortized fair value adjustments and using rates of exchange as of March 31, 2009 for our debt denominated in foreign currencies) are as follows (in millions).

Year Ending March 31,	Amount

2010	$59
2011	116
2012	16
2013	16
2014	15
Thereafter	2,347

Total	$2,569

7.25% Senior Notes

On February 3, 2005, we issued $1.4 billion aggregate principal amount of senior unsecured debt securities (Senior Notes). The Senior Notes were priced at par, bear interest at 7.25% and mature on February 15, 2015.

As a result of the Arrangement, the Senior Notes were recorded at their fair value of $1.474 billion based on their market price of 105.25% of $1,000 face value per bond as of May 14, 2007. The incremental fair value of $74 million is being amortized over the remaining life of the Senior Notes as an offset to interest expense using the effective interest amortization method.

Under the indenture that governs the Senior Notes, we are subject to certain restrictive covenants applicable to incurring additional debt and providing additional guarantees, paying dividends beyond certain amounts and making other restricted payments, sales and transfers of assets, certain consolidations or mergers, and certain transactions with affiliates.

In March 2009, we recognized a $122 million pre-tax gain on the extinguishment of debt as part of a debt restructuring action. We exchanged Senior Notes with a principal value of $275 million for additional floating rate Term Loan with a face value of $220 million and estimated fair value of $165 million. In accordance with EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, the exchange was accounted for as a debt extinguishment and issuance of new debt, with the fair value of the Term Loan used to determine the gain on extinguishment. The carrying value of the Senior Notes used in the gain calculation includes $12 million representing the pro rata allocation of the remaining unamortized fair value adjustment that was established in connection with the Arrangement.

Credit Agreements

On July 6, 2007, we entered into new senior secured credit facilities with a syndicate of lenders led by affiliates of UBS and ABN AMRO (Credit Agreements) providing for aggregate borrowings of up to $1.76 billion. The Credit Agreements consist of (1) a $960 million seven-year Term Loan facility (Term Loan facility) and (2) an $800 million five year multi-currency asset-based revolving credit line and letter of credit facility (ABL facility).

Under the ABL facility, interest charged is dependent on the type of loan as follows: (1) any swingline loan or any loan categorized as an ABR borrowing will bear interest at an annual rate equal to the alternate

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

base rate (which is the greater of (a) the base rate in effect on a given day and (b) the federal funds effective rate in effect on a given day, plus 0.50%) plus the applicable margin; (2) Eurocurrency loans will bear interest at an annual rate equal to the adjusted LIBOR rate for the applicable interest period, plus the applicable margin; (3) loans designated as Canadian base rate borrowings will bear an annual interest rate equal to the Canadian base rate (CAPRIME), plus the applicable margin; (4) loans designated as bankers acceptances (BA) rate loans will bear interest at the average discount rate offered for bankers’ acceptances for the applicable BA interest period, plus the applicable margin and (5) loans designated as Euro Interbank Offered Rate (EURIBOR) loans will bear interest annually at a rate equal to the adjusted EURIBOR rate for the applicable interest period, plus the applicable margin. Applicable margins under the ABL facility depend upon excess availability levels calculated on a quarterly basis.

Generally, for both the Term Loan facility and ABL facility, interest rates reset every three months and interest is payable on a monthly, quarterly, or other periodic basis depending on the type of loan.

The proceeds from the Term Loan facility of $960 million, drawn in full at the time of closing, and an initial draw of $324 million under the ABL facility were used to pay off our old senior secured credit facility, pay for debt issuance costs of the Credit Agreements and provide for additional working capital. Mandatory minimum principal amortization payments under the Term Loan facility are $2.4 million per calendar quarter. Additional mandatory prepayments are required to be made for certain collateral liquidations, asset sales, debt and preferred stock issuances, equity issuances, casualty events and excess cash flow (as defined in the Credit Agreements). Any unpaid principal is due in full on July 6, 2014.

Under the Term Loan facility, loans characterized as alternate base rate (ABR) borrowings bear interest annually at a rate equal to the alternate base rate (which is the greater of (a) the base rate in effect on a given day and (b) the federal funds effective rate in effect on a given day, plus 0.50%) plus the applicable margin. Loans characterized as Eurocurrency borrowings bear interest at an annual rate equal to the adjusted LIBOR rate for the interest period in effect, plus the applicable margin.

Borrowings under the ABL facility are generally based on 85% of eligible accounts receivable and 70% to 75% of eligible inventories. Commitment fees ranging from 0.25% to 0.375% are based on average daily amounts outstanding under the ABL facility during a fiscal quarter and are payable quarterly.

The Credit Agreements include customary affirmative and negative covenants. Under the ABL facility, if our excess availability, as defined under the borrowing, is less than $80 million, we are required to maintain a minimum fixed charge coverage ratio of 1 to 1. As of March 31, 2009, our fixed charge coverage ratio is less than 1 to 1, resulting in a reduction of availability under our ABL facility of $80 million. Substantially all of our assets are pledged as collateral under the Credit Agreements.

As discussed above, in March 2009, we issued an additional Term Loan with a face value of $220 million in exchange for $275 million of Senior Notes. The additional Term Loan was recorded at a fair value of $165 million determined using a discounted cash flow model. The difference between the fair value and the face value of the new Term Loan will be accreted over the life of the Term Loan using the effective interest method, resulting in additional non-cash interest expense.

Interest Rate Swaps

As of March 31, 2009, we had entered into interest rate swaps to fix the variable LIBOR interest rate on $700 million of our floating rate Term Loan facility. We are still obligated to pay any applicable margin, as defined in our Credit Agreements. Interest rate swaps related to $400 million at an effective weighted average interest rate of 4.0% expire March 31, 2010. In January 2009, we entered into two interest rate swaps to fix the variable LIBOR interest rate on an additional $300 million of our floating Term Loan facility at a rate of 1.49%, plus any applicable margin. These interest rate swaps are effective from March 31, 2009 through March 31, 2011.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of March 31, 2009 approximately 71% of our debt was fixed rate and approximately 29% was variable-rate.

Unsecured Credit Facility

In February 2009, to assist in maintaining adequate liquidity levels, we entered into an unsecured credit facility of $100 million (the Unsecured Credit Facility) with a scheduled maturity date of January 15, 2015 from an affiliate of the Aditya Birla group. Any advance of the Unsecured Credit Facility is deemed to be a permanent reduction of the loan and any part of the loan which is repaid may not be re-borrowed. For each advance under the credit facility, interest is payable quarterly at a rate of 13% per annum prior to the first anniversary of the advance and 14% per annum thereafter, until the earlier of repayment or maturity.

Under the Unsecured Credit Facility, we are subject to certain negative covenants applicable to the restriction of prepayments of other indebtedness and to certain modification of our Credit Agreements and 7.25% Senior Notes.

As of March 31, 2009, we have drawn down $91 million of this facility.

Short-Term Borrowings and Lines of Credit

As of March 31, 2009, our short-term borrowings were $264 million consisting of (1) $231 million of short-term loans under our ABL facility, (2) a $9 million short-term loan in Italy, (3) a $22 million short-term loan in Korea and (4) $2 million in bank overdrafts. As of March 31, 2009, $42 million of our ABL facility was utilized for letters of credit and we had $233 million in remaining availability under this revolving credit facility before the covenant related restriction discussed above.

As of March 31, 2009, we had an additional $92 million outstanding under letters of credit in Korea not included in our revolving credit facility. The weighted average interest rate on our total short-term borrowings was 2.75% and 4.12% as of March 31, 2009 and 2008, respectively.

Korean Bank Loans

In December 2004, we entered into (1) a $70 million floating rate loan and (2) a KRW 25 billion ($25 million) floating rate loan, both due in December 2007. We immediately entered into an interest rate and cross currency swap on the $70 million floating rate loan through a 4.55% fixed rate KRW 73 billion ($73 million) loan and an interest rate swap on the KRW 25 billion floating rate loan to fix the interest rate at 4.45%. In October 2007, we entered into a $100 million floating rate loan due October 2010 and immediately repaid the $70 million loan. In December 2007, we repaid the KRW 25 billion loan from the proceeds of the $100 million floating rate loan. Additionally, we immediately entered into an interest rate swap and cross currency swap for the $100 million floating rate loan through a 5.44% fixed rate KRW 92 billion ($92 million) loan.

In November 2008, we entered into a 7.47% interest rate KRW 10 billion ($7 million) bank loan due May 2009. In February 2009, we entered into a 3.94% interest rate KRW 50 billion ($37 million) bank loan due February 2010.

Capital Lease Obligations

In December 2004, we entered into a fifteen-year capital lease obligation with Alcan for assets in Sierre, Switzerland, which has an interest rate of 7.5% and fixed quarterly payments of CHF 1.7 million, which is equivalent to $1.5 million at the exchange rate as of March 31, 2009.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2005, we entered into a six-year capital lease obligation for equipment in Switzerland which has an interest rate of 2.49% and fixed monthly payments of CHF 0.1 million, which is equivalent to $0.1 million at the exchange rate as of March 31, 2009.

13.	SHARE-BASED COMPENSATION

Share-Based Compensation Expense

Total share-based compensation expense for active and inactive plans for the respective periods, including amounts related to the cumulative effect of an accounting change (exclusive of income taxes) from adopting FASB Statement No. 123(R) on January 1, 2006, is presented in the table below (in millions). These amounts are included in Selling, general and administrative expenses in our consolidated statements of operations. For the year ended March 31, 2009, total compensation expense related to share-based awards was less than $1 million, and therefore are not included in the table.

	May 16, 2007	April 1, 2007	Three Months	Year Ended
	Through	Through	Ended	December 31,
	March 31, 2008	May 15, 2007	March 31, 2007	2006
	Successor	Predecessor	Predecessor	Predecessor
Active Plans(A):
Recognition Awards(B)	$2.3	$1.5	$0.5	$0.5

Inactive Plans:
Novelis 2006 Incentive Plan (stock options)	n.a.	14.5	0.9	0.7
Novelis 2006 Incentive Plan (stock appreciation rights)	n.a.	5.6	1.4	0.4
Novelis Conversion Plan of 2005	n.a.	23.8	0.3	7.3
Stock Price Appreciation Unit Plan	n.a.	(0.5)	4.4	4.5
Deferred Share Unit Plan for Non-Executive Directors	n.a.	0.2	2.2	1.8
Novelis Founders Performance Awards	n.a.	0.1	6.0	2.7
Total Shareholder Returns Performance Plan	n.a.	—	—	0.2

Inactive Plants — Total Share-Based Compensation Expense	n.a.	$43.7	$15.2	$17.6

(A)	In June 2008, our board of directors authorized the 2009 Novelis Long-Term Incentive Plan. As of March 31, 2009, only the 2009 Novelis Long-term Incentive Plan remained active; however, there was no share-based compensation expense related to this plan in any period reflected in the table above or for the year ended March 31, 2009.

(B)	One-half of the outstanding Recognition Awards vested on December 31, 2007. The remaining outstanding Recognition Awards vested on December 31, 2008. As of March 31, 2009, the Recognition Awards were inactive.

n.a. Not applicable as plan was cancelled as a result of the Arrangement

Effect of Acquisition by Hindalco

As a result of the Arrangement, all of our share-based compensation awards (except for our Recognition Awards) were accelerated to vest, cancelled and settled in cash using the $44.93 purchase price per common share paid by Hindalco in the transaction. We made aggregate cash payments (including applicable payroll-

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related taxes) totaling $72 million to plan participants following consummation of the Arrangement, as follows:

	Shares/Units	Cash Payments
	Settled	(In millions)

Novelis 2006 Incentive Plan (stock options)	825,850	$16
Novelis 2006 Incentive Plan (stock appreciation rights)	378,360	7
Novelis Conversion Plan of 2005	1,238,183	29
Stock Price Appreciation Unit Plan	299,873	7
Deferred Share Unit Plan for Non-Executive Directors	109,911	5
Novelis Founders Performance Awards	180,400	8

		$72

Compensation expense resulting from the accelerated vesting of plan awards, totaling $45 million is included in Selling, general and administrative expenses in our consolidated statement of operations for the period from April 1, 2007 through May 15, 2007. We also recorded a $7 million reduction to Additional paid-in capital during the period from April 1, 2007 through May 15, 2007 for the conversion of certain of our share-based compensation plans from equity-based to liability-based plans.

2009 Novelis Long-Term Incentive Plan

In June 2008, our board of directors authorized the Novelis Long-Term Incentive Plan FY 2009 — FY 2012 (2009 LTIP) covering the performance period from April 1, 2008 through March 31, 2012. Under the 2009 LTIP, stock appreciation rights (SARs) are to be granted to certain of our executive officers and key employees. The SARs will vest at the rate of 25% per year (every June 19th) subject to performance criteria (see below), and expire seven years from the date the plan was authorized by the board. Each SAR is to be settled in cash based on the difference between the market value of one Hindalco share on the date of grant compared to the date of exercise, converted from Indian rupees to the participant’s payroll currency at the time of exercise. The amount of cash paid would be limited to (i) 2.5 times the target payout if exercised within one year of vesting or (ii) 3 times the target payout if exercised after one year of vesting. The SARs do not transfer any shareholder rights in Hindalco to a participant. SARs that do not vest as a result of failure to achieve a performance criterion will be cancelled. Generally, all vested SARs expire 90 days after termination of employment, except (1) in the case of death or disability, when any unvested SARs will vest immediately and expire within one year and (2) in the case of retirement, when, if retirement occurs more than one year from the grant date, the SARs would continue to vest and expire three years following retirement. All awards vest upon a change in control of the Company (as defined in the 2009 LTIP).

The performance criterion for vesting is based on the actual overall Novelis Operating Earnings before Interest, Depreciation, Amortization and Taxes (Operating EBITDA, as defined in the 2009 LTIP) compared to the target Operating EBITDA established and approved each fiscal year. The minimum threshold for vesting each year is 75% of each annual target Operating EBITDA, at which point 75% of the SARs for that period would vest, with an equal pro rata amount of SARs vesting through 100% achievement of the target. This performance condition has no impact on the fair value of the SARs.

In October 2008, our board of directors approved an amendment to the 2009 LTIP. The design elements of the amended 2009 LTIP are largely unchanged from the original 2009 LTIP. However, the amended 2009 LTIP now specifies that (a) the plan shall be administered by the Compensation Committee of the Board of Directors, (b) all payments shall be made in cash upon exercise (less applicable withholdings), and (c) the Compensation Committee has the authority to make adjustments in the number and price of SARs covered by the plan in order to prevent dilution or enlargement of the rights of employees that would otherwise result

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

from a change in the capital structure of the Company (e.g., dividends, stock splits, rights issuances, reorganizations, liquidation of assets, etc.).

In November 2008, grants totaling 21,534,619 SARs at an exercise price of 60.50 Indian Rupees ($1.23 at the December 31, 2008 exchange rate) per SAR were made to our executive officers and key employees. For the year ended March 31, 2009, there were 1,168,426 SARs forfeited.

At March 31, 2009, for outstanding SARs, the average remaining contractual term is 6.22 years and the aggregate intrinsic value is zero as the market value of a share of Hindalco stock was less than the SAR exercise price. No SARs were exercisable at March 31, 2009.

The fair value of each SAR is based on the difference between the fair value of a long call and a short call option. The fair value of each of these call options was determined using the Black-Scholes valuation method. We used historical stock price volatility data of Hindalco on the Bombay Stock Exchange to determine expected volatility assumptions. The annual expected dividend yield is based on Hindalco dividend payments of $0.04 (1.85 Indian Rupees) per year. Risk-free interest rates are based on treasury yields in India, consistent with the expected remaining lives of the SARs. Because we do not have a sufficient history of SAR exercise or cancellation, we estimated the expected remaining life of the SARs based on an extension of the “simplified method” as prescribed by Staff Accounting Bulletin No. 107, Share-Based Payment (SAB 107).

The fair value of each SAR under the 2009 LTIP was estimated as of March 31, 2009 using the following assumptions:

Expected volatility	47.60 - 54.49%
Weighted average volatility	50.87%
Dividend yield	3.55%
Risk-free interest rate	6.21 - 6.72%
Expected life	3.22 - 4.72 years

The fair value of the SARs is being recognized over the requisite performance and service period of each tranche, subject to the achievement of any performance criterion. No compensation expense for this performance period has been recorded in the year ended March 31, 2009 as annual performance criterion were not met. Additionally, since the performance criteria for the fiscal years 2010 to 2012 have not yet been established and therefore, no measurement periods have commenced, no expense has been recorded for those tranches in the year ended March 31, 2009.

Unrecognized compensation expense related to the non-vested SARs (assuming all future performance criteria are met except for the 2009 performance period) of $3 million is expected to be realized over a weighted average period of 4.2 years.

Recognition Awards

In September 2006, we entered into Recognition Agreements and granted Recognition Awards to certain executive officers and other key employees (Executives) to retain and reward them for continued dedication towards corporate objectives. Under the terms of these agreements, Executives who remained continuously employed by us through the vesting dates of December 31, 2007 and December 31, 2008 were entitled to receive one-half of their total Recognition Awards on each vesting date. The number of Recognition Awards payable under the agreements varied by Executive. As a result of the Arrangement, the Recognition Awards changed from an equity-based to a liability-based plan using the $44.93 per common share transaction price as the per share value. This change resulted in additional share-based compensation expense of $1.3 million during the period from April 1, 2007 through May 15, 2007.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

One-half of the outstanding Recognition Awards vested on December 31, 2007, and were settled for approximately $3 million in cash in January 2008. The remaining outstanding Recognition Awards vested on December 31, 2008, and were settled for approximately $2 million in cash in January 2009.

Inactive Plans

As previously mentioned, as a result of the Arrangement, all of our share-based compensation awards (except for our Recognition Awards) were accelerated to vest, cancelled and settled in cash using the $44.93 purchase price per common share paid by Hindalco in the transaction. The following tables summarizes the activity and assumptions used to estimate fair value of the cancelled plans.

Novelis 2006 Incentive Plan

In October 2006, our shareholders approved the Novelis 2006 Incentive Plan (2006 Incentive Plan) to effectively replace the Novelis Conversion Plan of 2005 and Stock Price Appreciation Unit Plan (both described below). Under the 2006 Incentive Plan, up to an aggregate number of 7,000,000 shares of Novelis common stock were authorized to be issued in the form of stock options, stock appreciation rights (SARs), restricted shares, restricted share units, performance shares and other share-based incentives.

2006 Stock Options

In October 2006, our board of directors authorized a grant of an aggregate of 885,170 seven-year non-qualified stock options under the 2006 Incentive Plan at an exercise price of $25.53 to certain of our executive officers and key employees.

Prior to the Arrangement, the fair value of our premium and non-premium options was estimated using the following assumptions for the year ended December 31, 2006, the three months ended March 31, 2007 and the period from April 1, 2007 through May 15, 2007 (Predecessor):

Expected volatility	42.20 to 46.40%
Weighted average volatility	44.30%
Dividend yield	0.16%
Risk-free interest rate	4.68 to 4.71%
Expected life	1.00 to 4.75 years

As a result of the Arrangement, 825,850 premium and non-premium options under the 2006 Incentive Plan were accelerated to vest and were settled in cash for approximately $16 million.

Stock Appreciation Rights

In October 2006, our board of directors authorized a grant of 381,090 Stock Appreciation Rights (SARs) under the 2006 Incentive Plan at an exercise price of $25.53 to certain of our executive officers and key employees.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of premium and non-premium SARs under the 2006 Incentive Plan was estimated using the following assumptions:

	Three Months Ended	Year Ended
	March 31, 2007	December 31, 2006
	Predecessor	Predecessor

Expected volatility	40.70 to 44.70%	40.80 to 45.40%
Weighted average volatility	42.70%	43.10%
Dividend yield	None	0.14%
Risk-free interest rate	4.51 to 4.59%	4.67 to 4.71%
Expected life	0.57 to 4.32 years	0.83 to 4.57 years

As a result of the Arrangement, 378,360 premium and non-premium SARs were accelerated to vest and were settled in cash for approximately $7 million.

Novelis Conversion Plan of 2005

In January 2005, our board of directors adopted the Novelis Conversion Plan of 2005 (the Conversion Plan) to allow for 1,372,663 Alcan stock options held by employees of Alcan who became our employees following our spin-off from Alcan to be replaced with options to purchase 2,723,914 of our common shares.

The fair value of each option was estimated using the following assumptions for the year ended December 31, 2006, the three months ended March 31, 2007 and the period from April 1 through May 15, 2007:

Expected volatility	30.30%
Weighted-average volatility	30.30%
Dividend yield	1.56%
Risk-free interest rate	2.88 to 3.73%
Expected life	0.70 to 5.70 years

As a result of the Arrangement, 563,651 options were accelerated to vest with a total fair value of approximately $4 million and a total of 1,238,183 options were settled in cash using the $44.93 purchase price per common share paid by Hindalco in the transaction for approximately $29 million.

Stock Price Appreciation Unit Plan

Prior to the spin-off, some Alcan employees who later transferred to Novelis held Alcan stock price appreciation units (SPAUs). These units entitled them to receive cash equal to the excess of the market value of an Alcan common share on the exercise date of a SPAU over the market value of an Alcan common share on its grant date.

The fair value of each SPAU was estimated using the following assumptions:

	Three Months Ended	Year Ended
	March 31, 2007	December 31, 2006
	Predecessor	Predecessor

Expected volatility	38.20 to 40.80%	36.20 to 40.30%
Weighted average volatility	39.31%	39.32%
Dividend yield	None	0.14%
Risk-free interest rate	4.51 to 4.56%	4.67 to 4.80%
Expected life	2.25 to 4.37 years	2.37 to 4.37 years

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As a result of the Arrangement, 201,495 SPAUs were accelerated to vest and 299,873 SPAUs were settled in cash using the $44.93 per common share purchase price paid by Hindalco in the transaction for approximately $7 million.

Deferred Share Unit Plan for Non-Executive Directors

In January 2005, Novelis established the Deferred Share Unit Plan for Non-Executive Directors under which non-executive directors would receive 50% of their compensation payable in the form of directors’ deferred share units (DDSUs) and the other 50% in the form of either cash, additional DDSUs or a combination of these two (at the election of each non-executive director).

As a result of the Arrangement, 109,911 DDSUs were settled in cash using the $44.93 purchase price per common share paid by Hindalco in the transaction for approximately $5 million.

Novelis Founders Performance Awards

In March 2005 (as amended and restated in March 2006 and February 2007), Novelis established a plan to reward certain key executives with Performance Share Units (PSUs) if Novelis common share price improvement targets were achieved within specific time periods. There were three equal tranches of PSUs, and each had a specific share price improvement target.

The share price improvement targets for the first tranche were achieved and 180,350 Performance Share Units (PSUs) were awarded on June 20, 2005. For the year ended December 31, 2005, 1,650 PSUs were forfeited and 178,700 remained outstanding. In March 2006, 46,850 PSUs were forfeited and 131,850 PSUs were ultimately paid out. The liability for the first tranche was accrued over its term, was valued on March 24, 2006, and was paid in April 2006 in the aggregate amount of approximately $3 million.

The fair value of each PSUs was estimated using the following assumptions:

Year Ended
December 31, 2006
Predecessor

Expected volatility	37.00%
Weighted average volatility	37.00%
Dividend yield	0.14%
Risk-free interest rate	4.75%
Expected life (derived service periods)	0.93 to 1.23 years

As a result of the Arrangement, the second and third tranches (represented by 94,450 and 85,950 PSUs, respectively) were settled in cash using the $44.93 purchase price per common share paid by Hindalco in the transaction for approximately $8 million.

Total Shareholder Returns Performance Plan

Some Alcan employees who transferred to Novelis were entitled to receive cash awards under the Alcan Total Shareholder Returns Performance Plan (TSR). In January 2005, the accrued awards for all of the TSR participants were converted into 452,667 Novelis restricted share units (RSUs). In October 2005, an aggregate of $7 million was paid to employees who held RSUs that had vested on September 30, 2005. In October 2006, 120,949 RSUs and related dividends outstanding were paid to employees in the aggregate amount of $3 million.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	POSTRETIREMENT BENEFIT PLANS

Our pension obligations relate to funded defined benefit pension plans in the U.S., Canada, Switzerland and the U.K., unfunded pension plans in Germany, and unfunded lump sum indemnities in France, South Korea, Malaysia and Italy. Our other postretirement obligations (Other Benefits, as shown in certain tables below) include unfunded healthcare and life insurance benefits provided to retired employees in Canada, the U.S. and Brazil.

Some of our employees participated in defined benefit plans that were previously managed by Alcan in the U.S., Canada, the U.K. and Switzerland. These benefits are generally based on the employee’s years of service and the highest average eligible compensation before retirement.

For the period January 1, 2006 through March 31, 2009, the following occurred related to existing Alcan pension plans covering our employees:

a) In the U.K., former Alcan employees who participated in the British Alcan RILA Plan in 2005 began participating in the Novelis U.K. pension plan effective January 1, 2006. Of the approximate 575 Novelis employees who had participated in the British Alcan RILA plan, 208 employees elected to transfer their past service to the Novelis U.K. pension plan. Novelis made a payment of $7 million to the British Alcan RILA plan in November 2006 to pay the statutory withdrawal liability. In October 2007, we completed the transfer of U.K. plan assets and liabilities from Alcan to Novelis. Plan liabilities assumed exceeded plan assets received by $4 million. We made an additional contribution of approximately $2 million to the plan in February 2008.

b) In Canada, former Alcan employees who participated in the Alcan Pension Plan (Canada) began participating in the NPP (Canada) effective January 1, 2005. Of the approximate 680 employees who had participated in the Alcan plan, 420 employees elected to transfer their past service to the Novelis Plan. During the first quarter of fiscal 2009, we completed the transfer of plan assets and liabilities from Alcan to Novelis. Plan assets received exceeded plan liabilities assumed by $1 million. We recorded the $1 million difference between transferred plan assets and liabilities as an adjustment to Goodwill.

c) In the U.S., former non-union Alcan employees who participated in the Alcancorp Pension Plan had their pension liabilities transferred to the Novelis Pension Plan effective January 1, 2006. Plan liabilities exceeded plan assets received by $22 million on the transfer date.

d) In Switzerland, we have been a participating employer in the Alcan Swiss Pension Plan since January 1, 2005. Our employees are participating in this plan indefinitely (subject to Alcan approval and provided we make the required pension contributions). Effective May 16, 2007, we changed our treatment of our participation in the Alcan Swiss Pension Plan from a multi-employer plan to a single-employer plan; thus, Novelis’ share of plan assets, liabilities, contributions and expenses are included in this note.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Employer Contributions to Plans

For pension plans, our policy is to fund an amount required to provide for contractual benefits attributed to service to date, and amortize unfunded actuarial liabilities typically over periods of 15 years or less. We also participate in savings plans in Canada and the U.S., as well as defined contribution pension plans in the U.S., U.K., Canada, Germany, Italy, Switzerland, Malaysia and Brazil. We contributed the following amounts to all plans, including the Alcan plans that cover our employees (in millions).

	Year Ended	May 16, 2007	April 1, 2007	Three Months	Year Ended
	March 31,	Through	Through	Ended	December 31,
	2009	March 31, 2008	May 15, 2007	March 31, 2007	2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Funded pension plans	$29	$35	$4	$10	$39
Unfunded pension plans	16	19	2	6	22
Savings and defined contribution pension plans	16	13	2	3	12

Total contributions	$61	$67	$8	$19	$73

During fiscal year 2010, we expect to contribute $52 million to our funded pension plans, $14 million to our unfunded pension plans and $16 million to our savings and defined contribution plans.

Investment Policy and Asset Allocation

Each of our funded pension plans is governed by an Investment Fiduciary, who establishes an investment policy appropriate for the pension plan. The Investment Fiduciary is responsible for selecting the asset allocation for each plan, monitoring investment managers, monitoring returns versus benchmarks and monitoring compliance with the investment policy. The targeted allocation ranges by asset class, and the actual allocation percentages for each class are listed in the table below.

		Allocation in
		Aggregate as of
	Target	March 31,
Asset Category	Allocation Ranges	2009	2008
		Successor	Successor

Equity securities	35 - 70%	46%	50%
Debt securities	25 - 60%	46%	42%
Real estate	0 - 25%	4%	4%
Other	0 - 15%	4%	3%

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Benefit Obligations, Fair Value of Plan Assets, Funded Status and Amounts Recognized in Financial Statements

The following tables present the change in benefit obligation, change in fair value of plan assets and the funded status for pension and other benefits (in millions), including the Swiss Pension Plan effective May 16, 2007. Other Benefits in the tables below include unfunded healthcare and life insurance benefits provided to retired employees in Canada, Brazil and the U.S.

	Pension Benefits
		May 16, 2007	April 1, 2007	Three Months	Year Ended
	Year Ended	Through	Through	Ended	December 31,
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Change in benefit obligation
Benefit obligation at beginning of period	$991	$867	$885	$877	$575
Service cost	38	40	6	12	42
Interest cost	57	43	6	12	44
Members’ contributions	9	5	—	1	4
Benefits paid	(39)	(39)	(4)	(10)	(30)
Amendments	—	(9)	—	—	1
Transfers/mergers	48	95	—	—	209
Curtailments/ termination benefits	(2)	—	—	—	(5)
Actuarial (gains) losses	(33)	(52)	(32)	(9)	(10)
Currency (gains) losses	(124)	41	6	2	47

Benefit obligation at end of period	$945	$991	$867	$885	$877

Benefit obligation of funded plans	$787	$800	$680	$696	$690
Benefit obligation of unfunded plans	158	191	187	189	187

Benefit obligation at end of period	$945	$991	$867	$885	$877

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Other Benefits
		May 16, 2007	April 1, 2007	Three Months
	Year Ended	Through	Through	Ended	Year Ended
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	December 31, 2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Benefit obligation at beginning of period	$171	$140	$141	$139	$122
Service cost	7	4	1	2	5
Interest cost	10	7	1	2	7
Benefits paid	(7)	(6)	(1)	(2)	(8)
Transfers/mergers	—	—	(1)	—	1
Curtailments/termination benefits	(3)	—	—	—	—
Actuarial (gains) losses	(14)	25	(2)	—	12
Currency (gains) losses	(2)	1	1	—	—

Benefit obligation at end of period	$162	$171	140	$141	$139

Benefit obligation of funded plans	$—	$—	$—	$—	$—
Benefit obligation of unfunded plans	162	171	140	141	139

Benefit obligation at end of period	$162	$171	$140	$141	$139

	Pension Benefits
		May 16, 2007	April 1, 2007	Three Months
	Year Ended	Through	Through	Ended	Year Ended
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	December 31, 2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Change in fair value of plan assets
Fair value of plan assets at beginning of period	$724	$607	$578	$568	$301
Actual return on plan assets	(102)	(14)	16	6	41
Members’ contributions	9	5	—	1	4
Benefits paid	(39)	(39)	(2)	(5)	(30)
Company contributions	45	54	12	3	51
Transfers/mergers	49	94	—	4	178
Currency gains (losses)	(88)	17	3	1	23

Fair value of plan assets at end of period	$598	$724	$607	$578	$568

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31,
	2009		2008
	Pension	Other	Pension	Other
	Benefits	Benefits	Benefits	Benefits
	Successor		Successor

Funded status
Funded Status at end of period:
Assets less the benefit obligation of funded plans	$(189)	$—	$(76)	$—
Benefit obligation of unfunded plans	(158)	(162)	(191)	(171)

	$(347)	$(162)	$(267)	$(171)

As included on consolidated balance sheet
Other long-term assets — third parties	$—	$—	$7	$—
Accrued expenses and other current liabilities	(12)	(7)	(16)	(8)
Accrued postretirement benefits	(335)	(155)	(258)	(163)

	$(347)	$(162)	$(267)	$(171)

The postretirement amounts recognized in Accumulated other comprehensive income (loss), before tax effects, are presented in the table below (in millions).

	March 31,
	2009		2008
	Pension	Other	Pension	Other
	Benefits	Benefits	Benefits	Benefits
	Successor		Successor

Net actuarial loss	$118	$9	$2	$25
Prior service cost (credit)	(7)	—	(10)	—

Total postretirement amounts recognized in Accumulated other comprehensive loss (income)	$111	$9	$(8)	$25

The estimated amounts that will be amortized from Accumulated other comprehensive income (loss) into net periodic benefit cost in fiscal 2010 are $10 million for pension benefits and $1 million for other postretirement benefits, primarily related to net actuarial loss.

Accumulated Benefit Obligation in Excess of Plan Assets

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets as of March 31, 2009 and 2008 are presented in the table below (in millions).

	March 31,
	2009	2008
	Successor	Successor

Projected benefit obligation	$887	$528
Accumulated benefit obligation	$784	$496
Fair value of plan assets	$549	$302

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future Benefit Payments

Expected benefit payments to be made during the next ten fiscal years are listed in the table below (in millions).

	Pension Benefits	Other Benefits

2010	$35	$7
2011	36	8
2012	40	9
2013	44	10
2014	49	11
2015 through 2019	301	69

Total	$505	$114

Components of Net Periodic Benefit Cost

The components of net periodic benefit cost for the respective periods are listed in the table below (in millions).

	Year Ended	May 16, 2007	April 1, 2007	Three Months	Year Ended
	March 31,	Through	Through	Ended	December 31,
Pension Benefits	2009	March 31, 2008	May 15, 2007	March 31, 2007	2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Net periodic benefit cost
Service cost	$38	$40	$6	$12	$42
Interest cost	57	43	6	12	44
Expected return on assets	(50)	(41)	(5)	(11)	(38)
Amortization
— actuarial losses	—	—	—	1	6
— prior service cost	(1)	—	—	—	2
Curtailment/settlement losses	(1)	—	—	—	(4)

Net periodic benefit cost	43	42	7	14	52
Proportionate share of non-consolidated affiliates’ deferred pension costs, net of tax	4	4	—	—	4

Total net periodic benefit costs recognized	$47	$46	$7	$14	$56

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended	May 16, 2007	April 1, 2007	Three Months	Year Ended
	March 31,	Through	Through	Ended	December 31,
Other Benefits	2009	March 31, 2008	May 15, 2007	March 31, 2007	2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Net periodic benefit cost
Service cost	$7	$4	$1	$1	$5
Interest cost	10	7	1	2	7
Amortization
— actuarial losses	2	—	—	1	1
Curtailment/termination benefits	(3)	—	—	—	—

Total net periodic benefit costs recognized	$16	$11	$2	$4	$13

The expected long-term rate of return on plan assets is 6.7% in fiscal 2010.

Actuarial Assumptions and Sensitivity Analysis

The weighted average assumptions used to determine benefit obligations and net periodic benefit costs for the respective periods are listed in the table below.

	Year Ended	May 16, 2007	April 1, 2007	Three Months	Year Ended
	March 31,	Through	Through	Ended	December 31,
Pension Benefits	2009	March 31, 2008	May 15, 2007	March 31, 2007	2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Weighted average assumptions used to determine benefit obligations
Discount rate	6.0%	5.8%	5.4%	5.3%	5.4%
Average compensation growth	3.6%	3.4%	3.8%	3.8%	3.8%
Weighted average assumptions used to determine net periodic benefit cost
Discount rate	5.9%	5.2%	5.4%	5.4%	5.1%
Average compensation growth	3.6%	3.7%	3.8%	3.8%	3.9%
Expected return on plan assets	6.9%	7.3%	7.5%	7.5%	7.3%

	Year Ended	May 16, 2007	April 1, 2007	Three Months	Year Ended
	March 31,	Through	Through	Ended	December 31,
Other Benefits	2009	March 31, 2008	May 15, 2007	March 31, 2007	2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Weighted average assumptions used to determine benefit obligations
Discount rate	6.2%	6.1%	5.8%	5.7%	5.7%
Average compensation growth	3.9%	3.9%	3.9%	3.9%	3.9%
Weighted average assumptions used to determine net periodic benefit cost
Discount rate	6.1%	5.7%	5.7%	5.7%	5.7%
Average compensation growth	3.9%	3.9%	3.9%	3.9%	3.9%

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In selecting the appropriate discount rate for each plan, we generally used a country-specific, high-quality corporate bond index, adjusted to reflect the duration of the particular plan. In the U.S. and Canada, the discount rate was calculated by matching the plan’s projected cash flows with similar duration high-quality corporate bonds to develop a present value, which was then interpolated to develop a single equivalent discount rate.

In estimating the expected return on assets of a pension plan, consideration is given primarily to its target allocation, the current yield on long-term bonds in the country where the plan is established, and the historical risk premium of equity or real estate over long-term bond yields in each relevant country. The approach is consistent with the principle that assets with higher risk provide a greater return over the long-term.

We provide unfunded healthcare and life insurance benefits to our retired employees in Canada, the U.S. and Brazil, for which we paid $7 million for the year ended March 31, 2009, $6 million for the period from May 16, 2007 through March 31, 2008, $1 million for the period from April 1, 2007 through May 15, 2007, $2 million for the three months ended March 31, 2007 and $8 million for the year ended December 31, 2006. The assumed healthcare cost trend used for measurement purposes is 7.5% for fiscal 2010, decreasing gradually to 5% in 2014 and remaining at that level thereafter.

A change of one percentage point in the assumed healthcare cost trend rates would have the following effects on our other benefits (in millions).

	1% Increase	1% Decrease

Sensitivity Analysis
Effect on service and interest costs	$2	$(2)
Effect on benefit obligation	$14	$(12)

In addition, we provide post-employment benefits, including disability, early retirement and continuation of benefits (medical, dental, and life insurance) to our former or inactive employees, which are accounted for on the accrual basis in accordance with FASB Statement No. 112, Employers’ Accounting for Postemployment Benefits. Other long-term liabilities on our consolidated balance sheets includes $20 million and $23 million as of March 31, 2009 and 2008, respectively, for these benefits.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	CURRENCY LOSSES (GAINS)

The following currency losses (gains) are included in the accompanying consolidated statements of operations (in millions).

		May 16, 2007	April 1, 2007	Three Months
	Year Ended	Through	Through	Ended	Year Ended
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	December 31, 2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Net (gain) loss on change in fair value of currency derivative instruments(A)	$(21)	$44	$(10)	$(5)	$24
Net (gain) loss on remeasurement of monetary assets and liabilities(B)	98	(2)	4	6	(8)

Net currency (gain) loss	$77	$42	$(6)	$1	$16

(A)	Included in (Gain) loss on change in fair value of derivative instruments, net.

(B)	Included in Other (income) expenses, net.

The following currency gains (losses) are included in Accumulated other comprehensive income (loss) (AOCI), net of tax (in millions).

		May 16, 2007
	Year Ended	Through
	March 31, 2009	March 31, 2008
	Successor	Successor

Cumulative currency translation adjustment — beginning of period	$85	$32
Effect of changes in exchange rates	(163)	53

Cumulative currency translation adjustment — end of period	$(78)	$85

16.	FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS

In conducting our business, we use various derivative and non-derivative instruments to manage the risks arising from fluctuations in exchange rates, interest rates, aluminum prices and energy prices. Such instruments are used for risk management purposes only. We may be exposed to losses in the future if the counterparties to the contracts fail to perform. We are satisfied that the risk of such non-performance is remote due to our monitoring of credit exposures. Our ultimate gain or loss on these derivatives may differ from the amount recognized in the accompanying March 31, 2009 consolidated balance sheet.

The decision of whether and when to execute derivative instruments, along with the duration of the instrument, can vary from period to period depending on market conditions, the relative costs of the instruments and capacity to hedge. The duration is always linked to the timing of the underlying exposure, with the connection between the two being regularly monitored.

The current and noncurrent portions of derivative assets and the current portion of derivative liabilities are presented on the face of our accompanying consolidated balance sheets. The noncurrent portions of derivative liabilities are included in Other long-term liabilities in the accompanying consolidated balance sheets.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair values of our financial instruments and commodity contracts as of March 31, 2009 and March 31, 2008 are as follows (in millions):

	March 31, 2009
	Assets		Liabilities		Net Fair Value
	Current	Noncurrent	Current	Noncurrent	Assets/(Liabilities)

Successor
Derivatives designated as hedging instruments:
Currency exchange contracts	$—	$—	$—	$(11)	$(11)
Interest rate swaps	—	—	(13)	—	(13)
Electricity swap	—	—	(6)	(12)	(18)

Total derivatives designated as hedging instruments	—	—	(19)	(23)	(42)

Derivatives not designated as hedging instruments:
Aluminum contracts	99	41	(532)	(13)	(405)
Currency exchange contracts	20	31	(77)	(12)	(38)
Energy contracts	—	—	(12)	—	(12)

Total derivatives not designated as hedging instruments	119	72	(621)	(25)	(455)

Total derivative fair value	$119	$72	$(640)	$(48)	$(497)

	March 31, 2008
	Assets		Liabilities		Net Fair Value
	Current	Noncurrent	Current	Noncurrent	Assets/(Liabilities)

Successor
Derivatives designated as hedging instruments:
Currency exchange contracts	$—	$—	$—	$(184)	$(184)
Interest rate swaps	—	—	(3)	(12)	(15)
Electricity swap	3	11	—	—	14

Total derivatives designated as hedging instruments	3	11	(3)	(196)	(185)

Derivatives not designated as hedging instruments:
Aluminum contracts	131	4	(29)	—	106
Currency exchange contracts	64	6	(116)	(5)	(51)
Energy contracts	5	—	—	—	5

Total derivatives not designated as hedging instruments	200	10	(145)	(5)	60

Total derivative fair value	$203	$21	$(148)	$(201)	$(125)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net Investment Hedges

We use cross-currency swaps to manage our exposure to fluctuating exchange rates arising from our loans to and investments in our European operations. We have designated these as net investment hedges. The effective portion of gain or loss on the fair value of the derivative is included in Other comprehensive income (loss) (OCI). Prior to the Arrangement, the effective portion on the derivative was included in Change in fair value of effective portion of hedges, net. After the completion of the Acquisition, the effective portion on the derivative is included in Currency translation adjustments. The ineffective portion of gain or loss on the derivative is included in (Gain) loss on change in fair value of derivative instruments, net. We had cross-currency swaps of Euro 135 million against the U.S. dollar outstanding as of March 31, 2009.

The following table summarizes the amount of gain (loss) we recognized in OCI related to our net investment hedge derivatives (in millions).

		May 16, 2007	April 1, 2007
	Year Ended	Through	Through
	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Predecessor
Currency exchange contracts	$169	$(82)	$(8)

Cash Flow Hedges

We own an interest in an electricity swap which we have designated as a cash flow hedge against our exposure to fluctuating electricity prices. The effective portion of gain or loss on the derivative is included in OCI and reclassified into (Gain) loss on change in fair value of derivatives, net in our accompanying consolidated statements of operations. As of March 31, 2009, the outstanding portion of this swap includes 20,888 megawatt hours through 2017.

We use interest rate swaps to manage our exposure to changes in the benchmark LIBOR interest rate arising from our variable-rate debt. We have designated these as cash flow hedges. The effective portion of gain or loss on the derivative is included in OCI and reclassified into Interest expense and amortization of debt issuance costs in our accompanying consolidated statements of operations. We had $690 million of outstanding interest rate swaps designated as cash flow hedges as of March 31, 2009.

For all derivatives designated as cash flow hedges, gains or losses representing hedge ineffectiveness are recognized in (Gain) loss on change in fair value of derivative instruments, net in our current period earnings. If at any time during the life of a cash flow hedge relationship we determine that the relationship is no longer effective, the derivative will be de-designated as a cash flow hedge. This could occur if the underlying hedged exposure is determined to no longer be probable, or if our ongoing assessment of hedge effectiveness determines that the hedge relationship no longer meets the measures we have established at the inception of the hedge. Gains or losses recognized to date in AOCI would be immediately reclassified into current period earnings, as would any subsequent changes in the fair value of any such derivative.

During the next twelve months we expect to realize $13 million in effective net losses from our cash flow hedges. The maximum period over which we have hedged our exposure to cash flow variability is through 2017.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the impact on AOCI and earnings of derivative instruments designated as cash flow hedge (in millions).

Gain or (Loss)
Recognized in Income
		Gain (Loss)	(Ineffective Portion and Amount
	Gain (Loss)	Reclassified from	Excluded from
	Recognized in OCI	AOCI into Income	Effectiveness Testing)
	Year Ended	Year Ended	Year Ended
	March 31, 2009	March 31, 2009	March 31, 2009
	Successor	Successor	Successor

Energy contracts	$(21)	$12	$—
Interest rate swaps	$3	$—	$—

Gain (Loss)
Recognized in Income
			Gain (Loss)		(Ineffective Portion and Amount
	Gain (Loss)		Reclassified from		Excluded from
	Recognized in OCI		AOCI into Income		Effectiveness Testing)
	May 16, 2007	April 1, 2007	May 16, 2007	April 1, 2007	May 16, 2007	April 1, 2007
	Through	Through	Through	Through	Through	Through
	March 31, 2008	May 15, 2007	March 31, 2008	May 15, 2007	March 31, 2008	May 15, 2007
	Successor	Predecessor	Successor	Predecessor	Successor	Predecessor
Currency exchange contracts	$—	$4	$—	$1	$—	$—
Energy contracts	$23	$4	$8	$—	$—	$—
Interest rate swaps	$(15)	$—	$—	$—	$(1)	$—

Derivative Instruments Not Designated as Hedges

We use aluminum forward contracts and options to hedge our exposure to changes in the London Metal Exchange (LME) price of aluminum. These exposures arise from firm commitments to sell aluminum in future periods at fixed or capped prices, the forecasted output of our smelter operations in South America and the forecasted metal price lag associated with firm commitments to sell aluminum in future periods at prices based on the LME. In addition, transactions with certain customers meet the definition of a derivative under FASB 133 and are recognized as assets or liabilities at fair value on the accompanying consolidated balance sheets. As of March 31, 2009, we had 294 kilotonnes (kt) of outstanding aluminum contracts not designated as hedges.

We recognize a derivative position which arises from a contractual relationship with a customer that entitles us to pass-through the economic effect of trading positions that we take with other third parties on our customers’ behalf.

We use foreign exchange forward contracts and cross-currency swaps to manage our exposure to changes in exchange rates. These exposures arise from recorded assets and liabilities, firm commitments and forecasted cash flows denominated in currencies other than the functional currency of certain of our operations. As of March 31, 2009, we had outstanding currency exchange contracts with a total notional amount of $1.4 billion not designated as hedges.

We use interest rate swaps to manage our exposure to fluctuating interest rates associated with variable-rate debt. As of March 31, 2009, we had $10 million of outstanding interest rate swaps that were not designated as hedges.

We use heating oil swaps and natural gas swaps to manage our exposure to fluctuating energy prices in North America. As of March 31, 2009, we had 3.4 million gallons of heating oil swaps and 3.8 million MMBtu’s of natural gas that were not designated as hedges.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

While each of these derivatives is intended to be effective in helping us manage risk, they have not been designated as hedging instruments under FASB 133. The change in fair value of these derivative instruments is included in (Gain) loss on change in fair value of derivative instruments, net in the accompanying consolidated statement of operations.

The following table summarizes the gains (losses) recognized in current period earnings (in millions).

		May 16, 2007	April 1, 2007
	Year Ended	Through	Through
	March 31, 2009	March 31, 2008	May 15, 2007
	Successor	Successor	Predecessor
Derivative Instruments Not Designated as Hedges
Aluminum contracts	$(561)	$44	$7
Currency exchange contracts	21	(44)	10
Energy contracts	(29)	12	3

Gain (loss) recognized	(569)	12	20
Derivative Instruments Designated as Cash Flow Hedges
Interest rate swaps	—	(1)	—
Electricity swap	13	11	—

Gain (loss) on change in fair value of derivative instruments, net	$(556)	$22	$20

17.	FAIR VALUE OF ASSETS AND LIABILITIES

FASB 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements and are to be applied prospectively with limited exceptions. Additionally, FASB 157 amended FASB 107, Disclosure about Fair Value of Financial Instruments (FASB 107), and as such, we follow FASB 157 in determination of FASB 107 fair value disclosure amounts. The disclosures required under FASB 157 and FASB 107 are included in this note.

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value for financial instruments not previously recorded at fair value.

FASB 157 Instruments

Our adoption of FASB 157 on April 1, 2008 resulted in (1) a gain of $1 million, which is included in (Gain) loss on change in fair value of derivative instruments, net in our consolidated statement of operations, (2) a $1 million decrease to the fair value of effective portion of hedges included in Accumulated other comprehensive income (loss) and (3) a $29 million increase to the foreign currency translation adjustment included in Accumulated other comprehensive income (loss). These adjustments are primarily due to the inclusion of nonperformance risk (i.e., credit spreads) in our valuation models related to certain of our cross-currency swap derivative instruments (see Note 16 — Financial Instruments and Commodity Contracts).

FASB 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. FASB 157 is the single source in GAAP for the definition of fair value, except for the fair value of leased property as defined in FASB 13, for purposes of lease classification or measurement. FASB 157 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under FASB 157 are described as follows:

Level 1 — Unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities that we have the ability to access at the measurement date;

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

Level 3 — Unobservable inputs for which there is little or no market data, which require us to develop our own assumptions based on the best information available as what market participants would use in pricing the asset or liability.

The following section describes the valuation methodologies we used to measure our various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified:

Derivative contracts

For certain of our derivative contracts whose fair values are based upon trades in liquid markets, such as aluminum forward contracts and options, valuation model inputs can generally be verified and valuation techniques do not involve significant judgment. The fair values of such financial instruments are generally classified within Level 2 of the fair value hierarchy.

The majority of our derivative contracts are valued using industry-standard models that use observable market inputs as their basis, such as time value, forward interest rates, volatility factors, and current (spot) and forward market prices for foreign exchange rates. We generally classify these instruments within Level 2 of the valuation hierarchy. Such derivatives include interest rate swaps, cross-currency swaps, foreign currency forward contracts and certain energy-related forward contracts (e.g., natural gas).

We classify derivative contracts that are valued based on models with significant unobservable market inputs as Level 3 of the valuation hierarchy. These derivatives include certain of our energy-related forward contracts (e.g., electricity) and certain foreign currency forward contracts. Models for these fair value measurements include inputs based on estimated future prices for periods beyond the term of the quoted prices.

FASB 157 requires that for Level 2 and 3 of the fair value hierarchy, where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations (nonperformance risk).

The following table presents our assets and liabilities that are measured and recognized at fair value on a recurring basis classified under the appropriate level of the fair value hierarchy as of March 31, 2009 (in millions).

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total

Successor:
Assets — Derivative instruments	$—	$191	$—	$191
Liabilities — Derivative instruments	$—	$(644)	$(44)	$(688)

Financial instruments classified as Level 3 in the fair value hierarchy represent derivative contracts (primarily energy-related and certain foreign currency forward contracts) in which at least one significant

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unobservable input is used in the valuation model. We incurred $26 million of unrealized losses related to Level 3 financial instruments that were still held as of March 31, 2009. These unrealized losses are included in (Gain) loss on change in fair value of derivative instruments, net.

The following table presents a reconciliation of fair value activity for Level 3 derivative contracts on a net basis (in millions).

Level 3
Derivative
Instruments(A)

Successor:
Balance as of April 1, 2008	$11
Net realized/unrealized (losses) included in earnings(B)	(10)
Net realized/unrealized (losses) included in Other comprehensive income (loss)(C)	(33)
Net purchases, issuances and settlements	(13)
Net transfers in and/or (out) of Level 3	1

Balance as of March 31, 2009	$(44)

(A)	Represents derivative assets net of derivative liabilities.

(B)	Included in (Gain) loss on change in fair value of derivative instruments, net.

(C)	Included in Change in fair value of effective portion of hedges, net.

FASB 107 Instruments

The table below is a summary of fair value estimates as of March 31, 2009 and 2008, for financial instruments, as defined by FASB 107, excluding short-term financial assets and liabilities, for which carrying amounts approximate fair value, and excluding financial instruments recorded at fair value on a recurring basis (FASB 157 instruments) (in millions).

	March 31,
	2009		2008
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	Successor	Successor	Successor	Successor

Assets
Long-term receivables from related parties	$23	$23	$41	$41
Liabilities
Long-term debt
Novelis Inc.
7.25% Senior Notes, due February 2015	1,171	454	1,466	1,249
Floating rate Term Loan facility, due July 2014	295	200	298	298
Unsecured credit facility — related party, due January 2015	91	93	—	—
Novelis Corporation
Floating rate Term Loan facility, due July 2014	813	584	655	655
Novelis Switzerland S.A.
Capital lease obligation, due December 2019 (CHF 51 million)	42	36	50	43
Capital lease obligation, due August 2011 (CHF 3 million)	2	2	3	3

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31,
	2009		2008
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	Successor	Successor	Successor	Successor

Novelis Korea Limited
Bank loan, due October 2010	100	83	100	87
Bank loan, due February 2010 (KRW 50 billion)	37	33	—	—
Bank loan, due May 2009 (KRW 10 billion)	7	7	—	—
Bank loans, due September 2010 through June 2011 (KRW 308 million)	—	—	1	1
Other
Other debt, due April 2009 through December 2012	1	1	2	2
Financial commitments
Letters of credit	—	134	—	148

18.	OTHER (INCOME) EXPENSES, NET

Other (income) expenses, net is comprised of the following (in millions).

		May 16, 2007	April 1, 2007	Three Months
	Year Ended	Through	Through	Ended	Year Ended
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	December 31, 2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Exchange (gains) losses, net	$98	$(2)	$4	$6	$(8)
Gain on reversal of accrued legal claims(A)	(26)	—	—	—	—
Brazilian tax settlement(B)	9	—	—	—	—
Impairment charges on long-lived assets	1	1	—	8	—
Loss on disposal of business	—	—	—	—	15
Gain on sale of equity interest in non-consolidated affiliate(C)	—	—	—	—	(15)
Gain on sale of rights to develop and operate hydroelectric power plants(D)	—	—	—	—	(11)
Losses on disposals of property, plant and equipment, net	—	—	—	—	5
Sale transaction fees	—	—	32	32	—
Other, net	4	(5)	(1)	1	(5)

Other (income) expenses, net	$86	$(6)	$35	$47	$(19)

(A)	We recognized a $26 million gain on the reversal of a previously recorded legal accrual upon settlement in September 2008.

(B)	Interest and penalty on Brazilian tax settlement. See Note 20 — Commitments and Contingencies (Brazil Tax Matters).

(C)	In November 2006, we sold the common and preferred shares of our 25% interest in Petrocoque to the other shareholders of Petrocoque for approximately $20 million. We recognized a pre-tax gain of approximately $15 million.

(D)	During the fourth quarter of 2006, we sold our rights to develop and operate two hydroelectric power plants in South America and recorded a pre-tax gain of approximately $11 million.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	INCOME TAXES

We are subject to Canadian and United States federal, state, and local income taxes as well as other foreign income taxes. The domestic (Canada) and foreign components of our Income (loss) before provision (benefit) for taxes on income (loss) (and after removing our Equity in net (income) loss of non-consolidated affiliates) are as follows (in millions).

		May 16, 2007	April 1, 2007	Three Months
	Year Ended	Through	Through	Ended	Year Ended
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	December 31, 2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Domestic (Canada)	$(15)	$(102)	$(45)	$(44)	$(100)
Foreign (all other countries)	(1,981)	134	(50)	(14)	(194)

Pre-tax income (loss) before equity in net (income) loss on non-consolidated affiliates	$(1,996)	$32	$(95)	$(58)	$(294)

The components of the Income tax provision (benefit) are as follows (in millions).

		May 16, 2007	April 1, 2007	Three Months
	Year Ended	Through	Through	Ended	Year Ended
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	December 31, 2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Current provision (benefit):
Domestic (Canada)	$7	$7	$—	$1	$1
Foreign (all other countries)	78	71	21	15	72

Total current	85	78	21	16	73

Deferred provision (benefit):
Domestic (Canada)	—	—	4	—	4
Foreign (all other countries)	(331)	(5)	(21)	(9)	(81)

Total deferred	(331)	(5)	(17)	(9)	(77)

Income tax provision (benefit)	$(246)	$73	$4	$7	$(4)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The reconciliation of the Canadian statutory tax rates to our effective tax rates are shown below (in millions).

		May 16, 2007	April 1, 2007	Three Months
	Year Ended	Through	Through	Ended	Year Ended
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	December 31, 2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Pre-tax income (loss) before equity in net (income) loss on non-consolidated affiliates	$(1,996)	$32	$(95)	$(58)	$(294)

Canadian Statutory tax rate	31%	32%	33%	33%	33%

Provision (benefit) at the Canadian statutory rate	$(619)	$10	$(31)	$(19)	$(97)
Increase (decrease) for taxes on income (loss) resulting from:
Non-deductible goodwill impairment	415	—	—	—	—
Exchange translation items	(4)	39	23	6	15
Exchange remeasurement of deferred income taxes	(48)	27	3	2	3
Change in valuation allowances	61	(6)	13	23	71
Tax credits and other allowances	(8)	(1)	—	—	—
Expense (income) items not subject to tax	3	5	(9)	1	13
Enacted tax rate changes	(7)	(17)	—	—	—
Tax rate differences on foreign earnings	(33)	2	2	(6)	(15)
Uncertain tax positions	2	17	—	—	—
Other, net	(8)	(3)	3	—	6

Income tax provision (benefit)	$(246)	$73	$4	$7	$(4)

Effective tax rate	12%	228%	(4)%	(12)%	1%

Our effective tax rate differs from the Canadian statutory rate primarily due to the following factors: (1) non-deductible impairment of goodwill; (2) pre-tax foreign currency gains or losses with no tax effect and the tax effect of U.S. dollar denominated currency gains or losses with no pre-tax effect, which is shown above as exchange translation items; (3) the remeasurement of deferred income taxes due to foreign currency changes, which is shown above as exchange remeasurement of deferred income taxes; (4) changes in valuation allowances primarily related to tax losses in certain jurisdictions where we believe it is more likely than not that we will not be able to utilize those losses; (5) the effects of enacted tax rate changes on cumulative taxable temporary differences; (6) differences between the Canadian statutory and foreign effective tax rates applied to entities in different jurisdictions shown above as tax rate differences on foreign earnings and (7) increases in uncertain tax positions recorded under the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48).

In connection with our spin-off from Alcan we entered into a tax sharing and disaffiliation agreement that provides indemnification if certain factual representations are breached or if certain transactions are undertaken or certain actions are taken that have the effect of negatively affecting the tax treatment of the spin-off. It further governs the disaffiliation of the tax matters of Alcan and its subsidiaries or affiliates other than us, on the one hand, and us and our subsidiaries or affiliates, on the other hand. In this respect it allocates taxes

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accrued prior to the spin-off and after the spin-off as well as transfer taxes resulting therefrom. It also allocates obligations for filing tax returns and the management of certain pending or future tax contests and creates mutual collaboration obligations with respect to tax matters.

We enjoy the benefits of favorable tax holidays in various jurisdictions; however, the net impact of these tax holidays on our income tax provision (benefit) is immaterial.

Deferred Income Taxes

Deferred income taxes recognize the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts used for income tax purposes, and the impact of available net operating loss (NOL) and tax credit carryforwards. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered.

Our deferred income tax assets and deferred income tax liabilities are as follows (in millions).

	March 31,
	2009	2008
	Successor	Successor

Deferred income tax assets:
Provisions not currently deductible for tax purposes	$363	$324
Tax losses/benefit carryforwards, net	390	311
Depreciation and Amortization	85	91
Other assets	45	47

Total deferred income tax assets	883	773
Less: valuation allowance	(228)	(160)

Net deferred income tax assets	$655	$613

Deferred income tax liabilities:
Depreciation and amortization	$774	$940
Inventory valuation reserves	55	134
Other liabilities	75	201

Total deferred income tax liabilities	$904	$1,275

Total deferred income tax liabilities	$904	$1,275
Less: Net deferred income tax assets	655	613

Net deferred income tax liabilities	$249	$662

FASB 109 requires that we reduce our deferred income tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that all or a portion of a deferred tax asset will not be realized. After consideration of all evidence, both positive and negative, management concluded that it is more likely than not that we will not realize a portion of our deferred tax assets and that valuation allowances of $228 million and $160 million were necessary as of March 31, 2009 and 2008, respectively, as described below.

As of March 31, 2009, we had net operating loss carryforwards of approximately $354 million (tax effected) and tax credit carryforwards of $36 million, which will be available to offset future taxable income and tax liabilities, respectively. The carryforwards begin expiring in 2009 with some amounts being carried forward indefinitely. As of March 31, 2009, valuation allowances of $117 million and $17 million had been recorded against net operating loss carryforwards and tax credit carryforwards, respectively, where it appeared

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

more likely than not that such benefits will not be realized. The net operating loss carryforwards are predominantly in the U.S., the U.K., Canada, France, Italy, and Luxembourg.

As of March 31, 2008, we had net operating loss carryforwards of approximately $269 million (tax effected) and tax credit carryforwards of $42 million, which will be available to offset future taxable income and tax liabilities, respectively. The carryforwards began expiring in 2008 with some amounts being carried forward indefinitely. As of March 31, 2008, valuation allowances of $103 million and $21 million had been recorded against net operating loss carryforwards and tax credit carryforwards, respectively, where it appeared more likely than not that such benefit will not be realized. The net operating loss carryforwards are predominantly in the U.S., the U.K., Canada, France, and Italy.

Our valuation allowance increased $68 million (net) during the year ended March 31, 2009. Of this amount, $61 million was charged to expense.

Although realization is not assured, we believe that it is more likely than not that the remaining deferred income tax assets will be realized. In the near-term, the amount of deferred tax assets considered realizable could be reduced if we do not generate sufficient taxable income in certain jurisdictions.

We have undistributed earnings in our foreign subsidiaries. For those subsidiaries where the earnings are considered to be permanently reinvested, no provision for Canadian income taxes has been provided. Upon repatriation of those earnings, in the form of dividends or otherwise, we would be subject to both Canadian income taxes (subject to an adjustment for foreign taxes paid) and withholding taxes payable to the various foreign countries. For those subsidiaries where the earnings are not considered permanently reinvested, taxes have been provided as required. The determination of the unrecorded deferred income tax liability for temporary differences related to investments in foreign subsidiaries and foreign corporate joint ventures that are considered to be permanently reinvested is not considered practicable.

During the year ended March 31, 2009, Canadian legislation was enacted allowing us to elect to calculate and pay our Canadian tax liability in U.S. dollars. Our election is effective April 1, 2008, and due to a full valuation allowance against our net deferred tax asset position in Canada, the election has an immaterial effect on our deferred income tax assets and liabilities as of March 31, 2009.

Tax Uncertainties

Adoption of FASB Interpretation No. 48

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48) which clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. Upon adoption of FIN 48 as of January 1, 2007, we increased our reserves for uncertain tax positions by $1 million. We recognized the increase as a cumulative effect adjustment to Shareholder’s equity, as an increase to our Retained earnings (Accumulated deficit). Including this adjustment, reserves for uncertain tax positions totaled $46 million as of January 1, 2007.

As of March 31, 2009 and March 31, 2008, the total amount of unrecognized benefits that, if recognized, would affect the effective income tax rate in future periods based on anticipated settlement dates is $46 million and $44 million, respectively. Of the March 31, 2009 amount, it is reasonably possible that the expiration of the statutes of limitations or examinations by taxing authorities will result in a decrease in the unrecognized tax benefits of $25 million related to potential withholding taxes and cross-border intercompany pricing of services rendered in various jurisdictions by March 31, 2010.

Separately, we are awaiting a court ruling regarding the utilization of certain operating losses. We anticipate that it is reasonably possible that this ruling will result in a $10 million decrease in unrecognized

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

tax benefits by March 31, 2010 related to this matter. We have fully funded this contingent liability through a judicial deposit, which is included in Other long-term assets — third parties since January 2007.

Tax authorities are currently examining certain of our tax returns for fiscal years 2004 through 2008. We are evaluating potential adjustments and we do not anticipate that settlement of the examinations will result in a material payout. With few exceptions, tax returns for all jurisdictions for all tax years before 2003 are no longer subject to examination by taxing authorities.

During the year ended March 31, 2009, taxing authorities in Germany concluded their audit of the tax years 1999-2003. As a result of the settlement, we reduced our unrecognized tax benefits by $10 million, including cash payments to taxing authorities of $6 million and a reduction to Goodwill of $4 million.

Our continuing practice and policy is to record potential interest and penalties related to unrecognized tax benefits in our Income tax provision (benefit). As of March 31, 2009 and March 31, 2008, we had $12 million and $14 million accrued for potential interest on income taxes, respectively. For the periods from May 16, 2007 through March 31, 2008; from April 1, 2007 through May 15, 2007 and for the three months ended March 31, 2007, our Income tax provision included a charge for an additional $5 million, $0.4 million and $1 million of potential interest, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

		May 16, 2007	April 1, 2007	Three Months
	Year Ended	Through	Through	Ended
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007
	Successor	Successor	Predecessor	Predecessor
Beginning balance	$61	$47	$46	$46
Additions based on tax positions related to the current period	1	2	—	—
Additions based on tax positions of prior years	3	7	—	1
Reductions based on tax positions of prior years	(3)	—	—	(1)
Settlements	(4)	—	—	—
Statute Lapses	(1)	—	—	—
Foreign Exchange	(6)	5	1	—

Ending Balance	$51	$61	$47	$46

Income Taxes Payable

Our consolidated balance sheets include income taxes payable of $85 million and $96 million as of March 31, 2009 and 2008, respectively. Of these amounts, $33 million and $35 million are reflected in Accrued expenses and other current liabilities as of March 31, 2009 and 2008, respectively.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	COMMITMENTS AND CONTINGENCIES

Primary Supplier

Alcan is our primary supplier of metal inputs, including prime and sheet ingot. The table below shows our purchases from Alcan as a percentage of our total combined metal purchases.

		May 16, 2007	April 1, 2007	Three Months
	Year Ended	Through	Through	Ended	Year Ended
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	December 31, 2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Purchases from Alcan as a percentage of total combined prime and sheet ingot purchases in kt(A)	47%	35%	34%	35%	35%

(A)	One kilotonne (kt) is 1,000 metric tonnes. One metric tonne is equivalent to 2,204.6 pounds.

Legal Proceedings

Coca-Cola Lawsuit.  A lawsuit was commenced against Novelis Corporation on February 15, 2007 by Coca-Cola Bottler’s Sales and Services Company LLC (CCBSS) in Georgia state court. CCBSS is a consortium of Coca-Cola bottlers across the United States, including Coca-Cola Enterprises Inc. CCBSS alleges that Novelis Corporation breached an aluminum can stock supply agreement between the parties, and seeks monetary damages in an amount to be determined at trial and a declaration of its rights under the agreement. The agreement includes a “most favored nations” provision regarding certain pricing matters. CCBSS alleges that Novelis Corporation breached the terms of the “most favored nations” provision. The dispute will likely turn on the facts that are presented to the court by the parties and the court’s finding as to how certain provisions of the agreement ought to be interpreted. If CCBSS were to prevail in this litigation, the amount of damages would likely be material. Novelis Corporation has filed its answer and the parties are proceeding with discovery.

ARCO Aluminum Complaint.  On May 24, 2007, Arco Aluminum Inc. (ARCO) filed a complaint against Novelis Corporation and Novelis Inc. in the United States District Court for the Western District of Kentucky. ARCO and Novelis are partners in a joint venture rolling mill located in Logan County, Kentucky. In the complaint, ARCO alleged that its consent was required in connection with Hindalco’s acquisition of Novelis. Failure to obtain consent, ARCO alleged, put us in default of the joint venture agreements, thereby triggering certain provisions in those agreements. The provisions include a reversion of the production management at the joint venture to Logan Aluminum from Novelis, and a reduction of the board of directors of the entity that manages the joint venture from seven members (four appointed by Novelis and three appointed by ARCO) to six members (three appointed by each of Novelis and ARCO).

ARCO sought a court declaration that (1) Novelis and its affiliates are prohibited from exercising any managerial authority or control over the joint venture, (2) Novelis’ interest in the joint venture is limited to an economic interest only and (3) ARCO has authority to act on behalf of the joint venture. Alternatively, ARCO sought a reversion of the production management function to Logan Aluminum, and a change in the composition of the board of directors of the entity that manages the joint venture. Novelis filed its answer to the complaint on July 16, 2007.

On July 3, 2007, ARCO filed a motion for partial summary judgment with respect to one of the counts of its complaint relating to the claim that Novelis breached the joint venture agreement by not seeking ARCO’s consent. On July 30, 2007, Novelis filed a motion to hold ARCO’s motion for summary judgment in abeyance (pending further discovery), along with a demand for a jury. On February 14, 2008, the judge issued an order

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

granting our motion to hold ARCO’s summary judgment motion in abeyance. Following this ruling, the joint venture continued to conduct operational, management and board activities as normal.

On June 4, 2009, ARCO and Novelis entered into a settlement agreement to address and resolve all matters at issue in the lawsuit, including the Logan Joint Venture governance issues. On June 22, 2009, the parties requested an order from the United States District Court for the Western District of Kentucky to dismiss the lawsuit with prejudice. As a result of the settlement, among other things, Novelis will retain control of the Logan board of directors, production management responsibilities will revert to Logan, and certain Novelis employees who work at Logan will become employees of Logan.

Environmental Matters

The following describes certain environmental matters relating to our business.

We are involved in proceedings under the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or Superfund, or analogous state provisions regarding liability arising from the usage, storage, treatment or disposal of hazardous substances and wastes at a number of sites in the United States, as well as similar proceedings under the laws and regulations of the other jurisdictions in which we have operations, including Brazil and certain countries in the European Union. Many of these jurisdictions have laws that impose joint and several liability, without regard to fault or the legality of the original conduct, for the costs of environmental remediation, natural resource damages, third party claims, and other expenses. In addition, we are, from time to time, subject to environmental reviews and investigations by relevant governmental authorities.

As described further in the following paragraph, we have established procedures for regularly evaluating environmental loss contingencies, including those arising from such environmental reviews and investigations and any other environmental remediation or compliance matters. We believe we have a reasonable basis for evaluating these environmental loss contingencies, and we believe we have made reasonable estimates of the costs that are likely to be borne by us for these environmental loss contingencies. Accordingly, we have established reserves based on our reasonable estimates for the currently anticipated costs associated with these environmental matters. We estimate that the undiscounted remaining clean-up costs related to all of our known environmental matters as of March 31, 2009 will be approximately $52 million. Of this amount, $38 million is included in Other long-term liabilities, with the remaining $14 million included in Accrued expenses and other current liabilities in our consolidated balance sheet as of March 31, 2009. Management has reviewed the environmental matters, including those for which we assumed liability as a result of our spin-off from Alcan. As a result of this review, management has determined that the currently anticipated costs associated with these environmental matters will not, individually or in the aggregate, materially impair our operations or materially adversely affect our financial condition, results of operations or liquidity.

With respect to environmental loss contingencies, we record a loss contingency on whenever such contingency is probable and reasonably estimable. The evaluation model includes all asserted and unasserted claims that can be reasonably identified. Under this evaluation model, the liability and the related costs are quantified based upon the best available evidence regarding actual liability loss and cost estimates. Except for those loss contingencies where no estimate can reasonably be made, the evaluation model is fact-driven and attempts to estimate the full costs of each claim. Management reviews the status of, and estimated liability related to, pending claims and civil actions on a quarterly basis. The estimated costs in respect of such reported liabilities are not offset by amounts related to cost-sharing between parties, insurance, indemnification arrangements or contribution from other potentially responsible parties (PRPs) unless otherwise noted.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Butler Tunnel Site.  Novelis Corporation was a party in a 1989 U.S. Environmental Protection Agency (EPA) lawsuit before the U.S. District Court for the Middle District of Pennsylvania involving the Butler Tunnel Superfund site, a third-party disposal site. In May 1991, the court granted summary judgment against Novelis Corporation for alleged disposal of hazardous waste. After unsuccessful appeals, Novelis Corporation paid the entire judgment plus interest.

The EPA filed a second cost recovery action against Novelis Corporation seeking recovery of expenses associated with the installation of an early warning and response system for potential future releases from the Butler Tunnel site. In January 2008, Novelis Corporation and the Department of Justice, on behalf of the EPA, entered into a consent decree whereby Novelis Corporation agreed to pay approximately $2 million in three installments in settlement of its liability with the U.S. government. This settlement has been fully paid.

Prior to the execution of the Novelis Corporation consent decree, the EPA entered into consent decrees with the other Butler Tunnel PRPs to finance and construct the early warning and response system. On October 30, 2008, the trustee for the PRPs provided a detailed analysis of the past and future costs associated with the implementation of the early warning system and advised us of their intention to file a contribution action against us.

On February 3, 2009, Butler Tunnel PRPs and Novelis Corporation entered into a settlement agreement resolving the contribution claims. On March 5, 2009, pursuant to these agreements, Novelis Corporation remitted its settlement payment of past costs in the amount of approximately $1 million. As part of the settlement, Novelis became a member of the PRP group. Accordingly, Novelis bears an allocated share of certain future costs in the approximate annual amount of $75,000 between 2009 and 2018 related to the costs to complete and maintain the early warning and response system at the Butler Tunnel site.

In December 2005, the United States Environmental Protection Agency (USEPA) issued a Notice of Violation (NOV) to the Company’s subsidiary, Logan Aluminum, Inc. (Logan), alleging violations of Logan’s Title V Operating Permit, which regulates emissions of air pollutants from the facility. In March 2006, the Kentucky Department of Environmental Protection (KDEP) issued a separate NOV to Logan alleging other violations of the Title V Operating Permit. In March 2009, as a result of these enforcement actions, Logan agreed to install new air pollution control equipment. Logan has also agreed to settle the USEPA NOV, including the payment of a civil penalty of $285,000. The KDEP NOV is currently subject to a Tolling Agreement with the state agency.

Brazil Tax Matters

Primarily as a result of legal proceedings with Brazil’s Ministry of Treasury regarding certain taxes in South America, as of March 31, 2009 and 2008, we had cash deposits aggregating approximately $30 million and $36 million, respectively, in judicial depository accounts pending finalization of the related cases. The depository accounts are in the name of the Brazilian government and will be expended towards these legal proceedings or released to us, depending on the outcome of the legal cases. These deposits are included in Other long-term assets — third parties in our accompanying consolidated balance sheets. In addition, we are involved in several disputes with Brazil’s Ministry of Treasury about various forms of manufacturing taxes and social security contributions, for which we have made no judicial deposits but for which we have established reserves ranging from $6 million to $118 million as of March 31, 2009. In total, these reserves approximate $135 million as of March 31, 2009 and are included in Other long-term liabilities in our accompanying consolidated balance sheet.

On May 28, 2009, the Brazilian government passed a law allowing taxpayers to settle certain federal tax disputes with the Brazilian tax authorities, including disputes relating to a Brazilian national tax on manufactured products, through an installment program. Pursuant to the installment plan, companies can elect to (a) pay the principal amount of the disputed tax amounts over a near-term period (e.g., 1-60 monthly

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

installments) and receive a 35-45% discount on the interest and 80-100% discount on the penalties owed, (b) pay the principal and interest over a medium-term period (e.g., 60-120 monthly installments) and receive a 30-35% discount on the interest and 70-80% discount on the penalties owed, or (c) pay the full amount of the disputed tax amounts, including interest and penalties, over a longer-term period (e.g., 120-180 monthly installments) and receive a 25-30% discount on the interest and 60-70% discount on the penalties owed. Novelis has already joined the installment plan. However, we will announce (a) the amount of the tax disputes that will be settled and (b) the number of installments elected once the Ministry of Treasury enacts the final installment plan regulations.

Guarantees of Indebtedness

We have issued guarantees on behalf of certain of our subsidiaries and non-consolidated affiliates, including certain of our wholly-owned subsidiaries and Aluminium Norf GmbH, which is a fifty percent (50%) owned joint venture that does not meet the requirements for consolidation under FIN 46(R).

In the case of our wholly-owned subsidiaries, the indebtedness guaranteed is for trade accounts payable to third parties. Some of the guarantees have annual terms while others have no expiration and have termination notice requirements. Neither we nor any of our subsidiaries or non-consolidated affiliates holds any assets of any third parties as collateral to offset the potential settlement of these guarantees.

Since we consolidate wholly-owned and majority-owned subsidiaries in our consolidated financial statements, all liabilities associated with trade payables and short-term debt facilities for these entities are already included in our consolidated balance sheets.

The following table discloses information about our obligations under guarantees of indebtedness as of March 31, 2009 (in millions). We did not have obligations under guarantees of indebtedness related to our majority-owned subsidiaries as of March 31, 2009.

	Maximum	Liability
	Potential	Carrying
Type of Entity	Future Payment	Value

Wholly-owned subsidiaries	$50	$14
Aluminium Norf GmbH	13	—

We have no retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets.

21.	SEGMENT, GEOGRAPHICAL AREA AND MAJOR CUSTOMER INFORMATION

Segment Information

Due in part to the regional nature of supply and demand of aluminum rolled products and in order to best serve our customers, we manage our activities on the basis of geographical areas and are organized under four operating segments: North America; Europe; Asia and South America.

Corporate and Other includes functions that are managed directly from our corporate office, which focuses on strategy development and oversees governance, policy, legal compliance, human resources and finance matters. These expenses have not been allocated to the regions. It also includes realized gains (losses) on corporate derivative instruments, consolidating and other elimination accounts.

We measure the profitability and financial performance of our operating segments, based on Segment income, in accordance with FASB Statement No. 131, Disclosure About the Segments of an Enterprise and Related Information. Segment income provides a measure of our underlying segment results that is in line with our portfolio approach to risk management. We define Segment income as earnings before (a) depreciation and amortization; (b) interest expense and amortization of debt issuance costs; (c) interest income;

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(d) unrealized gains (losses) on change in fair value of derivative instruments, net; (e) impairment of goodwill; (f) impairment charges on long-lived assets (other than goodwill); (g) gain on extinguishment of debt; (h) noncontrolling interests’ share; (i) adjustments to reconcile our proportional share of Segment income from non-consolidated affiliates to income as determined on the equity method of accounting; (k) restructuring charges, net; (k) gains or losses on disposals of property, plant and equipment and businesses, net; (l) other costs, net; (m) litigation settlement, net of insurance recoveries; (n) sale transaction fees; (o) income tax provision (benefit) (p) cumulative effect of accounting change, net of tax.

Net sales and expenses are measured in accordance with the policies and procedures described in Note 1 — Business and Summary of Significant Accounting Policies.

For Segment income purposes we only include the impact of the derivative gains or losses to the extent they are settled in cash (i.e., realized) during that period.

The following is a description of our operating segments:

•	North America. Headquartered in Cleveland, Ohio, this segment manufactures aluminum sheet and light gauge products and operates 11 plants, including two fully dedicated recycling facilities, in two countries.

•	Europe. Headquartered in Zurich, Switzerland, this segment manufactures aluminum sheet and light gauge products and operates 14 plants, including one recycling facility, in six countries.

•	Asia. Headquartered in Seoul, South Korea, this segment manufactures aluminum sheet and light gauge products and operates three plants in two countries.

•	South America. Headquartered in Sao Paulo, Brazil, this segment comprises bauxite mining, alumina refining, smelting operations, power generation, carbon products, aluminum sheet and light gauge products and operates four plants in Brazil.

Adjustment to Eliminate Proportional Consolidation.  The financial information for our segments includes the results of our non-consolidated affiliates on a proportionately consolidated basis, which is consistent with the way we manage our business segments. However, under GAAP, these non-consolidated affiliates are accounted for using the equity method of accounting. Therefore, in order to reconcile the financial information for the segments shown in the tables below to the GAAP-based measure, we must remove our proportional share of each line item that we included in the segment amounts. See Note 10 — Investment in and Advances to Non-Consolidated Affiliates and Related Party Transactions for further information about these non-consolidated affiliates.

The tables below show selected segment financial information (in millions).

Selected Segment Financial Information

						Adjustment to
	Reportable Segments					Eliminate
Selected Operating Results	North			South	Corporate	Proportional
Year Ended March 31, 2009	America	Europe	Asia	America	and Other	Consolidation	Total
(Successor)

Net sales	$3,930	$3,718	$1,536	$1,007	$—	$(14)	$10,177
Write-off and amortization of fair value adjustments	218	7	—	—	8	—	233
Depreciation and amortization	166	226	50	72	3	(78)	439
Income tax provision (benefit)	(156)	(13)	(8)	(62)	9	(16)	(246)
Capital expenditures	42	76	20	25	2	(20)	145
Total assets as of March 31, 2009	$2,973	$2,750	$732	$1,296	$50	$(234)	$7,567

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

						Adjustment to
	Reportable Segments					Eliminate
Selected Operating Results	North			South	Corporate	Proportional
May 16, 2007 Through March 31, 2008	America	Europe	Asia	America	and Other	Consolidation	Total
(Successor)

Net sales	$3,655	$3,828	$1,602	$885	$—	$(5)	$9,965
Write-off and amortization of fair value adjustments	242	(8)	(11)	(9)	7	—	221
Depreciation and amortization	140	176	52	62	1	(56)	375
Income tax provision (benefit)	23	(70)	1	69	16	34	73
Capital expenditures	42	98	28	28	3	(14)	185
Total assets as of March 31, 2008	$3,957	$4,355	$1,080	$1,485	$59	$(199)	$10,737

						Adjustment to
	Reportable Segments					Eliminate
Selected Operating Results	North			South	Corporate	Proportional
April 1, 2007 Through May 15, 2007	America	Europe	Asia	America	and Other	Consolidation	Total
(Predecessor)

Net sales	$446	$510	$216	$109	$—	$—	$1,281
Depreciation and amortization	7	11	7	5	1	(3)	28
Income tax provision (benefit)	(19)	10	—	14	(1)	—	4
Capital expenditures	4	8	4	3	1	(3)	17

						Adjustment to
	Reportable Segments					Eliminate
Selected Operating Results	North			South	Corporate	Proportional
Three Months Ended March 31, 2007	America	Europe	Asia	America	and Other	Consolidation	Total
(Predecessor)

Net sales	$925	$1,057	$413	$235	$—	$—	$2,630
Depreciation and amortization	16	24	14	11	1	(8)	58
Income tax provision (benefit)	(10)	6	—	11	—	—	7
Capital expenditures	9	11	3	4	1	(4)	24

						Adjustment to
	Reportable Segments					Eliminate
Selected Operating Results	North			South	Corporate	Proportional
Year Ended December 31, 2006	America	Europe	Asia	America	and Other	Consolidation	Total
(Predecessor)

Net sales	$3,691	$3,620	$1,692	$863	$—	$(17)	$9,849
Depreciation and amortization	70	92	55	44	4	(32)	233
Income tax provision (benefit)	(111)	29	11	63	9	(5)	(4)
Capital expenditures	39	45	21	26	3	(18)	116

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the reconciliation from Total Segment income (loss) to Net loss attributable to our common shareholder (in millions).

		May 16, 2007	April 1, 2007	Three Months
	Year Ended	Through	Through	Ended	Year Ended
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	December 31, 2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Income from reportable segments:
North America	$82	$266	$(24)	$(17)	$20
Europe	236	241	32	85	245
Asia	86	46	6	16	82
South America	139	143	18	57	165

	543	696	32	141	512
Corporate and other(A)	(55)	(46)	(38)	(29)	(170)
Depreciation and amortization	(439)	(375)	(28)	(58)	(233)
Interest expense and amortization of debt issuance costs	(182)	(191)	(27)	(54)	(221)
Interest income	14	18	1	4	15
Unrealized gains (losses) on change in fair value of derivative instruments, net(B)	(519)	(8)	5	(1)	(151)
Impairment of goodwill	(1,340)	—	—	—	—
Gain on extinguishment of debt	122	—	—	—	—
Impairment charges on long-lived assets	(1)	(1)	—	(8)	—
Adjustment to eliminate proportional consolidation(C)	(226)	(36)	(7)	(9)	(35)
Restructuring charges, net	(95)	(6)	(1)	(9)	(19)
Loss on disposals of assets, net	—	—	—	—	(20)
Other costs, net(D)	10	6	(31)	(32)	44

Income (loss) before income taxes	(2,168)	57	(94)	(55)	(278)
Income tax provision (benefit)	(246)	73	4	7	(4)

Net loss	(1,922)	(16)	(98)	(62)	(274)
Net income (loss) attributable to noncontrolling interests	(12)	4	(1)	2	1

Net loss attributable to our common shareholder	$(1,910)	$(20)	$(97)	$(64)	$(275)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(A)	Corporate and other includes functions that are managed directly from our corporate office, which focuses on strategy development and oversees governance, policy, legal compliance, human resources and finance matters. These expenses have not been allocated to the regions. It also includes realized gains (losses) on corporate derivative instruments.

(B)	Unrealized gains (losses) on change in fair value of derivative instruments, net represents the portion of gains (losses) that were not settled in cash during the period. Total realized and unrealized gains (losses) are shown in the table below and are included in the aggregate each period in (Gain) loss on change in fair value of derivative instruments, net on our consolidated statements of operations.

(C)	Our financial information for our segments (including Segment income) includes the results of our non-consolidated affiliates on a proportionately consolidated basis, which is consistent with the way we manage our business segments. However, under GAAP, these non-consolidated affiliates are accounted for using the equity method of accounting. Therefore, in order to reconcile Total Segment income to Net loss, the proportional Segment income of these non-consolidated affiliates is removed from Total Segment income, net of our share of their net after-tax results, which is reported as Equity in net (income) loss of non-consolidated affiliates on our consolidated statements of operations. The adjustment to eliminate proportional consolidation for the year ended March 31, 2009 includes a $160 million impairment charge related to our investment in Norf. See Note 10 — Investment in and Advances to Non-Consolidated Affiliates and Related Party Transactions for further information about these non-consolidated affiliates.

(D)	Other costs, net for the year ended March 31, 2009 include a $26 million non-cash gain on reversal of a legal accrual, as well as a $9 million charge for a tax settlement in Brazil. Sales transaction fees of $32 million were recorded in both the three months ended March 31, 2007 and the period April 1, 2007 through May 15, 2007. In the year ended December 31, 2006, Other costs, net includes a $15 million gain on sale of equity interest in non-consolidated affiliates and an $11 million gain on sale of rights to develop and operate hydroelectric power plants (see Note 18 — Other (Income) Expenses, net).

		May 16, 2007	April 1, 2007	Three Months
	Year Ended	Through	Through	Ended	Year Ended
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	December 31, 2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
(Gains) losses on change in fair value of derivative instruments, net:
Realized and included in Segment income	$41	$(14)	$(18)	$(33)	$(249)
Realized on corporate derivative instruments	(4)	(16)	3	2	35
Unrealized	519	8	(5)	1	151

(Gains) losses on change in fair value of derivative instruments, net	$556	$(22)	$(20)	$(30)	$(63)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographical Area Information

We had 32 operating facilities in 11 countries as of March 31, 2009. The tables below present Net sales and Long-lived assets by geographical area (in millions). Net sales are attributed to geographical areas based on the origin of the sale. Long-lived assets are attributed to geographical areas based on asset location and exclude investments in and advances to our non-consolidated affiliates.

		May 16, 2007	April 1, 2007	Three Months
	Year Ended	Through	Through	Ended	Year Ended
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	December 31, 2006
	Successor	Successor	Predecessor	Predecessor	Predecessor
Net sales:
United States	$3,685	$3,419	$427	$870	$3,474
Asia and Other Pacific	1,536	1,602	216	413	1,691
Brazil	1,006	880	109	235	847
Canada	243	236	19	55	217
Germany	2,439	2,508	212	651	2,263
United Kingdom	347	445	79	136	428
Other Europe	921	875	219	270	929

Total Net sales	$10,177	$9,965	$1,281	$2,630	$9,849

	March 31,
	2009	2008
	Successor	Successor

Long-lived assets:
United States	$1,902	$2,566
Asia and Other Pacific	384	565
Brazil	768	967
Canada	171	514
Germany	415	247
United Kingdom	51	170
Other Europe	477	1,146

Total long-lived assets	$4,168	$6,175

Major Customer Information

All of our operating segments had Net sales to Rexam Plc (Rexam), our largest customer. The table below shows our net sales to Rexam as a percentage of total Net sales.

		May 16, 2007	April 1, 2007	Three Months
	Year Ended	Through	Through	Ended	Year Ended
	March 31, 2009	March 31, 2008	May 15, 2007	March 31, 2007	December 31, 2006
	Successor	Successor	Predecessor	Predecessor	Predecessor

Net sales to Rexam as a percentage of total net sales	17%	15%	14%	16%	14%

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22.	SUPPLEMENTAL CASH FLOW INFORMATION

The following table shows non-cash investing and financing activities related to the Acquisition of Novelis Common Stock.

May 16, 2007
Through
March 31, 2008
Successor

Supplemental schedule of non-cash investing and financing activities related to the Acquisition of Novelis Common Stock:
Property, plant and equipment	$(1,344)
Goodwill	(1,625)
Intangible assets	(893)
Investment in and advances to non-consolidated affiliates	(776)
Debt	66

23.	QUARTERLY RESULTS

During the fourth quarter of fiscal 2009, we identified errors in our interim financial statements included in previously filed fiscal 2009 Form 10-Qs. We deemed the correction of these errors to be both quantitatively and qualitatively immaterial after consideration of SEC Staff Accounting Bulleting (SAB) No. 99, Materiality, as well as SEC SAB No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (SAB 108). These adjustments will be reflected when the affected periods are presented in future interim reports. The following summarizes these immaterial errors:

•	We identified that a customer sales contract included certain terms which, when elected by the customer, result in the recognition of a derivative under FASB 133. As changes in the valuation of the derivative associated with this arrangement were not previously recognized in our financial statements, the amounts previously reported in (Gain) loss on change in fair value of derivative instruments, net were misstated for the quarters ended June 30, 2008, September 30, 2008 and December 31, 2008 by $1 million, $(4) million and $(8) million, respectively. This error increased (decreased) previously reported net income (loss) attributable to our common shareholder by $(1) million, $2 million and $5 million for the quarters ended June 30, 2008, September 30, 2008 and December 31, 2008, respectively.

•	We determined that there was an error in our valuation of certain of our cross-currency swap derivative instruments. As a result, the amounts previously reported in (Gain) loss on change in fair value of derivative instruments, net were misstated for the quarters ended September 30, 2008 and December 31, 2008 by $4 million and $(1) million, respectively. This error increased (decreased) previously reported net income (loss) attributable to our common shareholder by $(3) million and $1 million for the quarters ended September 30, 2008 and December 31, 2008, respectively.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below presents select operating results (in millions) and dividends per common share information by period. Certain reclassifications of prior period quarterly amounts have been made to conform to the presentation adopted for the current year as discussed in Note 1. Also, the quarterly results below reflect the correction of the aforementioned errors.

	(Unaudited)
	Quarter Ended
	June 30,	September 30,	December 31,	March 31,
	2008(A)	2008(A)	2008(A)	2009
	Successor	Successor	Successor	Successor

Net sales	$3,103	$2,959	$2,176	$1,939
Cost of goods sold (exclusive of depreciation and amortization shown below)	2,831	2,791	2,023	1,606
Selling, general and administrative expenses	84	89	73	73
Depreciation and amortization	116	107	107	109
Research and development expenses	12	10	11	8
Interest expense and amortization of debt issuance costs	45	46	47	44
Interest income	(5)	(5)	(3)	(1)
(Gain) loss on change in fair value of derivative instruments, net	(65)	185	396	40
Impairment of goodwill	—	—	1,340	—
Gain on extinguishment of debt	—	—	—	(122)
Restructuring charges, net	(1)	—	15	81
Equity in net (income) loss of non-consolidated affiliates	2	(2)	166	6
Other (income) expenses, net	23	10	20	33
Income tax provision (benefit)	35	(168)	(196)	83

Net income (loss)	26	(104)	(1,823)	(21)
Net income (loss) attributable to noncontrolling interests	2	—	(9)	(5)

Net income (loss) attributable to our common shareholder	$24	$(104)	$(1,814)	$(16)

Dividends per common share	$0.00	$0.00	$0.00	$0.00

(A)	As revised.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		April 1. 2007	May 16, 2007	Quarter Ended
	Quarter Ended	Through	Through	September 30,	December 31,	March 31,
	March 31, 2007	May 15, 2007	June 30, 2007(B)	2007(B)	2007(B)	2008(B)
	Predecessor	Predecessor	Successor	Successor	Successor	Successor
Net sales	$2,630	$1,281	$1,547	$2,821	$2,735	$2,862
Cost of goods sold (exclusive of depreciation and amortization shown below)	2,447	1,205	1,436	2,555	2,474	2,577
Selling, general and administrative expenses	99	95	42	88	99	90
Depreciation and amortization	58	28	53	103	108	111
Research and development expenses	8	6	13	10	11	12
Interest expense and amortization of debt issuance costs	54	27	28	60	53	50
Interest income	(4)	(1)	(3)	(4)	(6)	(5)
(Gain) loss on change in fair value of derivative instruments , net	(30)	(20)	(14)	30	56	(94)
Restructuring charges, net	9	1	1	—	1	4
Equity in net (income) loss of non-consolidated affiliates	(3)	(1)	1	(20)	3	(9)
Other (income) expenses, net	47	35	10	(2)	(17)	3
Income tax provision	7	4	27	20	26	—

Net income (loss)	(62)	(98)	(47)	(19)	(73)	123
Net income (loss) attributable to noncontrolling interests	2	(1)	(2)	—	—	6

Net income (loss) attributable to our common shareholder	$(64)	$(97)	$(45)	$(19)	$(73)	$117

Dividends per common share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

(B)	Unaudited.

24.	SUPPLEMENTAL GUARANTOR INFORMATION

In connection with the issuance of our Senior Notes, certain of our wholly-owned subsidiaries provided guarantees of the Senior Notes. These guarantees are full and unconditional as well as joint and several. The guarantor subsidiaries (the Guarantors) comprise the majority of our businesses in Canada, the U.S., the U.K., Brazil and Switzerland, as well as certain businesses in Germany. Certain Guarantors may be subject to restrictions on their ability to distribute earnings to Novelis Inc. (the Parent). The remaining subsidiaries (the Non-Guarantors) of the Parent are not guarantors of the Senior Notes.

The following information presents consolidating statements of operations, consolidating balance sheets and condensed consolidating statements of cash flows of the Parent, the Guarantors and the Non-Guarantors. Investments include investment in and advances to non-consolidated affiliates as well as investments in net assets of divisions included in the Parent, and have been presented using the equity method of accounting.

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING STATEMENT OF OPERATIONS
(In millions)

	Year Ended March 31, 2009 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$1,186	$8,421	$2,647	$(2,077)	$10,177

Cost of goods sold (exclusive of depreciation and amortization shown below)	1,182	7,679	2,467	(2,077)	9,251
Selling, general and administrative expenses	9	242	68	—	319
Depreciation and amortization	16	328	95	—	439
Research and development expenses	29	10	2	—	41
Interest expense and amortization of debt issuance costs	114	134	23	(89)	182
Interest income	(78)	(15)	(10)	89	(14)
(Gain) loss on change in fair value of derivative instruments, net	5	511	40	—	556
Impairment of goodwill	—	1,340	—	—	1,340
Gain on extinguishment of debt, net	(67)	(55)	—	—	(122)
Restructuring charges, net	5	74	16	—	95
Equity in net (income) loss of non-consolidated affiliates	1,890	172	—	(1,890)	172
Other (income) expenses, net	(14)	11	89	—	86

	3,091	10,431	2,790	(3,967)	12,345

Income (loss) before income taxes	(1,905)	(2,010)	(143)	1,890	(2,168)
Income tax provision (benefit)	5	(237)	(14)	—	(246)

Net income (loss)	(1,910)	(1,773)	(129)	1,890	(1,922)
Net loss attributable to noncontrolling interests	—	—	(12)	—	(12)

Net loss attributable to our common shareholder	$(1,910)	$(1,773)	$(117)	$1,890	$(1,910)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING STATEMENTS OF OPERATIONS
(In millions)

	May 16, 2007 Through March 31, 2008 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$1,300	$8,266	$2,701	$(2,302)	$9,965

Cost of goods sold (exclusive of depreciation and amortization shown below)	1,294	7,504	2,546	(2,302)	9,042
Selling, general and administrative expenses	40	210	69	—	319
Depreciation and amortization	19	294	62	—	375
Research and development expenses	27	17	2	—	46
Interest expense and amortization of debt issuance costs	124	135	34	(102)	191
Interest income	(90)	(17)	(13)	102	(18)
(Gain) loss on change in fair value of derivative instruments, net	8	(13)	(17)	—	(22)
Restructuring charges, net	—	2	4	—	6
Equity in net (income) loss of non-consolidated affiliates	(83)	(25)	—	83	(25)
Other (income) expenses, net	(33)	6	21	—	(6)

	1,306	8,113	2,708	(2,219)	9,908

Income (loss) before income taxes	(6)	153	(7)	(83)	57
Income tax provision (benefit)	14	53	6	—	73

Net income (loss)	(20)	100	(13)	(83)	(16)
Net income attributable to noncontrolling interests	—	—	4	—	4

Net income (loss) attributable to our common shareholder	$(20)	$100	$(17)	$(83)	$(20)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING STATEMENTS OF OPERATIONS
(In millions)

	April 1, 2007 Through May 15, 2007 — Predecessor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$129	$1,020	$359	$(227)	$1,281

Cost of goods sold (exclusive of depreciation and amortization shown below)	131	961	340	(227)	1,205
Selling, general and administrative expenses	29	51	15	—	95
Depreciation and amortization	2	18	8	—	28
Research and development expenses	5	1	—	—	6
Interest expense and amortization of debt issuance costs	12	21	4	(10)	27
Interest income	(9)	(1)	(1)	10	(1)
(Gain) loss on change in fair value of derivative instruments, net	(2)	(19)	1	—	(20)
Restructuring charges, net	—	1	—	—	1
Equity in net (income) loss of non-consolidated affiliates	29	(1)	—	(29)	(1)
Other (income) expenses, net	29	8	(2)	—	35

	226	1,040	365	(256)	1,375

Income (loss) before income taxes	(97)	(20)	(6)	29	(94)
Income tax provision (benefit)	—	3	1	—	4

Net income (loss)	(97)	(23)	(7)	29	(98)
Net loss attributable to noncontrolling interests	—	—	(1)	—	(1)

Net loss attributable to our common shareholder	$(97)	$(23)	$(6)	$29	$(97)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING STATEMENTS OF OPERATIONS
(In millions)

	Three Months Ended March 31, 2007 — Predecessor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$378	$2,228	$723	$(699)	$2,630

Cost of goods sold (exclusive of depreciation and amortization shown below)	377	2,094	675	(699)	2,447
Selling, general and administrative expenses	10	69	20	—	99
Depreciation and amortization	3	38	17	—	58
Research and development expenses	5	2	1	—	8
Interest expense and amortization of debt issuance costs	32	42	7	(27)	54
Interest income	(25)	(3)	(3)	27	(4)
(Gain) loss on change in fair value of derivative instruments , net	2	(29)	(3)	—	(30)
Restructuring charges, net	—	9	—	—	9
Equity in net (income) loss of non-consolidated affiliates	11	(3)	—	(11)	(3)
Other (income) expenses, net	27	17	3	—	47

	442	2,236	717	(710)	2,685

Income (loss) before income taxes	(64)	(8)	6	11	(55)
Income tax provision (benefit)	—	5	2	—	7

Net income (loss)	(64)	(13)	4	11	(62)
Net income attributable to noncontrolling interests	—	—	2	—	2

Net income (loss) attributable to our common shareholder	$(64)	$(13)	$2	$11	$(64)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING STATEMENTS OF OPERATIONS
(In millions)

	Year Ended December 31, 2006 — Predecessor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

Net sales	$1,572	$8,340	$2,822	$(2,885)	$9,849

Cost of goods sold (exclusive of depreciation and amortization shown below)	1,522	8,010	2,670	(2,885)	9,317
Selling, general and administrative expenses	72	269	69	—	410
Depreciation and amortization	15	153	65	—	233
Research and development expenses	28	12	—	—	40
Interest expense and amortization of debt issuance costs	145	152	31	(107)	221
Interest income	(97)	(12)	(13)	107	(15)
(Gain) loss on change in fair value of derivative instruments , net	49	(128)	16	—	(63)
Restructuring charges, net	—	16	3	—	19
Equity in net (income) loss of non-consolidated affiliates	115	(16)	—	(115)	(16)
Other (income) expenses, net	(11)	4	(12)	—	(19)

	1,838	8,460	2,829	(3,000)	10,127

Income (loss) before income taxes	(266)	(120)	(7)	115	(278)
Income tax provision (benefit)	9	(28)	15	—	(4)

Net income (loss)	(275)	(92)	(22)	115	(274)
Net income attributable to noncontrolling interests	—	—	1	—	1

Net income (loss) attributable to our common shareholder	$(275)	$(92)	$(23)	$115	$(275)

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING BALANCE SHEET
(In millions)

	As of March 31, 2009 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$3	$175	$70	$—	$248
Accounts receivable, net of allowances
— third parties	21	761	267	—	1,049
— related parties	411	183	32	(601)	25
Inventories	31	523	239	—	793
Prepaid expenses and other current assets	4	31	16	—	51
Fair value of derivative instruments	—	145	7	(33)	119
Deferred income tax assets	—	192	24	—	216

Total current assets	470	2,010	655	(634)	2,501
Property, plant and equipment, net	162	2,146	491	—	2,799
Goodwill	—	570	12	—	582
Intangible assets, net	—	787	—	—	787
Investments in and advances to non-consolidated affiliates	1,647	719	—	(1,647)	719
Fair value of derivative instruments, net of current portion	—	46	28	(2)	72
Deferred income tax assets	1	3	—	—	4
Other long-term assets	1,028	207	96	(1,228)	103

Total assets	$3,308	$6,488	$1,282	$(3,511)	$7,567

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$3	$4	$44	$—	$51
Short-term borrowings
— third parties	—	231	33	—	264
— related parties	7	330	22	(359)	—
Accounts payable
— third parties	33	458	234	—	725
— related parties	41	157	90	(240)	48
Fair value of derivative instruments	7	540	126	(33)	640
Accrued expenses and other current liabilities	34	395	90	(3)	516
Deferred income tax liabilities	—	—	—	—	—

Total current liabilities	125	2,115	639	(635)	2,244
Long-term debt, net of current portion
— third parties	1,464	852	101	—	2,417
— related parties	223	976	120	(1,228)	91
Deferred income tax liabilities	—	459	10	—	469
Accrued postretirement benefits	27	346	122	—	495
Other long-term liabilities	50	288	5	(1)	342

	1,889	5,036	997	(1,864)	6,058

Commitments and contingencies

Shareholder’s equity
Common stock	—	—	—	—	—
Additional paid-in capital	3,497	—	—	—	3,497
Retained earnings (accumulated deficit)	(1,930)	1,533	325	(1,858)	(1,930)
Accumulated other comprehensive income (loss)	(148)	(81)	(130)	211	(148)

Total equity of our common shareholder	1,419	1,452	195	(1,647)	1,419
Noncontrolling interests	—	—	90	—	90

Total equity	1,419	1,452	285	(1,647)	1,509

Total liabilities and equity	$3,308	$6,488	$1,282	$(3,511)	$7,567

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONSOLIDATING BALANCE SHEET
(In millions)

	As of March 31, 2008 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$12	$177	$137	$—	$326
Accounts receivable, net of allowances
— third parties	38	819	391	—	1,248
— related parties	519	288	34	(810)	31
Inventories	58	992	405	—	1,455
Prepaid expenses and other current assets	4	34	20	—	58
Fair value of derivative instruments	—	187	29	(13)	203
Deferred income tax assets	—	121	4	—	125

Total current assets	631	2,618	1,020	(823)	3,446
Property, plant and equipment, net	178	2,455	724	—	3,357
Goodwill	—	1,741	189	—	1,930
Intangible assets, net	—	888	—	—	888
Investments in and advances to non-consolidated affiliates	3,629	945	1	(3,629)	946
Fair value of derivative instruments, net of current portion	—	18	3	—	21
Deferred income tax assets	4	—	2	—	6
Other long-term assets	1,329	159	135	(1,480)	143

Total assets	$5,771	$8,824	$2,074	$(5,932)	$10,737

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$3	$11	$1	$—	$15
Short-term borrowings
— third parties	—	70	45	—	115
— related parties	5	370	25	(400)	—
Accounts payable
— third parties	84	925	573	—	1,582
— related parties	109	234	88	(376)	55
Fair value of derivative instruments	—	146	15	(13)	148
Accrued expenses and other current liabilities	40	555	113	(4)	704
Deferred income tax liabilities	—	39	—	—	39

Total current liabilities	241	2,350	860	(793)	2,658
Long-term debt, net of current portion
— third parties	1,761	698	101	—	2,560
— related parties	—	1,206	304	(1,510)	—
Deferred income tax liabilities	1	733	20	—	754
Accrued postretirement benefits	23	297	101	—	421
Other long-term liabilities	222	431	19	—	672

	2,248	5,715	1,405	(2,303)	7,065

Commitments and contingencies

Shareholder’s equity
Common stock	—	—	—	—	—
Additional paid-in capital	3,497	—	—	—	3,497
Retained earnings (accumulated deficit)	(20)	3,075	564	(3,639)	(20)
Accumulated other comprehensive income (loss)	46	34	(44)	10	46

Total equity of our common shareholder	3,523	3,109	520	(3,629)	3,523
Noncontrolling interests	—	—	149	—	149

Total equity	3,523	3,109	669	(3,629)	3,672

Total liabilities and equity	$5,771	$8,824	$2,074	$(5,932)	$10,737

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	Year Ended March 31, 2009 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$87	$(139)	$39	$(223)	$(236)

INVESTING ACTIVITIES
Capital expenditures	(8)	(100)	(37)	—	(145)
Proceeds from sales of assets	2	2	1	—	5
Changes to investment in and advances to non-consolidated affiliates	—	20	—	—	20
Proceeds from loans receivable, net — related parties	—	17	—	—	17
Net proceeds from settlement of derivative instruments	2	(77)	67	—	(8)

Net cash provided by (used in) investing activities	(4)	(138)	31	—	(111)

FINANCING ACTIVITIES
Proceeds from issuance of debt
— third parties	—	220	43	—	263
— related parties	91	—	—	—	91
Principal repayments
— third parties	(223)	(11)	(1)	—	(235)
— related parties	41	(89)	(152)	200	—
Short-term borrowings, net
— third parties	—	185	(9)	—	176
— related parties	2	(25)	—	23	—
Dividends
— noncontrolling interests	—	—	(6)	—	(6)
Debt issuance costs	(3)	—	—	—	(3)

Net cash provided by (used in) financing activities	(92)	280	(125)	223	286

Net increase in cash and cash equivalents	(9)	3	(55)	—	(61)
Effect of exchange rate changes on cash balances held in foreign currencies	—	(5)	(12)	—	(17)
Cash and cash equivalents — beginning of period	12	177	137	—	326

Cash and cash equivalents — end of period	$3	$175	$70	$—	$248

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	May 16, 2007 Through March 31, 2008 — Successor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$88	$363	$144	$(190)	$405

INVESTING ACTIVITIES
Capital expenditures	(11)	(143)	(31)	—	(185)
Proceeds from sales of assets	5	2	1	—	8
Changes to investment in and advances to non-consolidated affiliates	(40)	25	(1)	40	24
Proceeds from loans receivable, net — related parties	—	18	—	—	18
Net proceeds from settlement of derivative instruments	12	32	(7)	—	37

Net cash provided by (used in) investing activities	(34)	(66)	(38)	40	(98)

FINANCING ACTIVITIES
Proceeds from issuance of common stock	92	40	—	(40)	92
Proceeds from issuance of debt	300	659	141	—	1,100
Principal repayments
— third parties	(261)	(608)	(140)	—	(1,009)
— related parties	—	(189)	31	158	—
Short-term borrowings, net
— third parties	(45)	(188)	(8)	—	(241)
— related parties	(99)	81	(14)	32	—
Dividends
— noncontrolling interests	—	—	(1)	—	(1)
Debt issuance costs	(37)	—	—	—	(37)

Net cash provided by (used in) financing activities	(50)	(205)	9	150	(96)

Net increase in cash and cash equivalents	4	92	115	—	211
Effect of exchange rate changes on cash balances held in foreign currencies	—	11	2	—	13
Cash and cash equivalents — beginning of period	8	74	20	—	102

Cash and cash equivalents — end of period	$12	$177	$137	$—	$326

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	April 1, 2007 Through May 15, 2007 — Predecessor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

OPERATING ACTIVITIES
Net cash used in operating activities	$(21)	$(181)	$(28)	$—	$(230)
INVESTING ACTIVITIES
Capital expenditures	(1)	(10)	(6)	—	(17)
Changes to investment in and advances to non-consolidated affiliates	—	1	—	—	1
Net proceeds from settlement of derivative instruments	(5)	23	—	—	18

Net cash provided by (used in) investing activities	(6)	14	(6)	—	2

FINANCING ACTIVITIES
Proceeds from issuance of debt	—	150	—	—	150
Principal repayments	—	(1)	—	—	(1)
Short-term borrowings, net
— third parties	45	9	6	—	60
— related parties	(15)	11	4	—	—
Dividends
— noncontrolling interests	—	—	(7)	—	(7)
Debt issuance costs	(2)	—	—	—	(2)
Proceeds from the exercise of stock options	1	—	—	—	1

Net cash provided by financing activities	29	169	3	—	201

Net increase (decrease) in cash and cash equivalents	2	2	(31)	—	(27)
Effect of exchange rate changes on cash balances held in foreign currencies	—	1	—	—	1
Cash and cash equivalents — beginning of period	6	71	51	—	128

Cash and cash equivalents — end of period	$8	$74	$20	$—	$102

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	Three Months Ended March 31, 2007 — Predecessor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$(30)	$(55)	$50	$(52)	$(87)

INVESTING ACTIVITIES
Capital expenditures	(2)	(16)	(6)	—	(24)
Changes to investment in and advances to non-consolidated affiliates	—	1	—	—	1
Proceeds from loans receivable, net — related parties	—	1	—	—	1
Net proceeds from settlement of derivative instruments	—	24	—	—	24

Net cash provided by (used in) investing activities	(2)	10	(6)	—	2

FINANCING ACTIVITIES
Principal repayments	—	(1)	—	—	(1)
Short-term borrowings, net
— third parties	—	113	—	—	113
— related parties	7	5	(12)	—	—
Dividends
— common shareholders	—	(38)	(14)	52	—
Proceeds from the exercise of employee stock options	27	—	—	—	27
Windfall tax benefit on share-based compensation	1	—	—	—	1

Net cash provided by (used in) financing activities	35	79	(26)	52	140

Net increase in cash and cash equivalents	3	34	18	—	55
Cash and cash equivalents — beginning of period	3	37	33	—	73

Cash and cash equivalents — end of period	$6	$71	$51	$—	$128

Novelis Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOVELIS INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
(In millions)

	Year Ended December 31, 2006 — Predecessor
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Consolidated

OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$104	$(9)	$87	$(166)	$16

INVESTING ACTIVITIES
Capital expenditures	(8)	(72)	(36)	—	(116)
Disposal of business, net	(7)	—	—	—	(7)
Proceeds from sales of assets	—	38	—	—	38
Changes to investment in and advances to non-consolidated affiliates	—	3	—	—	3
Proceeds from (advances on) loans receivable, net — related parties	48	(60)	(28)	77	37
Premiums paid to purchase derivative instruments	—	(4)	—	—	(4)
Net proceeds from settlement of derivative instruments	(34)	283	(7)	—	242

Net cash provided by (used in) investing activities	(1)	188	(71)	77	193

FINANCING ACTIVITIES
Proceeds from issuance of debt
— third parties	—	—	41	—	41
— related parties	—	1,300	460	(1,760)	—
Principal repayments
— third parties	(83)	(147)	(123)	—	(353)
— related parties	—	(1,247)	(397)	1,644	—
Short-term borrowings, net
— third parties	—	103	—	—	103
Dividends
— preference shares	—	(12)	—	12	—
— common shareholders	(15)	(175)	(18)	193	(15)
— noncontrolling interests	—	—	(15)	—	(15)
Net receipts from Alcan	5	—	—	—	5
Debt issuance costs	(11)	—	—	—	(11)
Proceeds from the exercise of stock options	2	—	—	—	2

Net cash used in financing activities	(102)	(178)	(52)	89	(243)

Net increase (decrease) in cash and cash equivalents	1	1	(36)	—	(34)
Effect of exchange rate changes on cash balances held in foreign currencies	—	2	5	—	7
Cash and cash equivalents — beginning of period	2	34	64	—	100

Cash and cash equivalents — end of period	$3	$37	$33	$—	$73